Exhibit 99.1
EXPLANATORY NOTE

The Kraft Heinz Company (“we,” “us,” “our,” “Kraft Heinz,” and the “Company”) is filing this exhibit to reflect changes to the presentation of our financial information as set forth in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 (the “2019 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2020, in order to give effect to a change in segment reporting.
As previously disclosed in the Quarterly Report on Form 10-Q for the period ended March 28, 2020 (as filed with the SEC on May 1, 2020), effective in the first quarter of our fiscal year 2020, our internal reporting and reportable segments changed. We moved our Puerto Rico business from the Latin America zone to the United States zone to consolidate and streamline the management of our product categories and supply chain. We also combined our Europe, Middle East, and Africa (“EMEA”), Latin America, and Asia Pacific (“APAC”) zones to form the International zone as a result of certain previously announced organizational changes. Therefore, effective in the first quarter of 2020, we manage and report our operating results through three reportable segments defined by geographic region: United States, International, and Canada. All prior period information has been recast to reflect this change in reportable segments.
This exhibit updates the information in the following items as initially filed in order to reflect the change in segment reporting: Part I. Item 1, Business; Part I. Item 2, Properties; Part II. Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Part II. Item 8, Financial Statements and Supplementary Data. No items in the 2019 Form 10-K other than those identified above are being updated by this filing. Information in the 2019 Form 10-K is generally stated as of December 28, 2019 and this filing does not reflect any subsequent information or events other than the change in segment reporting noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2019 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the events described above. More current information is contained in our Quarterly Reports on Form 10-Q for the periods ended March 28, 2020, June 27, 2020, and September 26, 2020 (the “2020 Form 10-Qs”) and other filings with the SEC. This exhibit should be read in conjunction with the 2019 Form 10-K, the 2020 Form 10-Qs, and any other documents we have filed with the SEC subsequent to February 14, 2020.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Kraft Heinz,” and the “Company” each refer to The Kraft Heinz Company and all of its consolidated subsidiaries.

PART I
Item 1. Business.
General
For 150 years, we have produced some of the world’s most beloved products at The Kraft Heinz Company (Nasdaq: KHC). Our Vision is To Be the Best Food Company, Growing a Better World. We are one of the largest global food and beverage companies, with 2019 net sales of approximately $25 billion. Our portfolio is a diverse mix of iconic and emerging brands. As the guardians of these brands and the creators of innovative new products, we are dedicated to the sustainable health of our people and our planet.
On July 2, 2015, through a series of transactions, we consummated the merger of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly-owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”) (the “2015 Merger”). At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company, and H. J. Heinz Company changed its name to Kraft Heinz Foods Company.
Before the consummation of the 2015 Merger, Heinz was controlled by Berkshire Hathaway Inc. (“Berkshire Hathaway”) and 3G Global Food Holdings, L.P. (“3G Capital”) (together, the “Sponsors”), following their acquisition of H. J. Heinz Company on June 7, 2013.
Reportable Segments
Effective in the first quarter of 2020, our internal reporting and reportable segments changed. We moved our Puerto Rico business from the Latin America zone to the United States zone to consolidate and streamline the management of our product categories and supply chain. We also combined our Europe, Middle East, and Africa (“EMEA”), Latin America, and Asia Pacific (“APAC”) zones to form the International zone as a result of certain previously announced organizational changes.
Therefore, effective in the first quarter of 2020, we manage and report our operating results through three reportable segments defined by geographic region: United States, International, and Canada. Segment financial information has been retrospectively adjusted to reflect these changes.
See Note 22, Segment Reporting, in Item 8, Financial Statements and Supplementary Data, for our geographic financial information by segment.
Trademarks and Intellectual Property
Our trademarks are material to our business and are among our most valuable assets. Depending on the country, trademarks generally remain valid for as long as they are in use or their registration status is maintained. Trademark registrations generally are for renewable, fixed terms. Significant trademarks by segment based on net sales in 2019 were:

Majority Owned and Licensed Trademarks
United States	Kraft, Oscar Mayer, Heinz, Philadelphia, Lunchables, Velveeta, Planters, Maxwell House, Capri Sun*, Kool-Aid, Jell-O, Ore-Ida
International	Heinz, ABC, Master, Kraft, Quero, Golden Circle, Plasmon, Wattie's, Pudliszki, Honig, HP, Benedicta, Karvan Cevitam
Canada	Kraft, Heinz, Philadelphia, Maxwell House, Classico, McCafe*, Tassimo*
    *Used under license. Additionally, our license to use the McCafe brand expired in Canada in December 2019.
We sell certain products under brands we license from third parties. In 2019, brands used under licenses from third parties included Capri Sun packaged drink pouches for sale in the United States, TGI Fridays frozen snacks and appetizers in the United States and Canada, McCafe ground, whole bean, and on-demand single cup coffees in the United States and Canada, and Taco Bell Home Originals Mexican-style food products in U.S. grocery stores. In addition, in our agreements with Mondelēz International, Inc. (“Mondelēz International”) following the spin-off of Kraft from Mondelēz International in 2012, we each granted the other party various licenses to use certain of our and their respective intellectual property rights in named jurisdictions for certain periods of time.
We also own numerous patents worldwide. We consider our portfolio of patents, patent applications, patent licenses under patents owned by third parties, proprietary trade secrets, technology, know-how processes, and related intellectual property rights to be material to our operations. Patents, issued or applied for, cover inventions ranging from packaging techniques to processes relating to specific products and to the products themselves. While our patent portfolio is material to our business, the loss of one patent or a group of related patents would not have a material adverse effect on our business.

Our issued patents extend for varying periods according to the date of the patent application filing or grant and the legal term of patents in the various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends upon the type of patent, the scope of its coverage as determined by the patent office or courts in the country, and the availability of legal remedies in the country.
Research and Development
Our research and development focuses on achieving the following four objectives:
•product innovations, renovations, and new technologies to meet changing consumer needs and drive growth;
•world-class and uncompromising food safety, quality, and consistency;
•superior, customer-preferred product and package performance; and
•continuous process improvement and product optimization in pursuit of cost reductions.
Competition
Our products are sold in highly competitive marketplaces, which have experienced increased concentration and the growing presence of e-commerce retailers, large-format retailers, and discounters. Competitors include large national and international food and beverage companies and numerous local and regional companies. We compete with both branded and private label products sold by retailers, wholesalers, and cooperatives. We compete on the basis of product innovation, price, product quality, nutritional value, service, taste, convenience, brand recognition and loyalty, effectiveness of marketing and distribution, promotional activity, and the ability to identify and satisfy changing consumer preferences. Improving our market position or introducing new products requires substantial advertising and promotional expenditures.
Sales and Customers
Our products are sold through our own sales organizations and through independent brokers, agents, and distributors to chain, wholesale, cooperative and independent grocery accounts, convenience stores, drug stores, value stores, bakeries, pharmacies, mass merchants, club stores, foodservice distributors, and institutions, including hotels, restaurants, hospitals, health care facilities, and certain government agencies. Our products are also sold online through various e-commerce platforms and retailers. Our largest customer, Walmart Inc., represented approximately 21% of our net sales in 2019, 2018, and 2017.
Additionally, we have significant customers in different regions around the world; however, none of these customers are individually material to our consolidated business. In 2019, the five largest customers in our United States segment accounted for approximately 48% of United States segment net sales, the five largest customers in our International segment accounted for approximately 17% of International segment net sales, and the five largest customers in our Canada segment accounted for approximately 73% of our Canada segment net sales.
Net Sales by Product Category
The product categories that contributed 10% or more to consolidated net sales in any of the periods presented were:

	December 28, 2019	December 29, 2018	December 30, 2017
Condiments and sauces	26%	26%	25%
Cheese and dairy	20%	20%	21%
Ambient foods	10%	10%	10%
Meats and seafood	10%	10%	10%
Frozen and chilled foods	9%	10%	10%

Raw Materials and Packaging
We manufacture (and contract for the manufacture of) our products from a wide variety of raw materials. We purchase and use large quantities of commodities, including dairy products, meat products, coffee beans, nuts, tomatoes, potatoes, soybean and vegetable oils, sugar and other sweeteners, corn products, and wheat products, to manufacture our products. In addition, we purchase and use significant quantities of resins, metals, and cardboard to package our products and natural gas to operate our facilities. For commodities that we use across many of our product categories, such as corrugated paper and energy, we coordinate sourcing requirements and centralize procurement to leverage our scale. In addition, some of our product lines and brands separately source raw materials that are specific to their operations. We source these commodities from a variety of providers, including large, international producers and smaller, local, independent sellers. Where appropriate, we seek to establish preferred purchaser status and have developed strategic partnerships with many of our suppliers with the objective of achieving favorable pricing and dependable supply for many of our commodities. The prices of raw materials that we use in our products are affected by external factors, such as global competition for resources, currency fluctuations, severe weather or global climate change, consumer, industrial or investment demand, and changes in governmental regulation and trade, tariffs, alternative energy, and agricultural programs.
Our procurement teams monitor worldwide supply and cost trends so we can obtain ingredients and packaging needed for production at competitive prices. Although the prices of our principal raw materials can be expected to fluctuate, we believe there will be an adequate supply of the raw materials we use and that they are generally available from numerous sources. We use a range of hedging techniques in an effort to limit the impact of price fluctuations on many of our principal raw materials. However, we do not fully hedge against changes in commodity prices, and our hedging strategies may not protect us from increases in specific raw material costs. We actively monitor changes to commodity costs so that we can seek to mitigate the effect through pricing and other operational measures.
Seasonality and Working Capital
Although crops constituting certain of our raw food ingredients are harvested on a seasonal basis, the majority of our products are produced throughout the year.
Seasonal factors inherent in our business change the demand for products, including holidays, changes in seasons, or other annual events. While these factors influence our quarterly net sales, operating income/(loss), and cash flows at the product level, unless the timing of such events shift period-over-period (e.g., a shift in Easter timing), this seasonality does not typically have a significant effect on our consolidated results of operations or segment results.
For information related to our cash flows provided by/(used for) operating activities, including working capital items, see Liquidity and Capital Resources in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of this report.
Employees
We had approximately 37,000 employees as of December 28, 2019.
Regulation
The manufacture and sale of consumer food and beverage products is highly regulated. Our business operations, including the production, transportation, storage, distribution, sale, display, advertising, marketing, labeling, quality and safety of our products and their ingredients, and our occupational safety, health, and privacy practices, are subject to various laws and regulations. These laws and regulations are administered by federal, state, and local government agencies in the United States, as well as government entities and agencies outside the United States in markets where our products are manufactured, distributed or sold. In the United States, our activities are subject to regulation by various federal government agencies, including the Food and Drug Administration, U.S. Department of Agriculture, Federal Trade Commission, Department of Labor, Department of Commerce, and Environmental Protection Agency, as well as various state and local agencies. We are also subject to numerous similar and other laws and regulations outside of the United States, including but not limited to laws and regulations governing food safety, health and safety, anti-corruption, and data privacy. In our business dealings, we are also required to comply with the Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, the Trade Sanctions Reform and Export Enhancement Act, and various other anti-corruption regulations in the regions in which we operate. We rely on legal and operational compliance programs, as well as in-house and outside counsel, to guide our businesses in complying with applicable laws and regulations of the countries in which we do business. In addition, the United Kingdom's withdrawal from the European Union (commonly referred to as “Brexit”) and other regulatory regime changes may add cost and complexity to our compliance efforts.

Environmental Regulation
Our activities throughout the world are highly regulated and subject to government oversight regarding environmental matters. Various laws concerning the handling, storage, and disposal of hazardous materials and the operation of facilities in environmentally sensitive locations may impact aspects of our operations.
In the United States, where a significant portion of our business operates, these laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”). CERCLA imposes joint and several liability on each potentially responsible party. We are involved in a number of active proceedings in the United States under CERCLA (and other similar state actions under similar legislation) related to our current operations and certain closed, inactive, or divested operations for which we retain liability.
As of December 28, 2019, we had accrued an amount we deemed appropriate for environmental remediation. Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our earnings or financial condition. However, it is difficult to predict with certainty the potential impact of future compliance efforts and environmental remedial actions and thus, future costs associated with such matters may exceed current reserves.
Information about our Executive Officers
The following are our executive officers as of February 8, 2020:

Name	Age	Title
Miguel Patricio	53	Chief Executive Officer
Paulo Basilio	45	Global Chief Financial Officer
Carlos Abrams-Rivera	52	U.S. Zone President
Nina Barton	46	Chief Growth Officer
Bruno Keller	38	Zone President Canada
Rashida La Lande	46	Senior Vice President, Global General Counsel and Head of CSR and Government Affairs; Corporate Secretary
Rafael Oliveira	45	Zone President International
Flavio Torres	50	Head of Global Operations
Miguel Patricio became Chief Executive Officer in June 2019. Mr. Patricio had previously served as Chief of Special Global Projects-Marketing at Anheuser-Busch Inbev SA/NV (“AB InBev”), a multinational drink and brewing holdings company, from January 2019 to June 2019. Prior to that, he served as the Chief Marketing Officer at AB InBev since 2012. Prior to his role as Chief Marketing Officer, since joining AB InBev in 1998, he also served as Zone President Asia Pacific, Zone President North America, Vice President Marketing of North America, and Vice President Marketing. Mr. Patricio has also held several senior positions across the Americas at The Coca-Cola Company and Johnson & Johnson. Mr. Patricio also invests in the 3G Special Situation Fund III (the “Fund”); his investment represents less than 1% of the Fund’s assets.
Paulo Basilio became Global Chief Financial Officer in September 2019. Prior to that role, Mr. Basilio served as Chief Business Planning and Development Officer from July 2019 to September 2019 and served as President of the U.S. Commercial Business from October 2017 to June 2019. Mr. Basilio previously served as Executive Vice President and Chief Financial Officer upon the closing of the 2015 Merger until October 2017. He had previously served as Chief Financial Officer of Heinz since June 2013. Previously, Mr. Basilio served as Chief Executive Officer of América Latina Logística (“ALL”), a logistics company, from September 2010 to June 2012, after having served in various roles at ALL, including Chief Operating Officer and Chief Financial Officer. Mr. Basilio has also been a partner of 3G Capital since July 2012.
Carlos Abrams-Rivera joined Kraft Heinz as U.S. Zone President on February 3, 2020. Prior to joining Kraft Heinz, Mr. Abrams-Rivera served as Executive Vice President and President, Campbell Snacks of Campbell Soup Company (“Campbell”), a multinational food company, since May 2019. Prior to that role, Mr. Abrams-Rivera served as President, Campbell Snacks from 2018 to May 2019 and President of Campbell’s Pepperidge Farm subsidiary from 2015 to 2018. Prior to joining Campbell, Mr. Abrams-Rivera held various leadership roles at Mondelēz International and Kraft Foods.

Nina Barton became Chief Growth Officer in September 2019. Prior to assuming her current role, Ms. Barton served as Zone President of Canada and President of Digital Growth from January 2019 to August 2019. Prior to that role, Ms. Barton served as President, Global Digital and Online Growth since October 2017, and from July 2015 through October 2017, she served as Senior Vice President of Marketing, Innovation and Research & Development for the U.S. business. From July 2013 through July 2015, she served as Vice President, Marketing at Kraft Foods Group, Inc. and managed the total coffee portfolio including the Maxwell House, Gevalia, and McCafe brands. Ms. Barton joined Kraft Foods in 2011 as Senior Marketing Director responsible for growing the Philadelphia cream cheese brand. Prior to that, Ms. Barton served in a variety of marketing and brand-building roles in the consumer products industry.
Bruno Keller assumed his current role as Zone President of Canada in September 2019. Previously, Mr. Keller had served as Head of Category Development for Canada since June 2018. From April 2017 to June 2018, he served as Managing Director for South Europe, and from June 2015 to April 2017, he served as Managing Director of Italy. Mr. Keller joined Kraft Heinz in 2014 as Director of Trade Marketing and Revenue Management in Italy. Prior to joining Kraft Heinz, Mr. Keller held management roles at AB InBev, Philip Morris, Pepsico, and Unilever.
Rashida La Lande joined Kraft Heinz as Senior Vice President, Global General Counsel and Corporate Secretary in January 2018. In October 2018, Ms. La Lande’s responsibilities expanded to include leadership of our corporate social responsibility and government affairs functions, and she was later appointed Head of Corporate Social Responsibility and Government Affairs in addition to her role as Senior Vice President, Global General Counsel and Corporate Secretary. Prior to joining Kraft Heinz, Ms. La Lande was a partner at the law firm of Gibson, Dunn & Crutcher, where she practiced from October 2000 to January 2018, and where she advised clients with respect to mergers and acquisitions, leveraged buyouts, private equity deals, and joint ventures. Throughout Ms. La Lande’s career, she has advised companies and private equity sponsors in the consumer products, retail, financial services, and technology industries.
Rafael Oliveira assumed his current role as Zone President International in July 2019. Prior to that role, he served as Zone President of EMEA from October 2016 to June 2019 after serving as the Managing Director of Kraft Heinz UK & Ireland. Mr. Oliveira joined Kraft Heinz in July 2014 and served as President of Kraft Heinz Australia, New Zealand, and Papua New Guinea until September 2016. Prior to joining Kraft Heinz, Mr. Oliveira spent 17 years in the financial industry, the final 10 of which he held a variety of leadership positions with Goldman Sachs.
Flavio Torres joined Kraft Heinz as Head of Global Operations in January 2020. Prior to joining Kraft Heinz, Mr. Torres served as Global Operations VP of AB InBev, a multinational drink and brewing holdings company, from 2017 to 2019. Prior to that role, Mr. Torres served as Supply Chain VP at Ambev S.A., a subsidiary of AB InBev, from 2014 to 2016. Mr. Torres joined AB InBev in 1994 and served in positions of increasing responsibility during his tenure.
Available Information
Our website address is www.kraftheinzcompany.com. The information on our website is not, and shall not be deemed to be, a part of this Annual Report on Form 10-K or incorporated into any other filings we make with the Securities and Exchange Commission (the “SEC”). Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are available free of charge on our website as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including Kraft Heinz, that are electronically filed with the SEC.
Item 2. Properties.
Our corporate co-headquarters are located in Pittsburgh, Pennsylvania and Chicago, Illinois. Our co-headquarters are leased and house certain executive offices, our U.S. business units, and our administrative, finance, legal, and human resource functions. We maintain additional owned and leased offices throughout the regions in which we operate.
We manufacture our products in our network of manufacturing and processing facilities located throughout the world. As of December 28, 2019, we operated 83 manufacturing and processing facilities. We own 80 and lease three of these facilities. Our manufacturing and processing facilities count by segment as of December 28, 2019 was:

	Owned	Leased
United States	40	1
International	39	1
Canada	1	1

We maintain all of our manufacturing and processing facilities in good condition and believe they are suitable and are adequate for our present needs. We also enter into co-manufacturing arrangements with third parties if we determine it is advantageous to outsource the production of any of our products.
In 2019, we divested certain assets and operations, predominantly in Canada and India, including one owned manufacturing facility in Canada and one owned and one leased facility in India. See Note 4, Acquisitions and Divestitures, in Item 8, Financial Statements and Supplementary Data, for additional information on these transactions.
PART II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Overview
Description of the Company:
We manufacture and market food and beverage products, including condiments and sauces, cheese and dairy, meals, meats, refreshment beverages, coffee, and other grocery products throughout the world.
Effective in the first quarter of 2020, our internal reporting and reportable segments changed. We moved our Puerto Rico business from the Latin America zone to the United States zone to consolidate and streamline the management of our product categories and supply chain. We also combined our EMEA, Latin America, and APAC zones to form the International zone as a result of certain previously announced organizational changes.
Therefore, effective in the first quarter of 2020, we manage and report our operating results through three reportable segments defined by geographic region: United States, International, and Canada. Segment financial information has been retrospectively adjusted to reflect these changes.
See Note 22, Segment Reporting, in Item 8, Financial Statements and Supplementary Data, to the consolidated financial statements for our financial information by segment.
See below for discussion and analysis of our financial condition and results of operations for 2019 compared to 2018 and 2018 compared to 2017.
Items Affecting Comparability of Financial Results
Impairment Losses:
Our 2019 results of operations reflect goodwill impairment losses of $1.2 billion and intangible asset impairment losses of $702 million compared to goodwill impairment losses of $7.0 billion and intangible asset impairment losses of $8.9 billion in 2018. See Note 9, Goodwill and Intangible Assets, in Item 8, Financial Statements and Supplementary Data, for additional information on these impairment losses.
Results of Operations
We disclose in this report certain non-GAAP financial measures. These non-GAAP financial measures assist management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our underlying operations. For additional information and reconciliations from our consolidated financial statements see Non-GAAP Financial Measures.
Consolidated Results of Operations
Summary of Results:

	December 28, 2019	December 29, 2018	% Change	December 29, 2018	December 30, 2017	% Change
	(in millions, except per share data)			(in millions, except per share data)
Net sales	$24,977	$26,268	(4.9)%	$26,268	$26,076	0.7%
Operating income/(loss)	3,070	(10,205)	130.1%	(10,205)	6,057	(268.5)%
Net income/(loss) attributable to common shareholders	1,935	(10,192)	119.0%	(10,192)	10,941	(193.2)%
Diluted EPS	1.58	(8.36)	118.9%	(8.36)	8.91	(193.8)%

Net Sales:

	December 28, 2019	December 29, 2018	% Change	December 29, 2018	December 30, 2017	% Change
	(in millions)			(in millions)
Net sales	$24,977	$26,268	(4.9)%	$26,268	$26,076	0.7%
Organic Net Sales(a)	24,961	25,393	(1.7)%	25,486	25,281	0.8%
(a)     Organic Net Sales is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Fiscal Year 2019 Compared to Fiscal Year 2018:
Net sales decreased 4.9% to $25.0 billion in 2019 compared to $26.3 billion in 2018 primarily due to the unfavorable impacts of foreign currency (1.9 pp) and acquisitions and divestitures (1.3 pp). Organic Net Sales decreased 1.7% to $25.0 billion in 2019 compared to $25.4 billion in 2018 due to unfavorable volume/mix (1.8 pp), partially offset by higher pricing (0.1 pp). Volume/mix was unfavorable in the United States and International segments, which was partially offset by growth in Canada. Higher pricing in the United States and International segments was partially offset by lower pricing in Canada.
Fiscal Year 2018 Compared to Fiscal Year 2017:
Net sales increased 0.7% to $26.3 billion in 2018 compared to $26.1 billion in 2017, despite the unfavorable impact of foreign currency (0.6 pp) and the net favorable impact of acquisitions and divestitures (0.5 pp). Organic Net Sales increased 0.8% to $25.5 billion in 2018 compared to $25.3 billion in 2017 driven by favorable volume/mix (0.8 pp). Volume/mix was favorable in the International and United States segments, which more than offset unfavorable volume/mix in Canada. Pricing was flat, with higher pricing in the International segment offset by lower pricing in the United States and Canada segments.
Net Income/(Loss):

	December 28, 2019	December 29, 2018	% Change	December 29, 2018	December 30, 2017	% Change
	(in millions)			(in millions)
Operating income/(loss)	$3,070	$(10,205)	130.1%	$(10,205)	$6,057	(268.5)%
Net income/(loss) attributable to common shareholders	1,935	(10,192)	119.0%	(10,192)	10,941	(193.2)%
Adjusted EBITDA(a)	6,064	7,024	(13.7)%	7,024	7,664	(8.3)%
(a)    Adjusted EBITDA is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Fiscal Year 2019 Compared to Fiscal Year 2018:
Operating income/(loss) increased 130.1% to income of $3.1 billion in 2019 compared to a loss of $10.2 billion in 2018. This increase was primarily driven by lower impairment losses in the current year. Impairment losses were $1.9 billion in 2019 compared to $15.9 billion in 2018. Excluding the impact of these impairment losses, operating income/(loss) decreased by $762 million primarily due to lower Organic Net Sales, higher supply chain costs, the unfavorable impact of foreign currency (0.8 pp), higher general corporate expenses, and the unfavorable impact of divestitures, partially offset by lower restructuring expenses in the current period. See Note 9, Goodwill and Intangible Assets, in Item 8, Financial Statements and Supplementary Data, for additional information on our impairment losses.
Net income/(loss) attributable to common shareholders increased 119.0% to income of $1.9 billion in 2019 compared to a loss of $10.2 billion in 2018. This change was driven by the operating income/(loss) factors described above (primarily lower impairment losses in 2019 compared to 2018) and favorable impacts in other expense/(income), partially offset by a higher effective tax rate and higher interest expense, detailed as follows.
•Other expense/(income) was $952 million of income in 2019 compared to $168 million of income in 2018. This increase was primarily driven by a $420 million net gain on sales of businesses in 2019 compared to a $15 million loss on sale of our South Africa subsidiary in 2018, a $162 million non-cash settlement charge in the prior year related to the wind-up of our Canadian salaried and Canadian hourly defined benefit pension plans, and a $136 million decrease in nonmonetary currency devaluation losses related to our Venezuelan operations as compared to the prior year period. The $420 million net gain on sales of businesses in 2019 consisted of a $249 million gain on the sale of Heinz India Private Limited (“Heinz India”) (“Heinz India Transaction”), a $242 million gain on the sale of certain assets in our natural cheese business in Canada (“Canada Natural Cheese Transaction”), and a $71 million loss on an anticipated sale of a subsidiary within our International segment.

•The effective tax rate was 27.4% in 2019 on pre-tax income compared to 9.4% in 2018 on a pre-tax loss. The 2019 effective tax rate was higher primarily driven by lower non-deductible goodwill impairments, partially offset by a more favorable geographic mix of pre-tax income in various non-U.S. jurisdictions and a decrease in unfavorable rate reconciling items. Current year unfavorable impacts primarily related to non-deductible goodwill impairments, the impact of the federal tax on global intangible low-taxed income (“GILTI”), an increase in uncertain tax position reserves, the establishment of certain state valuation allowance reserves, and the tax impacts from the Heinz India and Canada Natural Cheese Transactions. These impacts were partially offset by the reversal of certain withholding tax obligations and changes in estimates of certain 2018 U.S. income and deductions.
•Interest expense was $1.4 billion in 2019 compared to $1.3 billion in 2018. This increase was primarily driven by a $98 million loss on extinguishment of debt recognized in connection with our debt tender offers and redemptions completed in 2019. Excluding the impact of the loss on extinguishment of debt, interest expense was generally flat as compared to the prior year period.
Adjusted EBITDA decreased 13.7% to $6.1 billion in 2019 compared to $7.0 billion in 2018. This decrease was primarily due to lower Organic Net Sales, higher supply chain costs, the unfavorable impact of foreign currency (2.8 pp), higher general corporate expenses, and the unfavorable impact of divestitures.
Fiscal Year 2018 Compared to Fiscal Year 2017:
Operating income/(loss) decreased 268.5% to a loss of $10.2 billion in 2018 compared to income of $6.1 billion in 2017. This decrease was primarily due to higher impairment losses in 2018. Impairment losses were $15.9 billion in 2018 compared to $49 million in 2017. The remaining $375 million decrease in operating income/(loss) was due to higher input costs and strategic investments. These decreases to operating income/(loss) were partially offset by lower expenses related to our multi-year program announced following the 2015 Merger (the “Integration Program”) and other restructuring expenses, the favorable impact of foreign currency (4.1 pp), the benefit from the postemployment benefits accounting change adopted in the first quarter of 2018, savings from Integration Program and other restructuring activities, and productivity savings. See Note 9, Goodwill and Intangible Assets, in Item 8, Financial Statements and Supplementary Data, for additional information on our impairment losses.
Net income/(loss) attributable to common shareholders decreased 193.2% to a loss of $10.2 billion in 2018 compared to income of $10.9 billion in 2017. The decrease was primarily due to the operating income/(loss) factors described above (primarily higher impairment losses in 2018), as well as a lower tax benefit, unfavorable changes in other expense/(income), and higher interest expense, which are detailed as follows:
•The effective tax rate was a benefit of 9.4% in 2018 on a pre-tax loss compared to a benefit of 100.6% in 2017 on pre-tax income. The 2018 effective tax rate was lower, primarily due to a decrease in the U.S. federal statutory rate, non-deductible items (including goodwill impairments, nonmonetary currency devaluation losses, and the wind-up of non-U.S. pension plans), the impact of the federal tax on GILTI, and the revaluation of our deferred tax balances due to changes in state tax laws following U.S. Tax Reform, which were partially offset by the benefit from intangible asset impairment losses in the fourth quarter of 2018.
•Other expense/(income) was $168 million of income in 2018 compared to $627 million of income in 2017. This decrease was primarily due to a $162 million non-cash settlement charge in 2018 related to the wind-up of our Canadian salaried and Canadian hourly defined benefit pension plans compared to a $177 million non-cash curtailment gain from postretirement plan remeasurements in 2017. This decrease was also driven by a $110 million increase in nonmonetary currency devaluation losses related to our Venezuelan operations. There was also a $15 million loss on sale of business in 2018.
•Interest expense was $1.3 billion in 2018 compared to $1.2 billion in 2017. This increase was primarily driven by $3.0 billion aggregate principal amount of long-term debt issued in June 2018.
Adjusted EBITDA decreased 8.3% to $7.0 billion in 2018 compared to $7.7 billion in 2017, primarily due to higher input costs, strategic investments, higher overhead costs, and the unfavorable impact of foreign currency (0.5 pp), partially offset by savings from Integration Program and other restructuring activities, and productivity savings.

Diluted EPS:

	December 28, 2019	December 29, 2018	% Change	December 29, 2018	December 30, 2017	% Change
	(in millions, except per share data)			(in millions, except per share data)
Diluted EPS	$1.58	$(8.36)	118.9%	(8.36)	8.91	(193.8)%
Adjusted EPS(a)	2.85	3.51	(18.8)%	3.51	3.50	0.3%
(a)    Adjusted EPS is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Fiscal Year 2019 Compared to Fiscal Year 2018:
Diluted EPS increased 118.9% to earnings of $1.58 in 2019 compared to a loss of $8.36 in 2018 primarily driven by the net income/(loss) attributable to common shareholders factors discussed above.

	December 28, 2019	December 29, 2018	$ Change	% Change
Diluted EPS	$1.58	$(8.36)	$9.94	118.9%
Integration and restructuring expenses	0.07	0.32	(0.25)
Deal costs	0.02	0.02	—
Unrealized losses/(gains) on commodity hedges	(0.04)	0.01	(0.05)
Impairment losses	1.38	11.28	(9.90)
Losses/(gains) on sale of business	(0.23)	0.01	(0.24)
Other losses/(gains) related to acquisitions and divestitures	—	0.02	(0.02)
Nonmonetary currency devaluation	0.01	0.12	(0.11)
Debt prepayment and extinguishment costs	0.06	—	0.06
U.S. Tax Reform discrete income tax expense/(benefit)	—	0.09	(0.09)
Adjusted EPS(a)	$2.85	$3.51	$(0.66)	(18.8)%

Key drivers of change in Adjusted EPS(a):
Results of operations			$(0.64)
Results of divested operations			(0.05)
Interest expense			0.01
Other expense/(income)			0.02
			$(0.66)
(a)     Adjusted EPS is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Adjusted EPS decreased 18.8% to $2.85 in 2019 compared to $3.51 in 2018 primarily due to lower Adjusted EBITDA and higher depreciation and amortization expenses, partially offset by favorable changes in other expense/(income) and lower interest expense.

Fiscal Year 2018 Compared to Fiscal Year 2017:
Diluted EPS decreased 193.8% to a loss of $8.36 in 2018 compared to earnings of $8.91 in 2017, primarily due to the net income/(loss) attributable to common shareholders factors discussed above.

	December 29, 2018	December 30, 2017	$ Change	% Change
Diluted EPS	$(8.36)	$8.91	$(17.27)	(193.8)%
Integration and restructuring expenses	0.32	0.24	0.08
Deal costs	0.02	—	0.02
Unrealized losses/(gains) on commodity hedges	0.01	0.01	—
Impairment losses	11.28	0.03	11.25
Losses/(gains) on sale of business	0.01	—	0.01
Other losses/(gains) related to acquisitions and divestitures	0.02	—	0.02
Nonmonetary currency devaluation	0.12	0.03	0.09
U.S. Tax Reform discrete income tax expense/(benefit)	0.09	(5.72)	5.81
Adjusted EPS(a)	$3.51	$3.50	$0.01	0.3%

Key drivers of change in Adjusted EPS(a):
Results of operations			$(0.37)
Interest expense			(0.03)
Effective tax rate			0.39
Effect of dilutive equity awards			0.02
			$0.01
(a)     Adjusted EPS is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Adjusted EPS increased 0.3% to $3.51 in 2018 compared to $3.50 in 2017, driven by lower taxes on adjusted earnings in 2018, the benefit from the postemployment benefits accounting change adopted in the first quarter of 2018, and the effect of dilutive equity awards, partially offset by lower Adjusted EBITDA, higher interest expense, and higher depreciation and amortization in 2018. We have excluded the effect of dilutive equity awards in 2018 as their inclusion would have had an anti-dilutive effect on EPS because of the net loss attributable to common shareholders. In 2017, the effect of dilutive equity awards was included.
Results of Operations by Segment
Management evaluates segment performance based on several factors, including net sales, Organic Net Sales, and Segment Adjusted EBITDA. Segment Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, we exclude, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and equity award compensation expense (excluding integration and restructuring expenses). Segment Adjusted EBITDA is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations.
Under highly inflationary accounting, the financial statements of a subsidiary are remeasured into our reporting currency (U.S. dollars) based on the legally available exchange rate at which we expect to settle the underlying transactions. Exchange gains and losses from the remeasurement of monetary assets and liabilities are reflected in net income/(loss), rather than accumulated other comprehensive income/(losses) on the balance sheet, until such time as the economy is no longer considered highly inflationary. The exchange gains and losses from remeasurement are recorded in current net income/(loss) and are classified within other expense/(income), as nonmonetary currency devaluation. See Note 15, Venezuela - Foreign Currency and Inflation, and Note 2, Significant Accounting Policies, in Item 8, Financial Statements and Supplementary Data, for additional information.

Net Sales:

	December 28, 2019	December 29, 2018	December 30, 2017
	(in millions)
Net sales:
United States	$17,844	$18,218	$18,324
International	5,251	5,877	5,575
Canada	1,882	2,173	2,177
Total net sales	$24,977	$26,268	$26,076
Organic Net Sales:

	2019 Compared to 2018		2018 Compared to 2017
	December 28, 2019	December 29, 2018	December 29, 2018	December 30, 2017
	(in millions)
Organic Net Sales(a):
United States	$17,844	$18,218	$18,218	$18,324
International	5,417	5,443	5,533	5,210
Canada	1,700	1,732	1,735	1,747
Total Organic Net Sales	$24,961	$25,393	$25,486	$25,281
(a)     Organic Net Sales is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Drivers of the changes in net sales and Organic Net Sales were:

	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
2019 Compared to 2018
United States	(2.0)%	0.0 pp	0.0 pp	(2.0)%	0.4 pp	(2.4) pp
International	(10.6)%	(7.6) pp	(2.5) pp	(0.5)%	0.6 pp	(1.1) pp
Canada	(13.4)%	(2.1) pp	(9.4) pp	(1.9)%	(3.4) pp	1.5 pp
Kraft Heinz	(4.9)%	(1.9) pp	(1.3) pp	(1.7)%	0.1 pp	(1.8) pp

2018 Compared to 2017
United States	(0.6)%	0.0 pp	0.0 pp	(0.6)%	(0.9) pp	0.3 pp
International	5.4%	(3.0) pp	2.2 pp	6.2%	3.7 pp	2.5 pp
Canada	(0.2)%	(0.3) pp	0.7 pp	(0.6)%	(0.4) pp	(0.2) pp
Kraft Heinz	0.7%	(0.6) pp	0.5 pp	0.8%	0.0 pp	0.8 pp

Adjusted EBITDA:

	December 28, 2019	December 29, 2018	December 30, 2017
	(in millions)
Segment Adjusted EBITDA:
United States	$4,829	$5,242	$5,898
International	1,004	1,335	1,238
Canada	487	608	636
General corporate expenses	(256)	(161)	(108)
Depreciation and amortization (excluding integration and restructuring expenses)	(985)	(919)	(907)
Integration and restructuring expenses	(102)	(297)	(583)
Deal costs	(19)	(23)	—
Unrealized gains/(losses) on commodity hedges	57	(21)	(19)
Impairment losses	(1,899)	(15,936)	(49)
Equity award compensation expense (excluding integration and restructuring expenses)	(46)	(33)	(49)
Operating income	3,070	(10,205)	6,057
Interest expense	1,361	1,284	1,234
Other expense/(income)	(952)	(168)	(627)
Income/(loss) before income taxes	$2,661	$(11,321)	$5,450
United States:

	2019 Compared to 2018			2018 Compared to 2017
	December 28, 2019	December 29, 2018	% Change	December 29, 2018	December 30, 2017	% Change
	(in millions)			(in millions)
Net sales	$17,844	$18,218	(2.0)%	$18,218	$18,324	(0.6)%
Organic Net Sales(a)	17,844	18,218	(2.0)%	18,218	18,324	(0.6)%
Segment Adjusted EBITDA	4,829	5,242	(7.9)%	5,242	5,898	(11.1)%
(a)     Organic Net Sales is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Fiscal Year 2019 Compared to Fiscal Year 2018:
Net sales and Organic Net Sales both decreased 2.0% to $17.8 billion in 2019 compared to $18.2 billion in 2018. This decrease was primarily due to unfavorable volume/mix (2.4 pp), partially offset by higher pricing (0.4 pp). Unfavorable volume/mix was primarily due to unfavorable changes in retail inventory levels versus the prior year and lower shipments in meat, cheese, and coffee, partially offset by growth in nuts as well as condiments and sauces. Higher pricing was primarily driven by price increases to reflect higher key-commodity costs for meat and cheese, which more than offset lower key-commodity driven pricing on coffee and nuts.
Segment Adjusted EBITDA decreased 7.9% to $4.8 billion in 2019 compared to $5.2 billion in 2018. This decrease was primarily due to lower Organic Net Sales, cost inflation in procurement and manufacturing, strategic investments, and supply chain losses.
Fiscal Year 2018 Compared to Fiscal Year 2017:
Net sales and Organic Net Sales decreased 0.6% to $18.2 billion in 2018 compared to $18.3 billion in 2017 primarily due to lower pricing (0.9 pp), partially offset by favorable volume/mix (0.3 pp). Pricing was lower across most categories, particularly in ready-to-drink beverages, cheese, and meat, partially offset by increases in boxed dinners and condiments and sauces. Favorable volume/mix across several categories, particularly in ready-to-drink beverages, was partially offset by lower shipments in cheese.
Segment Adjusted EBITDA decreased 11.1% to $5.2 billion in 2018 compared to $5.9 billion in 2017 primarily due to non-key commodity cost inflation, lower Organic Net Sales, strategic investments, and higher overhead costs, partially offset by favorable key commodity costs, and Integration Program savings.

International:

	2019 Compared to 2018			2018 Compared to 2017
	December 28, 2019	December 29, 2018	% Change	December 29, 2018	December 30, 2017	% Change
	(in millions)			(in millions)
Net sales	$5,251	$5,877	(10.6)%	$5,877	$5,575	5.4%
Organic Net Sales(a)	5,417	5,443	(0.5)%	5,533	5,210	6.2%
Segment Adjusted EBITDA	1,004	1,335	(24.8)%	1,335	1,238	7.9%
(a)    Organic Net Sales is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Fiscal Year 2019 Compared to Fiscal Year 2018:
Net sales decreased 10.6% to $5.3 billion in 2019 compared to $5.9 billion in 2018 primarily due to the unfavorable impacts of foreign currency (7.6 pp, including 3.8 pp from the devaluation of the Venezuelan bolivar) and acquisitions and divestitures (2.5 pp). Organic Net Sales decreased 0.5% to $5.4 billion in 2019 compared to $5.4 billion in 2018 due to unfavorable volume/mix (1.1 pp), partially offset by higher pricing (0.6 pp). Unfavorable volume/mix was primarily due to ongoing weakness in infant nutrition, lower shipments in frozen, the adverse impact of extended negotiations with key retailers, and lower shipments in meals, partially offset by growth in foodservice and condiments and sauces. Higher pricing was primarily driven by increases in Latin America and the United Kingdom.
Segment Adjusted EBITDA decreased 24.8% to $1.0 billion in 2019 compared to $1.3 billion in 2018, including the unfavorable impacts of foreign currency (14.3 pp, including 11.0 pp from the devaluation of the Venezuelan bolivar) and costs not expected to repeat, from a combination of higher labor-related expenses from the impact of the Holidays Act in New Zealand, as well as asset- and inventory-related write-offs in Australia, New Zealand, and Latin America. Excluding these factors, the decrease in Segment Adjusted EBITDA was primarily due to higher supply chain costs and the Heinz India Transaction which closed on January 30, 2019.
Fiscal Year 2018 Compared to Fiscal Year 2017:
Net sales increased 5.4% to $5.9 billion in 2018 compared to $5.6 billion in 2017 including the favorable impact of acquisitions and divestitures (2.2 pp) and the unfavorable impact of foreign currency (3.0 pp, including 2.8 pp from the devaluation of the Venezuelan bolivar). Organic Net Sales increased 6.2% to $5.5 billion in 2018 compared to $5.2 billion in 2017 driven by higher pricing (3.7 pp) and favorable volume/mix (2.5 pp). Pricing was higher primarily driven by highly inflationary environments in certain markets within Latin America, higher pricing in Middle East and Africa, and favorable timing of promotional activity versus the prior year in the United Kingdom, partially offset by lower pricing in eastern Europe. Favorable volume/mix was primarily driven by growth in condiments and sauces, including the addition of Kraft products in certain regions, and gains in foodservice.
Segment Adjusted EBITDA increased 7.9% to $1.3 billion in 2018 compared to $1.2 billion in 2017, including the unfavorable impact of foreign currency (3.8 pp, including 5.1 pp from the devaluation of the Venezuelan bolivar). Excluding the currency impact, the increase was primarily driven by Organic Net Sales growth and productivity savings, partially offset by higher supply chain costs.
Canada:

	2019 Compared to 2018			2018 Compared to 2017
	December 28, 2019	December 29, 2018	% Change	December 29, 2018	December 30, 2017	% Change
	(in millions)			(in millions)
Net sales	$1,882	$2,173	(13.4)%	$2,173	$2,177	(0.2)%
Organic Net Sales(a)	1,700	1,732	(1.9)%	1,735	1,747	(0.6)%
Segment Adjusted EBITDA	487	608	(19.9)%	608	636	(4.4)%
(a)    Organic Net Sales is a non-GAAP financial measure. See the Non-GAAP Financial Measures section at the end of this item.
Fiscal Year 2019 Compared to Fiscal Year 2018:
Net sales decreased 13.4% to $1.9 billion in 2019 compared to $2.2 billion in 2018 primarily due to the unfavorable impacts of acquisitions and divestitures (9.4 pp) and foreign currency (2.1 pp). Organic Net Sales decreased 1.9% to $1.7 billion in 2019 compared to $1.7 billion in 2018 due to lower pricing (3.4 pp), partially offset by favorable volume/mix (1.5 pp). Pricing was lower across categories, primarily due to higher promotional costs versus the prior year, particularly in condiments and sauces and cheese. Favorable volume/mix was primarily driven by growth in condiments and sauces, spreads, and cheese.

Segment Adjusted EBITDA decreased 19.9% to $487 million in 2019 compared to $608 million in 2018 partially due to the unfavorable impact of foreign currency (1.9 pp). Excluding the currency impact, Segment Adjusted EBITDA decreased primarily due to lower Organic Net Sales, the Canada Natural Cheese Transaction which closed on July 2, 2019, and higher input costs.
Fiscal Year 2018 Compared to Fiscal Year 2017:
Net sales decreased 0.2% to $2.2 billion in 2018 compared to $2.2 billion in 2017 including the unfavorable impact of foreign currency (0.3 pp) and the favorable impact of acquisitions and divestitures (0.7 pp). Organic Net Sales decreased 0.6% to $1.7 billion in 2018 compared to $1.7 billion in 2017 due to lower pricing (0.4 pp) and unfavorable volume/mix (0.2 pp). Lower pricing in cheese was partially offset by increases across a number of categories, particularly in foodservice. Unfavorable volume/mix was primarily due to lower shipments in spreads and condiments and sauces. These declines were partially offset by higher shipments in cheese and coffee, primarily due to earlier execution of go-to-market agreements with key retailers.
Segment Adjusted EBITDA decreased 4.4% to $608 million in 2018 compared to $636 million in 2017, partially due to the unfavorable impact of foreign currency (0.3 pp). Excluding the currency impact, Segment Adjusted EBITDA decreased primarily due to lower pricing, higher overhead costs, and higher input costs in local currency.
Critical Accounting Estimates
Note 2, Significant Accounting Policies, in Item 8, Financial Statements and Supplementary Data, includes a summary of the significant accounting policies we used to prepare our consolidated financial statements. The following is a review of the more significant assumptions and estimates as well as accounting policies we used to prepare our consolidated financial statements.
Revenue Recognition:
Our revenues are primarily derived from customer orders for the purchase of our products. We recognize revenues as performance obligations are fulfilled when control passes to our customers. We record revenues net of variable consideration, including consumer incentives and performance obligations related to trade promotions, excluding taxes, and including all shipping and handling charges billed to customers (accounting for shipping and handling charges that occur after the transfer of control as fulfillment costs). We also record a refund liability for estimated product returns and customer allowances as reductions to revenues within the same period that the revenue is recognized. We base these estimates principally on historical and current period experience factors. We recognize costs paid to third party brokers to obtain contracts as expenses as our contracts are generally less than one year.
Advertising, Consumer Incentives, and Trade Promotions:
We promote our products with advertising, consumer incentives, and performance obligations related to trade promotions. Consumer incentives and trade promotions include, but are not limited to, discounts, coupons, rebates, performance-based in-store display activities, and volume-based incentives. Variable consideration related to consumer incentive and trade promotion activities is recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization, redemption rates, and/or current period experience factors. We review and adjust these estimates at least quarterly based on actual experience and other information.
Advertising expenses are recorded in selling, general and administrative expenses (“SG&A”). For interim reporting purposes, we charge advertising to operations as a percentage of estimated full year sales activity and marketing costs. We then review and adjust these estimates each quarter based on actual experience and other information. We recorded advertising expenses of $534 million in 2019, $584 million in 2018, and $629 million in 2017, which represented costs to obtain physical advertisement spots in television, radio, print, digital, and social channels. We also incur other advertising and marketing costs such as shopper marketing, sponsorships, and agency advertisement conception, design, and public relations fees. Total advertising and marketing costs were $1.1 billion in 2019, 2018, and 2017.
Goodwill and Intangible Assets:
We maintain 19 reporting units, 11 of which comprise our goodwill balance. These 11 reporting units had an aggregate carrying amount of $35.5 billion as of December 28, 2019. Our indefinite-lived intangible asset balance primarily consists of a number of individual brands, which had an aggregate carrying amount of $43.4 billion as of December 28, 2019.

We test our reporting units and brands for impairment annually as of the first day of our second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit or brand is less than its carrying amount. Such events and circumstances could include a sustained decrease in our market capitalization, increased competition or unexpected loss of market share, increased input costs beyond projections (for example due to regulatory or industry changes), disposals of significant brands or components of our business, unexpected business disruptions (for example due to a natural disaster or loss of a customer, supplier, or other significant business relationship), unexpected significant declines in operating results, significant adverse changes in the markets in which we operate, or changes in management strategy. We test reporting units for impairment by comparing the estimated fair value of each reporting unit with its carrying amount. We test brands for impairment by comparing the estimated fair value of each brand with its carrying amount. If the carrying amount of a reporting unit or brand exceeds its estimated fair value, we record an impairment loss based on the difference between fair value and carrying amount, in the case of reporting units, not to exceed the associated carrying amount of goodwill.
Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual reporting units and brands requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax considerations, discount rates, growth rates, royalty rates, contributory asset charges, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, including as a result of updates to our global five-year operating plan, then one or more of our reporting units or brands might become impaired in the future. We are currently actively reviewing the enterprise strategy for the Company. As part of this strategic review, we expect to develop updates to the five-year operating plan in 2020, which could impact the allocation of investments among reporting units and brands and impact growth expectations and fair value estimates. Additionally, as a result of this strategic review process, we could decide to divest certain non-strategic assets. As a result, the ongoing development of the enterprise strategy and underlying detailed business plans could lead to the impairment of one or more of our reporting units or brands in the future, or a decision to amortize indefinite-lived intangible assets over a defined period of time.
As detailed in Note 9, Goodwill and Intangible Assets, in Item 8, Financial Statements and Supplementary Data, we recorded impairment losses related to goodwill and indefinite-lived intangible assets in the current year and in the prior year. Our reporting units and brands that were impaired in 2018 and 2019 were written down to their respective fair values resulting in zero excess fair value over carrying amount as of the applicable impairment test dates. Accordingly, these and other individual reporting units and brands that have 20% or less excess fair value over carrying amount as of their latest 2019 impairment testing date have a heightened risk of future impairments if any assumptions, estimates, or market factors change in the future. Reporting units with 10% or less fair value over carrying amount had an aggregate goodwill carrying amount of $32.4 billion as of their latest 2019 impairment testing date and included U.S. Grocery, U.S. Refrigerated, U.S. Foodservice, Canada Retail, Canada Foodservice, Latin America Exports, and EMEA East. Reporting units with between 10-20% fair value over carrying amount had an aggregate goodwill carrying amount of $676 million as of their latest 2019 impairment testing date and included Continental Europe and Northeast Asia. The aggregate goodwill carrying amount of reporting units with fair value over carrying amount between 20-50% was $2.4 billion and there were no reporting units with fair value over carrying amount in excess of 50% as of their latest 2019 impairment testing date. Brands with 10% or less fair value over carrying amount had an aggregate carrying amount after impairment of $26.2 billion as of their latest 2019 impairment testing date and included: Kraft, Philadelphia, Velveeta, Lunchables, Miracle Whip, Planters, Maxwell House, Cool Whip, and ABC. Brands with between 10-20% fair value over carrying amount had an aggregate carrying amount of $3.7 billion as of their latest 2019 impairment testing date and included Oscar Mayer, Jet Puffed, Wattie’s, and Quero. The aggregate carrying amount of brands with fair value over carrying amount between 20-50% was $4.2 billion as of their latest 2019 impairment testing date. Although the remaining brands, with a carrying value of $9.2 billion, have more than 50% excess fair value over carrying amount as of their latest 2019 impairment testing date, these amounts are also associated with the 2013 Heinz acquisition and the 2015 Merger and are recorded on the balance sheet at their estimated acquisition date fair values. Therefore, if any estimates, market factors, or assumptions, including those related to our enterprise strategy or business plans, change in the future, these amounts are also susceptible to impairments.
We generally utilize the discounted cash flow method under the income approach to estimate the fair value of our reporting units. Some of the more significant assumptions inherent in estimating the fair values include the estimated future annual net cash flows for each reporting unit (including net sales, cost of products sold, SG&A, depreciation and amortization, working capital, and capital expenditures), income tax rates, long-term growth rates, and a discount rate that appropriately reflects the risks inherent in each future cash flow stream. We selected the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated product category growth rates, management’s plans, and guideline companies.

We utilize the excess earnings method under the income approach to estimate the fair value of certain of our largest brands. Some of the more significant assumptions inherent in estimating the fair values include the estimated future annual net cash flows for each brand (including net sales, cost of products sold, and SG&A), contributory asset charges, income tax considerations, long-term growth rates, a discount rate that reflects the level of risk associated with the future earnings attributable to the brand, and management’s intent to invest in the brand indefinitely. We selected the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated product category growth rates, management’s plans, and guideline companies.
We utilize the relief from royalty method under the income approach to estimate the fair value of our remaining brands. Some of the more significant assumptions inherent in estimating the fair values include the estimated future annual net sales for each brand, royalty rates (as a percentage of net sales that would hypothetically be charged by a licensor of the brand to an unrelated licensee), income tax considerations, long-term growth rates, a discount rate that reflects the level of risk associated with the future cost savings attributable to the brand, and management’s intent to invest in the brand indefinitely. We selected the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated product category growth rates, management’s plans, and guideline companies.
The discount rates, long-term growth rates, and royalty rates used to estimate the fair values of our reporting units and brands with 10% or less excess fair value over carrying amount, as well as the goodwill or brand carrying amounts, as of the latest 2019 impairment testing date for each reporting unit or brand, were as follows:

	Goodwill or Brand Carrying Amount (in billions)	Discount Rate		Long-Term Growth Rate		Royalty Rate
		Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Reporting units	$32.4	6.8%	10.3%	1.0%	4.0%
Brands (excess earnings method)	19.4	7.7%	7.8%	0.8%	2.0%
Brands (relief from royalty method)	6.8	7.0%	10.7%	0.5%	3.5%	7.0%	20.0%
The discount rates, long-term growth rates, and royalty rates used to estimate the fair values of our reporting units and brands with between 10-20% excess fair value over carry amount, as well as the goodwill or brand carrying amounts, as of the latest 2019 impairment testing date for each reporting unit or brand, were as follows:

	Goodwill or Brand Carrying Amount (in billions)	Discount Rate		Long-Term Growth Rate		Royalty Rate
		Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Reporting units	$0.7	6.5%	11.3%	2.5%	3.5%
Brands (excess earnings method)	3.3	7.8%	7.8%	1.0%	1.0%
Brands (relief from royalty method)	0.4	7.6%	10.3%	1.3%	4.0%	1.0%	17.0%
Assumptions used in impairment testing are made at a point in time and require significant judgment; therefore, they are subject to change based on the facts and circumstances present at each annual and interim impairment test date. Additionally, these assumptions are generally interdependent and do not change in isolation. However, as it is reasonably possible that changes in assumptions could occur, as a sensitivity measure, we have presented the estimated effects of isolated changes in discount rates, long-term growth rates, and royalty rates on the fair values of our reporting units and brands with 10% or less excess fair value over carrying amount and between 10-20% excess fair value over carrying amount. These estimated changes in fair value are not necessarily representative of the actual impairment that would be recorded in the event of a fair value decline.
If we had changed the assumptions used to estimate the fair value of our reporting units and brands with 10% or less excess fair value over carrying amount, as of the latest 2019 impairment testing date for each of these reporting units and brands, these isolated changes, which are reasonably possible to occur, would have led to the following increase/(decrease) in the aggregate fair value of these reporting units and brands (in billions):

	Discount Rate		Long-Term Growth Rate		Royalty Rate
	50-Basis-Point		25-Basis-Point		100-Basis-Point
	Increase	Decrease	Increase	Decrease	Increase	Decrease
Reporting units	$(5.5)	$6.6	$2.7	$(2.4)
Brands (excess earnings method)	(1.4)	1.7	0.6	(0.6)
Brands (relief from royalty method)	(0.5)	0.6	0.2	(0.2)	$0.6	$(0.6)

If we had changed the assumptions used to estimate the fair value of our reporting units and brands with between 10-20% excess fair value over carrying amount, as of the latest 2019 impairment testing date for each of these reporting units and brands, these isolated changes, which are reasonably possible to occur, would have led to the following increase/(decrease) in the aggregate fair value of these reporting units and brands (in billions):

	Discount Rate		Long-Term Growth Rate		Royalty Rate
	50-Basis-Point				100-Basis-Point
	Increase	Decrease	Increase	Decrease	Increase	Decrease
Reporting units	$(0.2)	$0.2	$0.1	$(0.1)
Brands (excess earnings method)	(0.3)	0.3	0.1	(0.1)
Brands (relief from royalty method)	—	—	—	—	$0.1	$(0.1)
Definite-lived intangible assets are amortized on a straight-line basis over the estimated periods benefited. We review definite-lived intangible assets for impairment when conditions exist that indicate the carrying amount of the assets may not be recoverable. Such conditions could include significant adverse changes in the business climate, current-period operating or cash flow losses, significant declines in forecasted operations, or a current expectation that an asset group will be disposed of before the end of its useful life. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of definite-lived intangible assets held for use, we group assets at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on definite-lived intangible assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
See Note 9, Goodwill and Intangible Assets, in Item 8, Financial Statements and Supplementary Data, for our impairment testing results.
Postemployment Benefit Plans:
We maintain various retirement plans for the majority of our employees. These include pension benefits, postretirement health care benefits, and defined contribution benefits. The cost of these plans is charged to expense over an appropriate term based on, among other things, the cost component and whether the plan is active or inactive. Changes in the fair value of our plan assets result in net actuarial gains or losses. These net actuarial gains and losses are deferred into accumulated other comprehensive income/(losses) and amortized within other expense/(income) in future periods using the corridor approach. The corridor is 10% of the greater of the market-related value of the plan’s asset or projected benefit obligation. Any actuarial gains and losses in excess of the corridor are then amortized over an appropriate term based on whether the plan is active or inactive.
For our postretirement benefit plans, our 2020 health care cost trend rate assumption will be 6.5%. We established this rate based upon our most recent experience as well as our expectation for health care trend rates going forward. We anticipate the weighted average assumed ultimate trend rate will be 4.9%. The year in which the ultimate trend rate is reached varies by plan, ranging between the years 2020 and 2030. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have had the following effects, increase/(decrease) in cost and obligation, as of December 28, 2019 (in millions):

	One-Percentage-Point
	Increase	(Decrease)
Effect on annual service and interest cost	$3	$(2)
Effect on postretirement benefit obligation	55	(47)
Our 2020 discount rate assumption will be 3.3% for service cost and 2.7% for interest cost for our postretirement plans. Our 2020 discount rate assumption will be 3.6% for service cost and 3.0% for interest cost for our U.S. pension plans and 2.5% for service cost and 1.8% for interest cost for our non-U.S. pension plans. We model these discount rates using a portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the plans. Changes in our discount rates were primarily the result of changes in bond yields year-over-year.
Our 2020 expected return on plan assets will be 4.7% (net of applicable taxes) for our postretirement plans. Our 2020 expected rate of return on plan assets will be 4.5% for our U.S. pension plans and 3.8% for our non-U.S. pension plans. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current and future asset allocation, and estimates of future long-term returns by asset class. We attempt to maintain our target asset allocation by re-balancing between asset classes as we make contributions and monthly benefit payments.

While we do not anticipate further changes in the 2020 assumptions for our U.S. and non-U.S. pension and postretirement benefit plans, as a sensitivity measure, a 100-basis-point change in our discount rate or a 100-basis-point change in the expected rate of return on plan assets would have the following effects, increase/(decrease) in cost (in millions):

	U.S. Plans		Non-U.S. Plans
	100-Basis-Point		100-Basis-Point
	Increase	Decrease	Increase	Decrease
Effect of change in discount rate on pension costs	$11	$(27)	$8	$(5)
Effect of change in expected rate of return on plan assets on pension costs	(47)	47	(28)	28
Effect of change in discount rate on postretirement costs	(8)	6	(1)	(1)
Effect of change in expected rate of return on plan assets on postretirement costs	(11)	11	—	—
Income Taxes:
We compute our annual tax rate based on the statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we earn income. Significant judgment is required in determining our annual tax rate and in evaluating the uncertainty of our tax positions. We recognize a benefit for tax positions that we believe will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that we believe has more than a 50% probability of being realized upon settlement. We regularly monitor our tax positions and adjust the amount of recognized tax benefit based on our evaluation of information that has become available since the end of our last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. When adjusting the amount of recognized tax benefits, we do not consider information that has become available after the balance sheet date, however we do disclose the effects of new information whenever those effects would be material to our financial statements. Unrecognized tax benefits represent the difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting. These unrecognized tax benefits are recorded primarily within other non-current liabilities on the consolidated balance sheets.
We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or decrease to income. The resolution of tax reserves and changes in valuation allowances could be material to our results of operations for any period but is not expected to be material to our financial position.
New Accounting Pronouncements
See Note 3, New Accounting Standards, in Item 8, Financial Statements and Supplementary Data, for a discussion of new accounting pronouncements.
Contingencies
See Note 17, Commitments and Contingencies, in Item 8, Financial Statements and Supplementary Data, for a discussion of our contingencies.
Commodity Trends
We purchase and use large quantities of commodities, including dairy products, meat products, coffee beans, nuts, tomatoes, potatoes, soybean and vegetable oils, sugar and other sweeteners, corn products, and wheat products to manufacture our products. In addition, we purchase and use significant quantities of resins, metals, and cardboard to package our products and natural gas to operate our facilities. We continuously monitor worldwide supply and cost trends of these commodities.
We define our key commodities in the United States and Canada as dairy, meat, coffee, and nuts. In 2019, we experienced cost increases for dairy and meat, while costs for nuts and coffee decreased. We manage commodity cost volatility primarily through pricing and risk management strategies. As a result of these risk management strategies, our commodity costs may not immediately correlate with market price trends.

Dairy commodities, primarily milk and cheese, are the most significant cost components of our cheese products. We purchase our dairy raw material requirements from independent third parties, such as agricultural cooperatives and independent processors. Market supply and demand, as well as government programs, significantly influence the prices for milk and other dairy products. Significant cost components of our meat products include pork, beef, and poultry, which we primarily purchase from applicable local markets. Livestock feed costs and the global supply and demand for U.S. meats influence the prices of these meat products. The most significant cost component of our coffee products is coffee beans, which we purchase on global markets. Quality and availability of supply, currency fluctuations, and consumer demand for coffee products impact coffee bean prices. The most significant cost components in our nut products include peanuts, cashews, and almonds, which we purchase on both domestic and global markets, where global market supply and demand is the primary driver of prices.
Liquidity and Capital Resources
On February 14, 2020, Fitch and S&P downgraded our long-term credit rating from BBB- to BB+ with a stable outlook from Fitch and a negative outlook from S&P. As a result of the downgrades, our ability to borrow under our commercial paper program may be adversely affected for a period of time due to limitations on or elimination of our ability to access the commercial paper market. In addition, we could experience an increase in interest costs as a result of the downgrades. We do not expect any change in our plans to access liquidity over the next year as a result of the downgrades. These downgrades do not constitute a default or event of default under any of our debt instruments. Limitations on or elimination of our ability to access the commercial paper program may require us to borrow under the Senior Credit Facility, if necessary to meet liquidity needs. Our ability to borrow under the Senior Credit Facility is not affected by the downgrades.
We believe that cash generated from our operating activities and Senior Credit Facility will provide sufficient liquidity to meet our working capital needs, future contractual obligations (including repayments of long-term debt), payment of our anticipated quarterly dividends, planned capital expenditures, restructuring expenditures, and contributions to our postemployment benefit plans. An additional potential source of liquidity is access to capital markets. We intend to use our cash on hand for daily funding requirements and access to our Senior Credit Facility, if necessary. Overall, while we are not currently eligible to use a registration statement on Form S-3 for any public offerings of registered debt or equity securities to raise capital, we do not expect our ineligibility to use a registration statement on Form S-3 to have any negative effects on our funding sources that would have a material effect on our short-term or long-term liquidity.
Cash Flow Activity for 2019 Compared to 2018:
Net Cash Provided by/Used for Operating Activities:
Net cash provided by operating activities was $3.6 billion for the year ended December 28, 2019 compared to $2.6 billion for the year ended December 29, 2018. This increase was primarily driven by higher collections on trade receivables resulting from the reduction of receivables recorded as a non-cash exchange for sold receivables as we unwound all of our accounts receivable securitization and factoring programs (the “Programs”) in 2018 and as our trade receivables balance was higher at the end of 2018 compared to the end of 2017. This increase was partially offset by a federal tax refund received in the prior year, tax payments associated with the Heinz India Transaction, and increased cash payments for employee bonuses in 2019. See Note 16, Financing Arrangements, in Item 8, Financial Statements and Supplementary Data, for additional information on our Programs.
Net Cash Provided by/Used for Investing Activities:
Net cash provided by investing activities was $1.5 billion for the year ended December 28, 2019 compared to $288 million for the year ended December 29, 2018. This increase was primarily driven by proceeds from our Canada Natural Cheese Transaction and Heinz India Transaction, proceeds from our net investment hedges, lower capital expenditures, and lower cash payments to acquire businesses year over year. These increases in cash provided by investing activities were partially offset by lower cash collections on previously sold receivables, as we unwound all of our Programs in 2018. We expect 2020 capital expenditures to be approximately $750 million. See Note 4, Acquisitions and Divestitures, in Item 8, Financial Statements and Supplementary Data, for additional information on the Canada Natural Cheese Transaction, the Heinz India Transaction, and our acquisitions.
Net Cash Provided by/Used for Financing Activities:
Net cash used for financing activities was $3.9 billion for the year ended December 28, 2019 compared to $3.4 billion for the year ended December 29, 2018. This increase was primarily driven by higher repayments of long-term debt and higher debt prepayment and extinguishment costs, primarily related to our tender offers in September 2019 and debt redemptions in October 2019. These increases to net cash used for financing activities were partially offset by decreased cash distributions related to our dividends and lower net repayments of commercial paper. Proceeds from long-term debt issuances were mostly flat year over year. See Note 18, Debt, in Item 8, Financial Statements and Supplementary Data, for additional information on our tender offers. See Equity and Dividends in this item for additional information on our dividends.

Cash Flow Activity for 2018 Compared to 2017:
Net Cash Provided by/Used for Operating Activities:
Net cash provided by operating activities was $2.6 billion for the year ended December 29, 2018 compared to $501 million for the year ended December 30, 2017. This increase was primarily driven by decreased postemployment benefit contributions in 2018, the timing of income tax payments, higher collections on trade receivables as fewer were non-cash exchanged for sold receivables in connection with the unwind of all of our accounts receivable securitization and factoring programs (the “Programs”) in 2018, and decreased cash payments for employee bonuses in 2018. These increases in cash provided by operating activities were partially offset by unfavorable changes in accounts payable, primarily due to the timing of payments.
Net Cash Provided by/Used for Investing Activities:
Net cash provided by investing activities was $288 million for the year ended December 29, 2018 compared to $1.2 billion for the year ended December 30, 2017. This decrease was primarily due to lower cash collections on previously sold receivables of $990 million, as we unwound all of our Programs in 2018, and cash payments to acquire businesses in 2018, primarily Cerebos Pacific Limited. These decreases in cash provided by investing activities were partially offset by decreased capital expenditures, which was driven by the wind-up of Integration Program footprint costs in the prior year. See Item 8, Financial Statements and Supplementary Data, including Note 16, Financing Arrangements, for additional information on our Programs, Note 4, Acquisitions and Divestitures, for additional information on our 2018 acquisitions, and Note 5, Restructuring Activities, for additional information on the Integration Program.
Net Cash Provided by/Used for Financing Activities:
Net cash used for financing activities was $3.4 billion for the year ended December 29, 2018 compared to $4.2 billion for the year ended December 30, 2017. This decrease was primarily driven by increased proceeds from long-term debt issuances, which more than offset increased cash distributions related to our dividends, higher net repayments of commercial paper, and higher repayments of long-term debt. See Note 18, Debt, in Item 8, Financial Statements and Supplementary Data, for additional information on our long-term debt issuances and repayments. See Equity and Dividends in this item for additional information on our dividends.
Cash Held by International Subsidiaries:
Of the $2.3 billion cash and cash equivalents on our consolidated balance sheet at December 28, 2019, $869 million was held by international subsidiaries.
Subsequent to January 1, 2018, we consider the unremitted earnings of certain international subsidiaries that impose local country taxes on dividends to be indefinitely reinvested. For those undistributed earnings considered to be indefinitely reinvested, our intent is to reinvest these funds in our international operations, and our current plans do not demonstrate a need to repatriate the accumulated earnings to fund our U.S. cash requirements. The amount of unrecognized deferred tax liabilities for local country withholding taxes that would be owed related to our 2018 and 2019 accumulated earnings of certain international subsidiaries is approximately $70 million.
Our undistributed historic earnings in foreign subsidiaries through December 30, 2017 are currently not considered to be indefinitely reinvested. As of December 28, 2019, we have recorded a deferred tax liability of $20 million on approximately $300 million of historic earnings related to local withholding taxes that will be owed when this cash is distributed. As of December 29, 2018, we had recorded a deferred tax liability of $78 million on $1.2 billion of historic earnings. The decreases in our deferred tax liability and historic earnings are primarily due to repatriation. Related to these distributions, we reduced our historic earnings by approximately $700 million and recorded tax expenses of approximately $40 million and reduced the deferred tax liability accordingly. Additionally, we reduced our historic earnings by approximately $110 million following the ratification of the U.S. tax treaty with Spain, which eliminated withholding tax on Spanish distributions and resulted in a tax benefit of approximately $11 million and a corresponding decrease in our deferred tax liability. Finally, we reduced our historic earnings by approximately $30 million related to a held for sale business in our International segment, which resulted in a tax benefit of approximately $6 million.
Trade Payables Programs:
In order to manage our cash flow and related liquidity, we work with our suppliers to optimize our terms and conditions, which include the extension of payment terms. Our current payment terms with our suppliers, which we deem to be commercially reasonable, generally range from 0 to 200 days. We also maintain agreements with third party administrators that allow participating suppliers to track payment obligations from us, and, at the sole discretion of the supplier, sell one or more of those payment obligations to participating financial institutions. We have no economic interest in a supplier’s decision to enter into these agreements and no direct financial relationship with the financial institutions. Our obligations to our suppliers, including amounts due and scheduled payment terms, are not impacted. Supplier participation in these agreements is voluntary. We estimate that the amounts outstanding under these programs were $370 million at December 28, 2019 and $440 million at December 29, 2018.

Borrowing Arrangements:
We have historically obtained funding through our U.S. and European commercial paper programs. We had no commercial paper outstanding at December 28, 2019 or at December 29, 2018. The maximum amount of commercial paper outstanding during the year ended December 28, 2019 was $200 million.
We maintain our $4.0 billion Senior Credit Facility, and subject to certain conditions, we may increase the amount of revolving commitments and/or add additional tranches of term loans in a combined aggregate amount of up to $1.0 billion. No amounts were drawn on our Senior Credit Facility at December 28, 2019, at December 29, 2018, or during the years ended December 28, 2019, December 29, 2018, and December 30, 2017. The Senior Credit Facility contains representations, warranties, and covenants that are typical for these types of facilities and could, upon the occurrence of certain events of default, restrict our ability to access our Senior Credit Facility. We were in compliance with all financial covenants as of December 28, 2019.
Long-Term Debt:
Our long-term debt, including the current portion, was $29.2 billion at December 28, 2019 and $31.1 billion at December 29, 2018. This decrease was primarily related to the $2.9 billion aggregate principal amount of certain senior notes and second lien senior secured notes that were validly tendered in September 2019, the redemption of approximately $1.5 billion aggregate principal amount of senior notes in October 2019, and the repayment of $350 million aggregate principal amount of senior notes that matured in August 2019. These decreases to long-term debt were partially offset by the $3.0 billion aggregate principal amount of senior notes issued in September 2019. We used the proceeds from the issuance of these senior notes, together with cash on hand, to fund our tender offers in September 2019 and to pay fees and expenses in connection therewith, and to fund the partial redemption of $1.3 billion aggregate principal amount of our 2.800% senior notes due July 2020 and 300 million Canadian dollar senior notes due July 2020.
We repaid approximately $405 million aggregate principal amount of senior notes on February 10, 2020. We have aggregate principal amount of senior notes of approximately 500 million Canadian dollars and $200 million maturing in July 2020. We expect to fund these long-term debt repayments primarily with cash on hand and cash generated from our operating activities.
Our long-term debt contains customary representations, covenants, and events of default. We were in compliance with all financial covenants as of December 28, 2019.
See Note 18, Debt, in Item 8, Financial Statements and Supplementary Data, for additional information related to our long-term debt.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
Off-Balance Sheet Arrangements:
We do not have guarantees or other off-balance sheet financing arrangements that we believe are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources.
We have utilized accounts receivable securitization and factoring programs globally for our working capital needs and to provide efficient liquidity. During 2018, we had Programs in place in various countries across the globe. In the second quarter of 2018, we unwound our U.S. securitization program, which represented the majority of our Programs, using proceeds from the issuance of long-term debt in June 2018. As of December 29, 2018, we had unwound all of our Programs.
See Note 16, Financing Arrangements, in Item 8, Financial Statements and Supplementary Data, for a discussion of our Programs and other financing arrangements.
Aggregate Contractual Obligations:
The following table summarizes our contractual obligations at December 28, 2019 (in millions):

	Payments Due
	2020	2021-2022	2023-2024	2025 and Thereafter	Total
Long-term debt(a)	2,222	5,394	4,434	35,773	47,823
Finance leases(b)	33	96	17	80	226
Operating leases(c)	163	210	108	156	637
Purchase obligations(d)	1,324	1,038	493	89	2,944
Other long-term liabilities(e)	47	87	125	155	414
Total	3,789	6,825	5,177	36,253	52,044

(a)    Amounts represent the expected cash payments of our long-term debt, including interest on variable and fixed rate long-term debt. Interest on variable rate long-term debt is calculated based on interest rates at December 28, 2019.
(b)    Amounts represent the expected cash payments of our finance leases, including expected cash payments of interest expense.
(c)    Operating leases represent the minimum rental commitments under non-cancellable operating leases net of sublease income.
(d)    We have purchase obligations for materials, supplies, property, plant and equipment, and co-packing, storage, and distribution services based on projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology, and professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure, and approximate timing of the transaction. Several of these obligations are long-term and are based on minimum purchase requirements. Certain purchase obligations contain variable pricing components, and, as a result, actual cash payments are expected to fluctuate based on changes in these variable components. Due to the proprietary nature of some of our materials and processes, certain supply contracts contain penalty provisions for early terminations. We do not believe that a material amount of penalties is reasonably likely to be incurred under these contracts based upon historical experience and current expectations. We exclude amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities from the table above.
(e)    Other long-term liabilities primarily consist of estimated payments for the one-time toll charge related to U.S. Tax Reform, as well as postretirement benefit commitments. Certain other long-term liabilities related to income taxes, insurance accruals, and other accruals included on the consolidated balance sheet are excluded from the above table as we are unable to estimate the timing of payments for these items.
Pension plan contributions were $19 million in 2019. We estimate that 2020 pension plan contributions will be approximately $19 million. Beyond 2020, we are unable to reliably estimate the timing of contributions to our pension plans. Our actual contributions and plans may change due to many factors, including changes in tax, employee benefit, or other laws and regulations, tax deductibility, significant differences between expected and actual pension asset performance or interest rates, or other factors. As such, estimated pension plan contributions for 2020 have been excluded from the above table.
Postretirement benefit plan contributions were $12 million in 2019. We estimate that 2020 postretirement benefit plan contributions will be approximately $15 million. Beyond 2020, we are unable to reliably estimate the timing of contributions to our postretirement benefit plans. Our actual contributions and plans may change due to many factors, including changes in tax, employee benefit, or other laws and regulations, tax deductibility, significant differences between expected and actual postretirement plan asset performance or interest rates, or other factors. As such, estimated postretirement benefit plan contributions for 2020 have been excluded from the above table.
At December 28, 2019, the amount of net unrecognized tax benefits for uncertain tax positions, including an accrual of related interest and penalties along with positions only impacting the timing of tax benefits, was approximately $468 million. The timing of payments will depend on the progress of examinations with tax authorities. We do not expect a significant tax payment related to these obligations within the next year. We are unable to make a reasonably reliable estimate as to if or when any significant cash settlements with taxing authorities may occur; therefore, we have excluded the amount of net unrecognized tax benefits from the above table.
Equity and Dividends
We paid common stock dividends of $2.0 billion in 2019, $3.2 billion in 2018, and $2.9 billion in 2017. Additionally, on February 13, 2020, our Board of Directors declared a cash dividend of $0.40 per share of common stock, which is payable on March 27, 2020 to shareholders of record on March 13, 2020.
The declaration of dividends is subject to the discretion of our Board of Directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects, and other factors that our Board of Directors deems relevant to its analysis and decision making.
Non-GAAP Financial Measures
The non-GAAP financial measures we provide in this report should be viewed in addition to, and not as an alternative for, results prepared in accordance with U.S. GAAP.
To supplement the consolidated financial statements prepared in accordance with U.S. GAAP, we have presented Organic Net Sales, Adjusted EBITDA, and Adjusted EPS, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable U.S. GAAP financial measures, such as net sales, net income/(loss), diluted earnings per common share (“EPS”), or other measures prescribed by U.S. GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our underlying operations. Management believes that presenting our non-GAAP financial measures (i.e., Organic Net Sales, Adjusted EBITDA, and Adjusted EPS) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. We calculate the impact of currency on net sales by holding exchange rates constant at the previous year’s exchange rate, with the exception of highly inflationary subsidiaries, for which we calculate the previous year’s results using the current year’s exchange rate. Organic Net Sales is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations.
Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, we exclude, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, and equity award compensation expense (excluding integration and restructuring expenses). Adjusted EBITDA is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations.
Adjusted EPS is defined as diluted earnings per share excluding, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment costs, and U.S. Tax Reform discrete income tax expense/(benefit), and including, when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. We believe Adjusted EPS provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.

The Kraft Heinz Company
Reconciliation of Net Sales to Organic Net Sales
(dollars in millions)
(Unaudited)

	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
2019
United States	$17,844	$—	$—	$17,844
International	5,251	(217)	51	5,417
Canada	1,882	(45)	227	1,700
Kraft Heinz	$24,977	$(262)	$278	$24,961

2018
United States	$18,218	$—	$—	$18,218
International	5,877	243	191	5,443
Canada	2,173	—	441	1,732
Kraft Heinz	$26,268	$243	$632	$25,393

Year-over-year growth rates
United States	(2.0)%	0.0 pp	0.0 pp	(2.0)%	0.4 pp	(2.4) pp
International	(10.6)%	(7.6) pp	(2.5) pp	(0.5)%	0.6 pp	(1.1) pp
Canada	(13.4)%	(2.1) pp	(9.4) pp	(1.9)%	(3.4) pp	1.5 pp
Kraft Heinz	(4.9)%	(1.9) pp	(1.3) pp	(1.7)%	0.1 pp	(1.8) pp

The Kraft Heinz Company
Reconciliation of Net Sales to Organic Net Sales
(dollars in millions)
(Unaudited)

	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
2018
United States	$18,218	$—	$—	$18,218
International	5,877	(9)	353	5,533
Canada	2,173	(5)	443	1,735
Kraft Heinz	$26,268	$(14)	$796	$25,486

2017
United States	$18,324	$—	$—	$18,324
International	5,575	144	221	5,210
Canada	2,177	—	430	1,747
Kraft Heinz	$26,076	$144	$651	$25,281

Year-over-year growth rates
United States	(0.6)%	0.0 pp	0.0 pp	(0.6)%	(0.9) pp	0.3 pp
International	5.4%	(3.0) pp	2.2 pp	6.2%	3.7 pp	2.5 pp
Canada	(0.2)%	(0.3) pp	0.7 pp	(0.6)%	(0.4) pp	(0.2) pp
Kraft Heinz	0.7%	(0.6) pp	0.5 pp	0.8%	0.0 pp	0.8 pp

The Kraft Heinz Company
Reconciliation of Net Income/(Loss) to Adjusted EBITDA
(in millions)
(Unaudited)

	December 28, 2019	December 29, 2018	December 30, 2017
Net income/(loss)	$1,933	$(10,254)	$10,932
Interest expense	1,361	1,284	1,234
Other expense/(income)	(952)	(168)	(627)
Provision for/(benefit from) income taxes	728	(1,067)	(5,482)
Operating income/(loss)	3,070	(10,205)	6,057
Depreciation and amortization (excluding integration and restructuring expenses)	985	919	907
Integration and restructuring expenses	102	297	583
Deal costs	19	23	—
Unrealized losses/(gains) on commodity hedges	(57)	21	19
Impairment losses	1,899	15,936	49
Equity award compensation expense (excluding integration and restructuring expenses)	46	33	49
Adjusted EBITDA	$6,064	$7,024	$7,664

The Kraft Heinz Company
Reconciliation of Diluted EPS to Adjusted EPS
(Unaudited)

	December 28, 2019	December 29, 2018	December 30, 2017
Diluted EPS	$1.58	$(8.36)	$8.91
Integration and restructuring expenses(a)	0.07	0.32	0.24
Deal costs(b)	0.02	0.02	—
Unrealized losses/(gains) on commodity hedges(c)	(0.04)	0.01	0.01
Impairment losses(d)	1.38	11.28	0.03
Losses/(gains) on sale of business(e)	(0.23)	0.01	—
Other losses/(gains) related to acquisitions and divestitures(f)	—	0.02	—
Nonmonetary currency devaluation(g)	0.01	0.12	0.03
Debt prepayment and extinguishment costs(h)	0.06	—	—
U.S. Tax Reform discrete income tax expense/(benefit)(i)	—	0.09	(5.72)
Adjusted EPS	$2.85	$3.51	$3.50
(a)    Gross expenses included in integration and restructuring expenses were $108 million in 2019 ($83 million after-tax), $460 million in 2018 ($396 million after-tax) and $434 million in 2017 ($305 million after-tax) and were recorded in the following income statement line items:
•Cost of products sold included $48 million in 2019, $194 million in 2018, and $464 million in 2017;
•SG&A included $54 million in 2019, $103 million in 2018, and $119 million in 2017; and
•Other expense/(income) included expense of $6 million in 2019, expense of $163 million in 2018, and income of $149 million in 2017.
(b)    Gross expenses included in deal costs were $19 million in 2019 ($18 million after-tax) and $23 million in 2018 ($19 million after-tax) and were recorded in the following income statement line items:
•Cost of products sold included $4 million in 2018; and
•SG&A included $19 million in 2019 and $19 million in 2018.
(c)    Gross expenses/(income) included in unrealized losses/(gains) on commodity hedges were income of $57 million in 2019 ($43 million after-tax) and expenses of $21 million in 2018 ($16 million after-tax) and $19 million in 2017 ($12 million after-tax) and were recorded in cost of products sold.
(d)    Gross impairment losses, which were recorded in SG&A, included the following:
•Goodwill impairment losses of $1.2 billion in 2019 ($1.2 billion after-tax) and $7.0 billion in 2018 ($7.0 billion after-tax); and
•Intangible asset impairment losses of $702 million in 2019 ($537 million after-tax), $8.9 billion in 2018 ($6.8 billion after-tax), and $49 million in 2017 ($36 million after-tax).
(e)    Gross expenses/(income) included in losses/(gains) on sale of business were income of $420 million in 2019 ($275 million after-tax) and losses of $15 million in 2018 ($15 million after-tax) and were recorded in other expense/(income).
(f)    Gross expenses/(income) included in other losses/(gains) related to acquisitions and divestitures were income of $5 million in 2019 ($5 million after-tax) and expenses of $27 million in 2018 ($15 million after-tax) and were recorded in the following income statement line items:
•Interest expense included $1 million in 2019 and $3 million in 2018;
•Other expense/(income) included income of $6 million in 2019 and expenses of $17 million in 2018; and
•Provision for/(benefit from) income taxes included $7 million in 2018.
(g)    Gross expenses included in nonmonetary currency devaluation were $10 million in 2019 ($10 million after-tax), $146 million in 2018 ($146 million after-tax), and $36 million in 2017 ($36 million after-tax) and were recorded in other expense/(income).
(h)    Gross expenses included in debt prepayment and extinguishment costs were $98 million in 2019 ($73 million after-tax) and were recorded in interest expense.
(i)    U.S. Tax Reform discrete income tax expense/(benefit) was an expense of $104 million in 2018 and a benefit of $7.0 billion in 2017. Expenses in 2018 primarily related to the revaluation of our deferred tax balances due to changes in state tax laws following U.S. Tax Reform. These expenses were partially offset by net benefits related to changes in U.S. tax reserves, U.S. Tax Reform measurement period adjustments, changes in estimates of certain 2017 U.S. income tax deductions, and the release of valuation allowances related to foreign tax credits. The benefit in 2017 was related to the enactment of U.S. Tax Reform. See Note 10, Income Taxes, in Item 8, Financial Statements and Supplementary Data, for additional information.

Item 8. Financial Statements and Supplementary Data.
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of The Kraft Heinz Company

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of The Kraft Heinz Company and its subsidiaries (the “Company”) as of December 28, 2019 and December 29, 2018, and the related consolidated statements of income, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 28, 2019, including the related notes and financial statement schedule (not presented herein) listed in the index appearing under Item 15(a) of the Company’s 2019 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 28, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 28, 2019 and December 29, 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 28, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO because material weaknesses in internal control over financial reporting existed as of that date related to the risk assessment component of internal control, as the Company did not appropriately design controls in response to the risk of material misstatement due to changes in their business environment. The risk assessment material weakness gave rise to an additional material weakness as the Company did not design and maintain effective controls over the accounting for supplier contracts and related arrangements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the 2019 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in management's report referred to above. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment

As described in Notes 2 and 9 to the consolidated financial statements, the Company’s consolidated goodwill balance was $35.5 billion as of December 28, 2019. Management tests reporting units for impairment annually as of the first day of the second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Management recognized non-cash impairment losses in selling, general and administrative costs (SG&A) of $1.2 billion for the year ended December 28, 2019. Reporting units are tested for impairment by comparing the estimated fair value of each reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its estimated fair value, an impairment loss is recorded based on the difference between the fair value and carrying amount, not to exceed the associated carrying amount of goodwill. Management generally utilizes the discounted cash flow method under the income approach to estimate the fair value of reporting units. Estimating the fair value of reporting units requires the use of estimates and assumptions, including estimated future annual net cash flows (including net sales, cost of products sold, SG&A, depreciation and amortization, working capital, and capital expenditures), income tax rates, discount rates, long-term growth rates and other market factors.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment is a critical audit matter are there was significant judgment by management when developing the fair value measurement of the reporting units. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing our procedures and in evaluating management’s cash flow projections and significant assumptions, including net sales, cost of products sold, SG&A, discount rates and long-term growth rates. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment, including controls over the valuation of the Company’s reporting units. These procedures also included, among others (i) testing management’s process for developing the fair value estimates, (ii) evaluating the appropriateness of the discounted cash flow method, (iii) testing the completeness and accuracy of underlying data used in the fair value estimates, and (iv) evaluating management’s cash flow projections and significant assumptions including net sales, cost of products sold, SG&A, discount rates and long-term growth rates. Evaluating management’s assumptions related to net sales, cost of products sold, SG&A, discount rates and long-term growth rates involved evaluating whether the assumptions used were reasonable considering (i) the current and past performance of the reporting unit, (ii) the consistency with market data, and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted cash flow method and certain significant assumptions, including the discount rates and long-term growth rates.

Indefinite-Lived Intangible Assets Impairment Assessment

As described in Notes 2 and 9 to the consolidated financial statements, the Company’s consolidated indefinite-lived intangible assets balance, which consists primarily of individual brands, was $43.4 billion as of December 28, 2019. Management conducts an impairment test annually as of the first day of the second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a brand is less than its carrying amount. Management recognized non-cash impairment losses of $687 million in SG&A for the year ended December 28, 2019. Brands are tested for impairment by comparing the estimated fair value of each brand with its carrying amount. If the carrying amount of a brand exceeds its estimated fair value, an impairment loss is recorded based on the difference between the fair value and carrying amount. Management utilizes either an excess earnings method or relief from royalty method to estimate the fair value of its brands. The determination of fair value using the excess earnings method requires the use of estimates and assumptions including the estimated future annual net cash flows for each brand (including net sales, cost of products sold, and SG&A), contributory asset charges, income tax considerations, long-term growth rates, discount rates and other market factors. The determination of fair value using the relief from royalty method requires the use of estimates and assumptions including estimated future annual net sales for each brand, royalty rates, income tax considerations, long-term growth rates, discount rates and other market factors.

The principal considerations for our determination that performing procedures relating to the indefinite-lived intangible assets impairment assessment is a critical audit matter are there was significant judgment by management when developing the fair value measurement of the brands. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing our procedures related to indefinite-lived intangible assets and in evaluating management’s cash flow projections and significant assumptions, including net sales, cost of products sold, SG&A, long-term growth rates and discount rates for the excess earnings method and net sales, royalty rates, long-term growth rates and discount rates for the relief from royalty method. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained. As previously disclosed by management, a material weakness existed during the year related to this matter.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s indefinite-lived intangible assets impairment assessment, including controls over the valuation of the Company’s indefinite-lived intangible assets. These procedures also included, among others (i) testing management’s process for developing the fair value estimates, (ii) evaluating the appropriateness of the excess earnings and relief from royalty methods, (iii) testing the completeness and accuracy of underlying data used in the fair value estimates, and (iv) evaluating management’s cash flow projections and significant assumptions including net sales, cost of products sold, SG&A, long-term growth rates and discount rates for the excess earnings method and net sales, royalty rates, long-term growth rates and discount rates for the relief from royalty method. Evaluating management’s assumptions related to net sales, cost of products sold, SG&A, long-term growth rates and discount rates for the excess earnings method and net sales, royalty rates, long-term growth rates and discount rates for the relief from royalty method involved evaluating whether the assumptions used were reasonable considering (i) the current and past performance of the brand, (ii) the consistency with market data, and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s excess earnings and relief from royalty methods and certain significant assumptions, including the royalty rates, long-term growth rates and discount rates.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 14, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments as discussed under Reportable Segments in Note 1 to the consolidated financial statements, as to which the date is November 13, 2020

We have served as the Company’s or its predecessors' auditor since 1979.

The Kraft Heinz Company
Consolidated Statements of Income
(in millions, except per share data)

	December 28, 2019	December 29, 2018	December 30, 2017
Net sales	$24,977	$26,268	$26,076
Cost of products sold	16,830	17,347	17,043
Gross profit	8,147	8,921	9,033
Selling, general and administrative expenses, excluding impairment losses	3,178	3,190	2,927
Goodwill impairment losses	1,197	7,008	—
Intangible asset impairment losses	702	8,928	49
Selling, general and administrative expenses	5,077	19,126	2,976
Operating income/(loss)	3,070	(10,205)	6,057
Interest expense	1,361	1,284	1,234
Other expense/(income)	(952)	(168)	(627)
Income/(loss) before income taxes	2,661	(11,321)	5,450
Provision for/(benefit from) income taxes	728	(1,067)	(5,482)
Net income/(loss)	1,933	(10,254)	10,932
Net income/(loss) attributable to noncontrolling interest	(2)	(62)	(9)
Net income/(loss) attributable to common shareholders	$1,935	$(10,192)	$10,941
Per share data applicable to common shareholders:
Basic earnings/(loss)	$1.59	$(8.36)	$8.98
Diluted earnings/(loss)	1.58	(8.36)	8.91
See accompanying notes to the consolidated financial statements.

The Kraft Heinz Company
Consolidated Statements of Comprehensive Income
(in millions)

	December 28, 2019	December 29, 2018	December 30, 2017
Net income/(loss)	$1,933	$(10,254)	$10,932
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	246	(1,187)	1,185
Net deferred gains/(losses) on net investment hedges	1	284	(353)
Amounts excluded from the effectiveness assessment of net investment hedges	22	7	—
Net deferred losses/(gains) on net investment hedges reclassified to net income/(loss)	(16)	(7)	—
Net deferred gains/(losses) on cash flow hedges	(10)	99	(113)
Amounts excluded from the effectiveness assessment of cash flow hedges	29	2	—
Net deferred losses/(gains) on cash flow hedges reclassified to net income/(loss)	(41)	(44)	85
Net actuarial gains/(losses) arising during the period	(70)	58	69
Prior service credits/(costs) arising during the period	1	3	17
Net postemployment benefit losses/(gains) reclassified to net income/(loss)	(234)	(118)	(309)
Total other comprehensive income/(loss)	(72)	(903)	581
Total comprehensive income/(loss)	1,861	(11,157)	11,513
Comprehensive income/(loss) attributable to noncontrolling interest	5	(76)	(3)
Comprehensive income/(loss) attributable to common shareholders	$1,856	$(11,081)	$11,516
See accompanying notes to the consolidated financial statements.

The Kraft Heinz Company
Consolidated Balance Sheets
(in millions, except per share data)

	December 28, 2019	December 29, 2018
ASSETS
Cash and cash equivalents	$2,279	$1,130
Trade receivables (net of allowances of $33 at December 28, 2019 and $24 at December 29, 2018)	1,973	2,129
Income taxes receivable	173	152
Inventories	2,721	2,667
Prepaid expenses	384	400
Other current assets	445	1,221
Assets held for sale	122	1,376
Total current assets	8,097	9,075
Property, plant and equipment, net	7,055	7,078
Goodwill	35,546	36,503
Intangible assets, net	48,652	49,468
Other non-current assets	2,100	1,337
TOTAL ASSETS	$101,450	$103,461
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$6	$21
Current portion of long-term debt	1,022	377
Trade payables	4,003	4,153
Accrued marketing	647	722
Interest payable	384	408
Other current liabilities	1,804	1,767
Liabilities held for sale	9	55
Total current liabilities	7,875	7,503
Long-term debt	28,216	30,770
Deferred income taxes	11,878	12,202
Accrued postemployment costs	273	306
Other non-current liabilities	1,459	902
TOTAL LIABILITIES	49,701	51,683
Commitments and Contingencies (Note 17)
Redeemable noncontrolling interest	—	3
Equity:
Common stock, $0.01 par value (5,000 shares authorized; 1,224 shares issued and 1,221 shares outstanding at December 28, 2019; 1,224 shares issued and 1,220 shares outstanding at December 29, 2018)	12	12
Additional paid-in capital	56,828	58,723
Retained earnings/(deficit)	(3,060)	(4,853)
Accumulated other comprehensive income/(losses)	(1,886)	(1,943)
Treasury stock, at cost (3 shares at December 28, 2019 and 4 shares at December 29, 2018)	(271)	(282)
Total shareholders' equity	51,623	51,657
Noncontrolling interest	126	118
TOTAL EQUITY	51,749	51,775
TOTAL LIABILITIES AND EQUITY	$101,450	$103,461
See accompanying notes to the consolidated financial statements.

The Kraft Heinz Company
Consolidated Statements of Equity
(in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings/(Deficit)	Accumulated Other Comprehensive Income/(Losses)	Treasury Stock, at Cost	Noncontrolling Interest	Total Equity
Balance at December 31, 2016	$12	$58,516	$552	$(1,629)	$(207)	$216	$57,460
Net income/(loss) excluding redeemable noncontrolling interest	—	—	10,941	—	—	(5)	10,936
Other comprehensive income/(loss)	—	—	—	575	—	6	581
Dividends declared-common stock ($2.45 per share)	—	—	(2,988)	—	—	—	(2,988)
Dividends declared-noncontrolling interest ($52.75 per share)	—	—	—	—	—	(10)	(10)
Exercise of stock options, issuance of other stock awards, and other	—	118	(10)	—	(17)	—	91
Balance at December 30, 2017	12	58,634	8,495	(1,054)	(224)	207	66,070
Net income/(loss) excluding redeemable noncontrolling interest	—	—	(10,192)	—	—	(50)	(10,242)
Other comprehensive income/(loss)	—	—	—	(889)	—	(14)	(903)
Dividends declared-common stock ($2.50 per share)	—	—	(3,048)	—	—	—	(3,048)
Dividends declared-noncontrolling interest ($174.76 per share)	—	—	—	—	—	(12)	(12)
Cumulative effect of accounting standards adopted in the period	—	—	(97)	—	—	—	(97)
Exercise of stock options, issuance of other stock awards, and other	—	89	(11)	—	(58)	(13)	7
Balance at December 29, 2018	12	58,723	(4,853)	(1,943)	(282)	118	51,775
Net income/(loss) excluding redeemable noncontrolling interest	—	—	1,935	—	—	6	1,941
Other comprehensive income/(loss)	—	—	—	(79)	—	7	(72)
Dividends declared-common stock ($1.60 per share)	—	(1,959)	—	—	—	—	(1,959)
Dividends declared-noncontrolling interest ($75.63 per share)	—	—	—	—	—	(5)	(5)
Cumulative effect of accounting standards adopted in the period	—	—	(136)	136	—	—	—
Exercise of stock options, issuance of other stock awards, and other	—	64	(6)	—	11	—	69
Balance at December 28, 2019	$12	$56,828	$(3,060)	$(1,886)	$(271)	$126	$51,749
See accompanying notes to the consolidated financial statements.

The Kraft Heinz Company
Consolidated Statements of Cash Flows
(in millions)

	December 28, 2019	December 29, 2018	December 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$1,933	$(10,254)	$10,932
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	994	983	1,031
Amortization of postretirement benefit plans prior service costs/(credits)	(306)	(339)	(328)
Equity award compensation expense	46	33	46
Deferred income tax provision/(benefit)	(293)	(1,967)	(6,495)
Postemployment benefit plan contributions	(32)	(76)	(1,659)
Goodwill and intangible asset impairment losses	1,899	15,936	49
Nonmonetary currency devaluation	10	146	36
Loss/(gain) on sale of business	(420)	15	—
Other items, net	(46)	160	253
Changes in current assets and liabilities:
Trade receivables	140	(2,280)	(2,629)
Inventories	(277)	(251)	(236)
Accounts payable	(58)	(23)	441
Other current assets	52	(146)	(64)
Other current liabilities	(90)	637	(876)
Net cash provided by/(used for) operating activities	3,552	2,574	501
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash receipts on sold receivables	—	1,296	2,286
Capital expenditures	(768)	(826)	(1,194)
Payments to acquire business, net of cash acquired	(199)	(248)	—
Proceeds from net investment hedges	590	24	6
Proceeds from sale of business, net of cash disposed	1,875	18	—
Other investing activities, net	13	24	79
Net cash provided by/(used for) investing activities	1,511	288	1,177
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(4,795)	(2,713)	(2,641)
Proceeds from issuance of long-term debt	2,967	2,990	1,496
Debt prepayment and extinguishment costs	(99)	—	—
Proceeds from issuance of commercial paper	557	2,784	6,043
Repayments of commercial paper	(557)	(3,213)	(6,249)
Dividends paid	(1,953)	(3,183)	(2,888)
Other financing activities, net	(33)	(28)	18
Net cash provided by/(used for) financing activities	(3,913)	(3,363)	(4,221)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(6)	(132)	57
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	1,144	(633)	(2,486)
Balance at beginning of period	1,136	1,769	4,255
Balance at end of period	$2,280	$1,136	$1,769
NON-CASH INVESTING ACTIVITIES:
Beneficial interest obtained in exchange for securitized trade receivables	$—	$938	$2,519
CASH PAID DURING THE PERIOD FOR:
Interest	$1,306	$1,322	$1,269
Income taxes	974	543	1,206
See accompanying notes to the consolidated financial statements.

The Kraft Heinz Company
Notes to Consolidated Financial Statements
Note 1. Basis of Presentation
Organization
On July 2, 2015 (the “2015 Merger Date”) through a series of transactions, we consummated the merger of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly-owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”) (the “2015 Merger”). At the closing of the 2015 Merger, Heinz was renamed The Kraft Heinz Company (“Kraft Heinz”). Before the consummation of the 2015 Merger, Heinz was controlled by Berkshire Hathaway Inc. and 3G Global Food Holdings, L.P. (“3G Capital”), following their acquisition of H. J. Heinz Company on June 7, 2013.
Principles of Consolidation
The consolidated financial statements include Kraft Heinz and all of our controlled subsidiaries. All intercompany transactions are eliminated.
Reportable Segments
Effective in the first quarter of 2020, our internal reporting and reportable segments changed. We moved our Puerto Rico business from the Latin America zone to the United States zone to consolidate and streamline the management of our product categories and supply chain. We also combined our Europe, Middle East, and Africa (“EMEA”), Latin America, and Asia Pacific (“APAC”) zones to form the International zone as a result of certain previously announced organizational changes.
Therefore, effective in the first quarter of 2020, we manage and report our operating results through three reportable segments defined by geographic region: United States, International, and Canada. Segment financial information has been retrospectively adjusted to reflect these changes. The impact of the segment change has been reflected throughout our financial statements and related disclosures, including here in Note 1, Basis of Presentation, as well as in Note 4, Acquisitions and Divestitures, Note 5, Restructuring Activities, Note 9, Goodwill and Intangible Assets, Note 10, Income Taxes, and Note 22, Segment Reporting.
Use of Estimates
We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires us to make accounting policy elections, estimates, and assumptions that affect the reported amount of assets, liabilities, reserves, and expenses. These policy elections, estimates, and assumptions are based on our best estimates and judgments. We evaluate our policy elections, estimates, and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. We believe these estimates to be reasonable given the current facts available. We adjust our policy elections, estimates, and assumptions when facts and circumstances dictate. Market volatility, including foreign currency exchange rates, increases the uncertainty inherent in our estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from estimates. If actual amounts differ from estimates, we include the revisions in our consolidated results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a material effect on our consolidated financial statements.
Reclassifications
We made reclassifications to certain previously reported financial information to conform to our current period presentation.
Held for Sale
At December 29, 2018, we had classified certain assets and liabilities as held for sale in our consolidated balance sheet primarily relating to the previously announced divestiture of our equity interests in a subsidiary in India and our divestiture of certain assets and operations in Canada, which closed in 2019. At December 28, 2019, the assets and liabilities identified as held for sale in our consolidated balance sheet primarily relate to a business in our International segment, as well as certain other assets that are held for sale globally. See Note 4, Acquisitions and Divestitures, for additional information.

Note 2. Significant Accounting Policies
Revenue Recognition:
Our revenues are primarily derived from customer orders for the purchase of our products. We recognize revenues as performance obligations are fulfilled when control passes to our customers. We record revenues net of variable consideration, including consumer incentives and performance obligations related to trade promotions, excluding taxes, and including all shipping and handling charges billed to customers (accounting for shipping and handling charges that occur after the transfer of control as fulfillment costs). We also record a refund liability for estimated product returns and customer allowances as reductions to revenues within the same period that the revenue is recognized. We base these estimates principally on historical and current period experience factors. We recognize costs paid to third party brokers to obtain contracts as expenses as our contracts are generally less than one year.
Advertising, Consumer Incentives, and Trade Promotions:
We promote our products with advertising, consumer incentives, and performance obligations related to trade promotions. Consumer incentives and trade promotions include, but are not limited to, discounts, coupons, rebates, performance-based in-store display activities, and volume-based incentives. Variable consideration related to consumer incentive and trade promotion activities is recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization, redemption rates, and/or current period experience factors. We review and adjust these estimates at least quarterly based on actual experience and other information.
Advertising expenses are recorded in selling, general and administrative expenses (“SG&A”). For interim reporting purposes, we charge advertising to operations as a percentage of estimated full year sales activity and marketing costs. We then review and adjust these estimates each quarter based on actual experience and other information. We recorded advertising expenses of $534 million in 2019, $584 million in 2018, and $629 million in 2017, which represented costs to obtain physical advertisement spots in television, radio, print, digital, and social channels. We also incur other advertising and marketing costs such as shopper marketing, sponsorships, and agency advertisement conception, design, and public relations fees. Total advertising and marketing costs were $1.1 billion in 2019, 2018, and 2017.
Research and Development Expense:
We expense costs as incurred for product research and development within SG&A. Research and development expenses were approximately $112 million in 2019, $109 million in 2018, and $93 million in 2017.
Stock-Based Compensation:
We recognize compensation costs related to equity awards on a straight-line basis over the vesting period of the award, which is generally three to five years, or on a straight-line basis over the requisite service period for each separately vesting portion of the awards. These costs are primarily recognized within SG&A. We estimate expected forfeitures rather than recognizing forfeitures as they occur in determining our equity award compensation costs. We classify equity award compensation costs primarily within general corporate expenses. See Note 11, Employees’ Stock Incentive Plans, for additional information.
Postemployment Benefit Plans:
We maintain various retirement plans for the majority of our employees. These include pension benefits, postretirement health care benefits, and defined contribution benefits. The cost of these plans is charged to expense over an appropriate term based on, among other things, the cost component and whether the plan is active or inactive. Changes in the fair value of our plan assets result in net actuarial gains or losses. These net actuarial gains and losses are deferred into accumulated other comprehensive income/(losses) and amortized within other expense/(income) in future periods using the corridor approach. The corridor is 10% of the greater of the market-related value of the plan’s asset or projected benefit obligation. Any actuarial gains and losses in excess of the corridor are then amortized over an appropriate term based on whether the plan is active or inactive. See Note 12, Postemployment Benefits, for additional information.
Income Taxes:
We recognize income taxes based on amounts refundable or payable for the current year and record deferred tax assets or liabilities for any difference between the financial reporting and tax basis of our assets and liabilities. We also recognize deferred tax assets for temporary differences, operating loss carryforwards, and tax credit carryforwards. Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities, and expectations about future outcomes. Realization of certain deferred tax assets, primarily net operating loss and other carryforwards, is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carryforward periods.
We apply a more-likely-than-not threshold to the recognition and derecognition of uncertain tax positions. Accordingly, we recognize the amount of tax benefit that has a greater than 50 percent likelihood of being ultimately realized upon settlement. Future changes in judgment related to the expected ultimate resolution of uncertain tax positions will affect our results in the quarter of such change.

We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding adjustment to our provision for/(benefit from) income taxes. The resolution of tax reserves and changes in valuation allowances could be material to our results of operations for any period, but is not expected to be material to our financial position.
Common Stock and Preferred Stock Dividends:
Dividends are recorded as a reduction to retained earnings. When we have an accumulated deficit, dividends are recorded as a reduction of additional paid-in capital.
Cash and Cash Equivalents:
Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash and cash equivalents that are legally restricted as to withdrawal or usage is classified in other current assets or other non-current assets, as applicable, on the consolidated balance sheets.
Inventories:
Inventories are stated at the lower of cost or net realizable value. We value inventories primarily using the average cost method.
Property, Plant and Equipment:
Property, plant and equipment are stated at historical cost and depreciated on the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from three years to 20 years and buildings and improvements over periods up to 40 years. Capitalized software costs are included in property, plant and equipment and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed seven years. We review long-lived assets for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. Such conditions could include significant adverse changes in the business climate, current-period operating or cash flow losses, significant declines in forecasted operations, or a current expectation that an asset group will be disposed of before the end of its useful life. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of assets held for use, we group assets at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
Goodwill and Intangible Assets:
We maintain 19 reporting units, 11 of which comprise our goodwill balance. Our indefinite-lived intangible asset balance primarily consists of a number of individual brands. We test our reporting units and brands for impairment annually as of the first day of our second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit or brand is less than its carrying amount. Such events and circumstances could include a sustained decrease in our market capitalization, increased competition or unexpected loss of market share, increased input costs beyond projections (for example due to regulatory or industry changes), disposals of significant brands or components of our business, unexpected business disruptions (for example due to a natural disaster or loss of a customer, supplier, or other significant business relationship), unexpected significant declines in operating results, significant adverse changes in the markets in which we operate, or changes in management strategy. We test reporting units for impairment by comparing the estimated fair value of each reporting unit with its carrying amount. We test brands for impairment by comparing the estimated fair value of each brand with its carrying amount. If the carrying amount of a reporting unit or brand exceeds its estimated fair value, we record an impairment loss based on the difference between fair value and carrying amount, in the case of reporting units, not to exceed the associated carrying amount of goodwill.
Definite-lived intangible assets are amortized on a straight-line basis over the estimated periods benefited. We review definite-lived intangible assets for impairment when conditions exist that indicate the carrying amount of the assets may not be recoverable. Such conditions could include significant adverse changes in the business climate, current-period operating or cash flow losses, significant declines in forecasted operations, or a current expectation that an asset group will be disposed of before the end of its useful life. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of definite-lived intangible assets held for use, we group assets at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on definite-lived intangible assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
See Note 9, Goodwill and Intangible Assets, for additional information.

Leases:
We determine whether a contract is or contains a lease at contract inception based on the presence of identified assets and our right to obtain substantially all of the economic benefit from or to direct the use of such assets. When we determine a lease exists, we record a right-of-use (“ROU”) asset and corresponding lease liability on our consolidated balance sheets. ROU assets represent our right to use an underlying asset for the lease term. Lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets are recognized at commencement date at the value of the lease liability and are adjusted for any prepayments, lease incentives received, and initial direct costs incurred. Lease liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease term. As the discount rate implicit in the lease is not readily determinable in most of our leases, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Our lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.
We do not record lease contracts with a term of 12 months or less on our consolidated balance sheets.
We recognize fixed lease expense for operating leases on a straight-line basis over the lease term. For finance leases, we recognize amortization expense on the ROU asset and interest expense on the lease liability over the lease term.
We have lease agreements with non-lease components that relate to the lease components (e.g., common area maintenance such as cleaning or landscaping, insurance, etc.). We account for each lease and any non-lease components associated with that lease as a single lease component for all underlying asset classes. Accordingly, all costs associated with a lease contract are accounted for as lease costs.
Certain leasing arrangements require variable payments that are dependent on usage or output or may vary for other reasons, such as insurance and tax payments. Variable lease payments that do not depend on an index or rate are excluded from lease payments in the measurement of the ROU asset and lease liability and are recognized as expense in the period in which the payment occurs.
Our lease agreements do not include significant restrictions or covenants, and residual value guarantees are generally not included within our operating leases.
Financial Instruments:
As we source our commodities on global markets and periodically enter into financing or other arrangements abroad, we use a variety of risk management strategies and financial instruments to manage commodity price, foreign currency exchange rate, and interest rate risks. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. One way we do this is through actively hedging our risks through the use of derivative instruments. As a matter of policy, we do not use highly leveraged derivative instruments, nor do we use financial instruments for speculative purposes.
Derivatives are recorded on our consolidated balance sheets as assets or liabilities at fair value, which fluctuates based on changing market conditions.
Certain derivatives are designated as cash flow hedges and qualify for hedge accounting treatment, while others are not designated as hedging instruments and are marked to market through net income/(loss). The gains and losses on cash flow hedges are deferred as a component of accumulated other comprehensive income/(losses) and are recognized in net income/(loss) at the time the hedged item affects net income/(loss), in the same line item as the underlying hedged item. The excluded component on cash flow hedges is recognized in net income/(loss) over the life of the hedging relationship in the same income statement line item as the underlying hedged item. We also designate certain derivatives and non-derivatives as net investment hedges to hedge the net assets of certain foreign subsidiaries which are exposed to volatility in foreign currency exchange rates. Changes in the value of these derivatives and remeasurements of our non-derivatives designated as net investment hedges are calculated each period using the spot method, with changes reported in foreign currency translation adjustment within accumulated other comprehensive income/(losses). Such amounts will remain in accumulated other comprehensive income/(losses) until the complete or substantially complete liquidation of our investment in the underlying foreign operations. The excluded component on derivatives designated as net investment hedges is recognized in net income/(loss) within interest expense. The income statement classification of gains and losses related to derivative instruments not designated as hedging instruments is determined based on the underlying intent of the contracts. Cash flows related to the settlement of derivative instruments designated as net investment hedges of foreign operations are classified in the consolidated statements of cash flows within investing activities. All other cash flows related to derivative instruments are classified in the same line item as the cash flows of the related hedged item, which is generally within operating activities.

To qualify for hedge accounting, a specified level of hedging effectiveness between the hedging instrument and the item being hedged must be achieved at inception and maintained throughout the hedged period. When a hedging instrument no longer meets the specified level of hedging effectiveness, we reclassify the related hedge gains or losses previously deferred into other comprehensive income/(losses) to net income/(loss) within other expense/(income). We formally document our risk management objectives, our strategies for undertaking the various hedge transactions, the nature of and relationships between the hedging instruments and hedged items, and the method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, we specifically identify the significant characteristics and expected terms of the forecasted transactions. If it becomes probable that a forecasted transaction will not occur, the hedge will no longer be effective and all of the derivative gains or losses would be recognized in net income/(loss) in the current period.
Unrealized gains and losses on our commodity derivatives not designated as hedging instruments are recorded in cost of products sold and are included within general corporate expenses until realized. Once realized, the gains and losses are included within the applicable segment operating results. See Note 13, Financial Instruments, for additional information.
Our designated and undesignated derivative contracts include:
•Net investment hedges. We have numerous investments in our foreign subsidiaries, the net assets of which are exposed to volatility in foreign currency exchange rates. We manage this risk by utilizing derivative and non-derivative instruments, including cross-currency swap contracts, foreign exchange contracts, and certain foreign denominated debt designated as net investment hedges. We exclude the interest accruals on cross-currency swap contracts and the forward points on foreign exchange forward contracts from the assessment and measurement of hedge effectiveness. We recognize the interest accruals on cross-currency swap contracts in net income/(loss) within interest expense. We amortize the forward points on foreign exchange contracts into net income/(loss) within interest expense over the life of the hedging relationship.
•Foreign currency cash flow hedges. We use various financial instruments to mitigate our exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. Our principal foreign currency exposures that are hedged include the British pound sterling, euro, and Canadian dollar. These instruments include cross-currency swap contracts and foreign exchange forward and option contracts. Substantially all of these derivative instruments are highly effective and qualify for hedge accounting treatment. We exclude the interest accruals on cross-currency swap contracts and the forward points and option premiums or discounts on foreign exchange contracts from the assessment and measurement of hedge effectiveness and amortize such amounts into net income/(loss) in the same line item as the underlying hedged item over the life of the hedging relationship.
•Interest rate cash flow hedges. From time to time, we have used derivative instruments, including interest rate swaps, as part of our interest rate risk management strategy. We have primarily used interest rate swaps to hedge the variability of interest payment cash flows on a portion of our future debt obligations.
•Commodity derivatives. We are exposed to price risk related to forecasted purchases of certain commodities that we primarily use as raw materials. We enter into commodity purchase contracts primarily for dairy products, meat products, coffee beans, sugar, vegetable oils, wheat products, corn products, and cocoa products. These commodity purchase contracts generally are not subject to the accounting requirements for derivative instruments and hedging activities under the normal purchases and normal sales exception. We also use commodity futures, options, and swaps to economically hedge the price of certain commodity costs, including the commodities noted above, as well as packaging products, diesel fuel, and natural gas. We do not designate these commodity contracts as hedging instruments. We also occasionally use futures to economically cross hedge a commodity exposure.
Translation of Foreign Currencies:
For all significant foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each period end. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of accumulated other comprehensive income/(losses) on the balance sheet. Gains and losses from foreign currency transactions are included in net income/(loss) for the period.
Highly Inflationary Accounting:
We apply highly inflationary accounting if the cumulative inflation rate in an economy for a three-year period meets or exceeds 100%. Under highly inflationary accounting, the financial statements of a subsidiary are remeasured into our reporting currency (U.S. dollars) based on the legally available exchange rate at which we expect to settle the underlying transactions. Exchange gains and losses from the remeasurement of monetary assets and liabilities are reflected in net income/(loss), rather than accumulated other comprehensive income/(losses) on the balance sheet, until such time as the economy is no longer considered highly inflationary. Certain non-monetary assets and liabilities are recorded at the applicable historical exchange rates. We apply highly inflationary accounting to the results of our subsidiaries in Venezuela and Argentina. The net monetary assets of our subsidiary in Argentina were approximately $1 million at December 28, 2019. See Note 15, Venezuela - Foreign Currency and Inflation, for additional information related to our subsidiary in Venezuela.

Note 3. New Accounting Standards
Accounting Standards Adopted in the Current Year
Leases:
In February 2016, the Financial Accounting Standards Board (the “FASB”) issued accounting standards update (“ASU”) 2016-02 to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The updated guidance requires lessees to reflect the majority of leases on their balance sheets as assets and obligations. This ASU became effective beginning in the first quarter of our fiscal year 2019. We adopted this ASU in the first quarter of 2019 using a modified retrospective transition method and elected the following practical expedients: (i) the optional transition method that allows us to apply the guidance at the adoption date and recognize any adjustments that result from applying Accounting Standards Codification (“ASC”) Topic 842, Leases, to existing leases as a cumulative-effect adjustment to the opening balance of retained earnings/(deficit) in the period of adoption (i.e., the effective date); (ii) the package of practical expedients that allows us to carry forward our determination of whether a lease exists, the classification of a lease, and whether initial direct lease costs exist for purposes of transition to the new standard; (iii) the land easement option, which allows us to continue to use prior accounting conclusions reached in our accounting for land easements; and (iv) the short-term lease exemption whereby we will not record an asset or liability for short-term leases. The most significant impact of adoption on our consolidated financial statements was the recognition of ROU assets and lease liabilities for operating leases. Our accounting for finance leases remained substantially unchanged. Upon adoption, we had total lease assets of $821 million and total lease liabilities of $887 million. The adoption of this ASU did not result in a cumulative-effect adjustment to the opening balance of retained earnings/(deficit) and did not impact our consolidated statements of income or our cash flows. See Note 2, Significant Accounting Policies, for our lease accounting policy and Note 19, Leases, for additional information related to our lease arrangements.
Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income:
In February 2018, the FASB issued ASU 2018-02 related to reclassifying tax effects stranded in accumulated other comprehensive income/(losses) because of the Tax Cuts and Jobs Act (“U.S. Tax Reform”) enacted on December 22, 2017. U.S. Tax Reform reduced the U.S. federal corporate tax rate from 35.0% to 21.0%. ASC Topic 740, Income Taxes, requires the remeasurement of deferred tax assets and liabilities as a result of such changes in tax laws or rates to be presented in net income/(loss) from continuing operations. However, the related tax effects of such deferred tax assets and liabilities may have been originally recorded in other comprehensive income/(loss). This ASU allows companies to reclassify such stranded tax effects from accumulated other comprehensive income/(losses) to retained earnings/(deficit). This reclassification adjustment is optional, and if elected, may be applied either to the period of adoption or retrospectively to the period(s) impacted by U.S. Tax Reform. Additionally, this ASU requires companies to disclose the policy election for stranded tax effects as well as the general accounting policy for releasing income tax effects from accumulated other comprehensive income/(losses). This ASU became effective beginning in the first quarter of our fiscal year 2019. We adopted this ASU on the first day of our fiscal year 2019 and made the policy election to reclassify stranded tax effects from accumulated other comprehensive income/(losses) to retained earnings/(deficit) in the period of adoption. The impact of this policy election was an increase to retained earnings/(deficit) and a corresponding decrease to accumulated other comprehensive income/(losses) of $136 million. We generally release income tax effects from accumulated other comprehensive income/(losses) when the entire portfolio of the item giving rise to the tax effect is disposed of, liquidated, or terminated.
Accounting Standards Not Yet Adopted
Measurement of Current Expected Credit Losses:
In June 2016, the FASB issued ASU 2016-13 to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. This ASU will be effective beginning in the first quarter of our fiscal year 2020. We do not expect this guidance to have a significant impact on our financial statements and related disclosures.

Fair Value Measurement Disclosures:
In August 2018, the FASB issued ASU 2018-13 related to fair value measurement disclosures. This ASU removes the requirement to disclose the amount of and reasons for transfers between Levels 1 and 2 of the fair value hierarchy, the policy for determining that a transfer has occurred, and valuation processes for Level 3 fair value measurements. Additionally, this ASU modifies the disclosures related to the measurement uncertainty for recurring Level 3 fair value measurements (by removing the requirement to disclose sensitivity to future changes) and the timing of liquidation of investee assets (by removing the timing requirement in certain instances). The guidance also requires new disclosures for Level 3 financial assets and liabilities, including the amount and location of unrealized gains and losses recognized in other comprehensive income/(loss) and additional information related to significant unobservable inputs used in determining Level 3 fair value measurements. This ASU will be effective beginning in the first quarter of our fiscal year 2020. Early adoption of the guidance in whole is permitted. Alternatively, companies may early adopt removed or modified disclosures and delay adoption of the additional disclosures until their effective date. Certain of the amendments in this ASU must be applied prospectively upon adoption, while other amendments must be applied retrospectively upon adoption. We elected to early adopt the provisions related to removing disclosures in the fourth quarter of our fiscal year 2018 on a retrospective basis. Accordingly, we removed certain disclosures from Note 12, Postemployment Benefits and Note 13, Financial Instruments. There was no other impact to our financial statement disclosures as a result of early adopting the provisions related to removing disclosures.
Disclosure Requirements for Certain Employer-Sponsored Benefit Plans:
In August 2018, the FASB issued ASU 2018-14 related to the disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans. The guidance requires sponsors of these plans to provide additional disclosures, including weighted-average interest rates used in the company’s cash balance plans and a narrative description of reasons for any significant gains or losses impacting the benefit obligation for the period. Additionally, this guidance eliminates certain previous disclosure requirements. This ASU will be effective beginning with our Annual Report on Form 10-K for the year ended December 26, 2020. This guidance must be applied on a retrospective basis to all periods presented.
Implementation Costs Incurred in Hosted Cloud Computing Service Arrangements:
In August 2018, the FASB issued ASU 2018-15 related to accounting for implementation costs incurred in hosted cloud computing service arrangements. Under the new guidance, implementation costs incurred in a hosting arrangement that is a service contract should be expensed or capitalized based on the nature of the costs and the project stage during which such costs are incurred. If the implementation costs qualify for capitalization, they must be amortized over the term of the hosting arrangement and assessed for impairment. Companies must disclose the nature of any hosted cloud computing service arrangements. This ASU also provides guidance for balance sheet and income statement presentation of capitalized implementation costs and statement of cash flows presentation for the related payments. This ASU will be effective beginning in the first quarter of our fiscal year 2020. This guidance may be adopted either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We will prospectively adopt this guidance and do not expect that it will have a significant impact on our financial statements and related disclosures.
Simplifying the Accounting for Income Taxes:
In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of our fiscal year 2021. Early adoption is permitted. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. We are currently evaluating the impact this ASU will have on our financial statements and related disclosures as well as the timing of adoption.
Note 4. Acquisitions and Divestitures
Acquisitions
Primal Acquisition:
On January 3, 2019 (the “Primal Acquisition Date”), we acquired 100% of the outstanding equity interests in Primal Nutrition, LLC (“Primal Nutrition”) (the “Primal Acquisition”), a better-for-you brand primarily focused on condiments, sauces, and dressings, with growing product lines in healthy snacks and other categories. The Primal Kitchen brand holds leading positions in the e-commerce and natural channels. The results of Primal Nutrition have been included in our consolidated financial statements for the year ended December 28, 2019. We have not included unaudited pro forma results as it would not yield significantly different results.

The Primal Acquisition was accounted for under the acquisition method of accounting for business combinations. The total cash consideration paid for Primal Nutrition was $201 million. We utilized estimated fair values at the Primal Acquisition Date to allocate the total consideration exchanged to the net tangible and intangible assets acquired and liabilities assumed. The fair value estimates of the assets acquired and liabilities assumed were subject to adjustment during the measurement period (up to one year from the Primal Acquisition Date). The purchase price allocation for the Primal Acquisition was final as of September 28, 2019.
The final purchase price allocation to assets acquired and liabilities assumed in the Primal Acquisition was (in millions):

Cash	$2
Other current assets	15
Identifiable intangible assets	66
Current liabilities	(6)
Net assets acquired	77
Goodwill on acquisition	124
Total consideration	$201
The Primal Acquisition resulted in $124 million of non tax deductible goodwill relating principally to planned expansion of the Primal Kitchen brand into new channels and categories. This goodwill was allocated to the United States segment as shown in Note 9, Goodwill and Intangible Assets.
The purchase price allocation to identifiable intangible assets acquired in the Primal Acquisition was:

	Fair Value (in millions of dollars)	Weighted Average Life (in years)
Definite-lived trademarks	$52.5	15
Customer-related assets	13.5	20
Total	$66.0
We valued trademarks using the relief from royalty method and customer-related assets using the distributor method. Some of the more significant assumptions inherent in developing the valuations included the estimated annual net cash flows for each definite-lived intangible asset (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), the discount rate that appropriately reflects the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends, as well as other factors. We determined the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated product category growth rates, management’s plans, and market comparables.
We used carrying values as of the Primal Acquisition Date to value certain current and non-current assets and liabilities, as we determined that they represented the fair value of those items at the Primal Acquisition Date.
Cerebos Acquisition:
On March 9, 2018 (the “Cerebos Acquisition Date”), we acquired 100% of the outstanding equity interests in Cerebos Pacific Limited (“Cerebos”) (the “Cerebos Acquisition”), an Australian food and beverage company.
The Cerebos Acquisition was accounted for under the acquisition method of accounting for business combinations. The total cash consideration paid for Cerebos was $244 million. We utilized estimated fair values at the Cerebos Acquisition Date to allocate the total consideration exchanged to the net tangible and intangible assets acquired and liabilities assumed. Such allocation was final as of December 29, 2018.

The final purchase price allocation to assets acquired and liabilities assumed in the Cerebos Acquisition was (in millions):

Cash	$23
Other current assets	65
Property, plant and equipment, net	75
Identifiable intangible assets	100
Trade and other payables	(41)
Other non-current liabilities	(3)
Net assets acquired	219
Goodwill on acquisition	25
Total consideration	$244
The Cerebos Acquisition resulted in $25 million of non tax deductible goodwill relating principally to planned expansion of Cerebos brands into new categories and markets. This goodwill was allocated to the International segment as shown in Note 9, Goodwill and Intangible Assets.
The final purchase price allocation to identifiable intangible assets acquired in the Cerebos Acquisition was:

	Fair Value (in millions of dollars)	Weighted Average Life (in years)
Definite-lived trademarks	$87	22
Customer-related assets	13	12
Total	$100
We valued trademarks using the relief from royalty method and customer-related assets using the distributor method. Some of the more significant assumptions inherent in developing the valuations included the estimated annual net cash flows for each definite-lived intangible asset (including net sales, cost of products sold, selling and marketing costs, and working capital/contributory asset charges), the discount rate that appropriately reflects the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends, as well as other factors. We determined the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated product category growth rates, management’s plans, and market comparables.
We used carrying values as of the Acquisition Date to value trade receivables and payables, as well as certain other current and non-current assets and liabilities, as we determined that they represented the fair value of those items at the Acquisition Date.
We valued finished goods and work-in-process inventory using a net realizable value approach. Raw materials and packaging inventory was valued using the replacement cost approach.
We valued property, plant and equipment using a combination of the income approach, the market approach, and the cost approach, which is based on the current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional, and economic factors.
Other Acquisitions:
In the third quarter of 2018, we had two additional acquisitions of businesses, including The Ethical Bean Coffee Company Ltd., a Canadian-based coffee roaster, and Wellio, Inc., a full-service meal planning and preparation technology start-up in the U.S. The aggregate consideration paid related to these acquisitions was $27 million.

Deal Costs:
Related to our acquisitions, we incurred aggregate deal costs of $2 million in 2019 and $20 million in 2018. We recognized these deal costs primarily in SG&A. We did not incur any deal costs in 2017.

Divestitures
Potential Disposition:
As of December 28, 2019, we were in negotiations with a prospective buyer for 100% of the equity interests in a subsidiary within our International segment for cash of approximately $55 million. This subsidiary generated approximately $1 million of net income in 2019. The aggregate carrying value of net assets to be transferred and accumulated foreign currency losses to be released is expected to be approximately $126 million. As a result, we recorded a loss of approximately $71 million in 2019 related to this transaction. This loss was included in other expense/(income). In addition, we have classified the related assets and liabilities as held for sale on the consolidated balance sheet at December 28, 2019. We expect this transaction to close in the first half of 2020.
Heinz India Transaction:
In October 2018, we entered into a definitive agreement with two third-parties, Zydus Wellness Limited and Cadila Healthcare Limited (collectively, the “Buyers”), to sell 100% of our equity interests in Heinz India Private Limited (“Heinz India”) for approximately 46 billion Indian rupees (approximately $655 million at January 30, 2019) (the “Heinz India Transaction”). In connection with the Heinz India Transaction, we transferred to the Buyers, among other assets and operations, our global intellectual property rights to several brands, including Complan, Glucon-D, Nycil, and Sampriti. Our core brands (i.e., Heinz and Kraft) were not transferred. The Heinz India Transaction closed on January 30, 2019 (the “Heinz India Closing Date”). We recognized a pre-tax gain of $246 million in the first quarter of 2019. Additionally, in the third quarter of 2019, we recognized a recovery of local India taxes of $3 million, which was classified as gain on sale of business. As a result, we recognized pre-tax gains of $249 million in 2019. These pre-tax gains were included in other expense/(income).
The components of the pre-tax gain were as follows (in millions):

Proceeds	$655
Less investment in Heinz India	(355)
Recognition of tax indemnification	(48)
Other	(3)
Pre-tax gain on sale of Heinz India	$249
In connection with the Heinz India Transaction we agreed to indemnify the Buyers from and against any tax losses for any taxable period prior to the Heinz India Closing Date, including taxes for which we are liable as a result of any transaction that occurred on or before such date. To determine the fair value of our tax indemnity we made various assumptions, including the range of potential dates the tax matters will be resolved, the range of potential future cash flows, the probabilities associated with potential resolution dates and potential future cash flows, and the discount rate. We recorded tax indemnity liabilities related to the Heinz India Transaction totaling approximately $48 million, including $18 million in other current liabilities and $30 million in other non-current liabilities on our consolidated balance sheet as of the Heinz India Closing Date. We also recorded a corresponding $48 million reduction of the gain on the Heinz India Transaction within other expense/(income) in our consolidated statement of income in the first quarter of 2019. Future changes to the fair value of these tax indemnity liabilities will continue to impact other expense/(income) throughout the life of the exposures as a component of the gain on sale for the Heinz India Transaction.
The other component of the pre-tax gain on the sale of Heinz India in the table above primarily related to losses on net investment hedges of our investment in Heinz India, which were settled in the first quarter of 2019, and were partially offset by the local India tax recovery in the third quarter of 2019.
Canada Natural Cheese Transaction:
In November 2018, we entered into a definitive agreement with a third-party, Parmalat SpA (“Parmalat”), to sell certain assets in our natural cheese business in Canada for approximately 1.6 billion Canadian dollars (approximately $1.2 billion at July 2, 2019) (the “Canada Natural Cheese Transaction”). In connection with the Canada Natural Cheese Transaction, we transferred certain assets to Parmalat, including the intellectual property rights to Cracker Barrel in Canada and P’Tit Quebec globally. The Canada Natural Cheese Transaction closed on July 2, 2019. We recognized a pre-tax gain of $242 million, which was included in other expense/(income) in 2019.

The components of the pre-tax gain were as follows (in millions):

Proceeds	$1,236
Less carrying value of Canada Natural Cheese net assets	(995)
Other	1
Pre-tax gain resulting from Canada Natural Cheese Transaction	$242
South Africa Transaction:
In May 2018, we sold our 50.1% interest in our South African subsidiary to our minority interest partner. This transaction included proceeds of $18 million. We recorded a pre-tax loss on the sale of a business of approximately $15 million, which was included in other expense/(income) on the consolidated statement of income for 2018.

Deal Costs:
Related to our divestitures, we incurred aggregate deal costs of $17 million in 2019 and $3 million in 2018. We recognized these deal costs in SG&A. We did not incur any deal costs in 2017.
Held for Sale
Our assets and liabilities held for sale, by major class, were (in millions):

	December 28, 2019	December 29, 2018
ASSETS
Cash and cash equivalents	$27	$—
Inventories	21	92
Property, plant and equipment, net	25	139
Goodwill	—	669
Intangible assets, net	23	437
Other	26	39
Total assets held for sale	$122	$1,376
LIABILITIES
Trade payables	$3	$16
Other	6	39
Total liabilities held for sale	$9	$55
The change in assets and liabilities held for sale in 2019 was primarily related to the Heinz India Transaction closing on January 30, 2019 and the Canada Natural Cheese Transaction closing on July 2, 2019. The balances held for sale at December 28, 2019 primarily relate to a business in our International segment, as well as certain manufacturing equipment and land use rights across the globe.
Note 5. Restructuring Activities
As part of our restructuring activities, we incur expenses that qualify as exit and disposal costs under U.S. GAAP. These include severance and employee benefit costs and other exit costs. Severance and employee benefit costs primarily relate to cash severance, non-cash severance, including accelerated equity award compensation expense, and pension and other termination benefits. Other exit costs primarily relate to lease and contract terminations. We also incur expenses that are an integral component of, and directly attributable to, our restructuring activities, which do not qualify as exit and disposal costs under U.S. GAAP. These include asset-related costs and other implementation costs. Asset-related costs primarily relate to accelerated depreciation and asset impairment charges. Other implementation costs primarily relate to start-up costs of new facilities, professional fees, asset relocation costs, costs to exit facilities, and costs associated with restructuring benefit plans.

Employee severance and other termination benefit packages are primarily determined based on established benefit arrangements, local statutory requirements, or historical benefit practices. We recognize the contractual component of these benefits when payment is probable and estimable; additional elements of severance and termination benefits associated with non-recurring benefits are recognized ratably over each employee’s required future service period. Charges for accelerated depreciation are recognized on long-lived assets that will be taken out of service before the end of their normal service, in which case depreciation estimates are revised to reflect the use of the asset over its shortened useful life. Asset impairments establish a new fair value basis for assets held for disposal or sale, and those assets are written down to expected net realizable value if carrying value exceeds fair value. All other costs are recognized as incurred.
Restructuring Activities:
We have restructuring programs globally, which are focused primarily on workforce reduction and factory closure and consolidation. In 2019, we eliminated approximately 400 positions related to these programs. As of December 28, 2019, we expect to eliminate approximately 550 additional positions related to these programs primarily outside the U.S. due to the formation of the International zone in 2020. These programs resulted in expenses of $108 million in 2019, including $15 million of severance and employee benefit costs, $37 million of non-cash asset-related costs, and $55 million of other implementation costs, and $1 million of other exit costs. Restructuring expenses totaled $368 million in 2018 and $118 million in 2017.
Our net liability balance for restructuring project costs that qualify as exit and disposal costs under U.S. GAAP (i.e., severance and employee benefit costs and other exit costs) was (in millions):

	Severance and Employee Benefit Costs	Other Exit Costs	Total
Balance at December 29, 2018	$32	$33	$65
Charges/(credits)	15	1	16
Cash payments	(21)	(10)	(31)
Non-cash utilization	(4)	—	(4)
Balance at December 28, 2019	$22	$24	$46
We expect the liability for severance and employee benefit costs as of December 28, 2019 to be paid by the end of 2020. The liability for other exit costs primarily relates to lease obligations. The cash impact of these obligations will continue for the duration of the lease terms, which expire between 2020 and 2026.
Integration Program:
At the end of 2017, we had substantially completed our multi-year program announced following the 2015 Merger (the “Integration Program”), which was designed to reduce costs and integrate and optimize our combined organization, primarily in the U.S. and Canada reportable segments.
We incurred pre-tax costs related to the Integration Program of $92 million in 2018 and $316 million in 2017. No such expenses were incurred in 2019.
Total Expenses:
Total expense/(income) related to restructuring activities, including the Integration Program, by income statement caption, were (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Severance and employee benefit costs - COGS	$(3)	$12	$9
Severance and employee benefit costs - SG&A	14	32	26
Severance and employee benefit costs - Other expense/(income)	4	6	(149)
Asset-related costs - COGS	29	59	191
Asset-related costs - SG&A	8	36	26
Other costs - COGS	22	123	264
Other costs - SG&A	32	35	67
Other costs - Other expense/(income)	2	157	—
	$108	$460	$434

We do not include our restructuring activities, including the Integration Program, within Segment Adjusted EBITDA (as defined in Note 22, Segment Reporting). The pre-tax impact of allocating such expenses to our segments would have been (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
United States	$37	$205	$270
International	29	41	69
Canada	18	176	34
General corporate expenses	24	38	61
	$108	$460	$434

Note 6. Restricted Cash
The following table provides a reconciliation of cash and cash equivalents, as reported on our consolidated balance sheets, to cash, cash equivalents, and restricted cash, as reported on our consolidated statements of cash flows (in millions):

	December 28, 2019	December 29, 2018
Cash and cash equivalents	$2,279	$1,130
Restricted cash included in other current assets	1	1
Restricted cash included in other non-current assets	—	5
Cash, cash equivalents, and restricted cash	$2,280	$1,136
At December 28, 2019, cash and cash equivalents excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information.
Note 7. Inventories
Inventories consisted of the following (in millions):

	December 28, 2019	December 29, 2018
Packaging and ingredients	$511	$510
Work in process	364	343
Finished product	1,846	1,814
Inventories	$2,721	$2,667
At December 28, 2019 and December 29, 2018, inventories excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information.
Note 8. Property, Plant and Equipment
Property, plant and equipment consisted of the following (in millions):

	December 28, 2019	December 29, 2018
Land	$210	$218
Buildings and improvements	2,447	2,375
Equipment and other	6,552	5,904
Construction in progress	1,033	1,165
	10,242	9,662
Accumulated depreciation	(3,187)	(2,584)
Property, plant and equipment, net	$7,055	$7,078
At December 28, 2019 and December 29, 2018, property, plant and equipment, net, excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information. Depreciation expense was $708 million in 2019, $693 million in 2018, and $753 million in 2017.

Note 9. Goodwill and Intangible Assets
Goodwill:
Changes in the carrying amount of goodwill, by segment, were (in millions):

	United States	International	Canada	Total
Balance at December 29, 2018	$29,597	$4,468	$2,438	$36,503
Impairment losses	(118)	(1,079)	—	(1,197)
Acquisitions	124	6	—	130
Translation adjustments and other	(2)	6	106	110
Balance at December 28, 2019	$29,601	$3,401	$2,544	$35,546
In the first quarter of 2019, we completed the acquisition of Primal Nutrition. Additionally, at December 29, 2018, goodwill excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information related to this acquisition, as well as amounts held for sale.
We maintain 19 reporting units, 11 of which comprise our goodwill balance. These 11 reporting units had an aggregate carrying amount of $35.5 billion as of December 28, 2019. We test our reporting units for impairment annually as of the first day of our second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount.
In connection with the preparation of the first quarter financial statements, which occurred concurrently with the preparation of the second quarter financial statements due to the delay in the filing of our Annual Report on Form 10-K for the year ended December 29, 2018, we concluded that it was more likely than not that the fair values of three of our 19 reporting units (EMEA East, Brazil and Latin America Exports) were below their carrying amounts. The factors that led to this conclusion included: (i) changes in management structure which triggered the reorganization of the EMEA East and Latin America Exports reporting units in the first quarter; (ii) new management in certain of these reporting units coupled with the development of our five-year operating plan assumptions for each of these reporting units in the first quarter, which established revised expectations and priorities for the coming years in response to current market factors, such as lower revenue growth and margin expectations; (iii) increases in discount rates used to value reporting units in these regions due to expectations of increased risk in these emerging markets; and (iv) fluctuations in forecasted foreign exchange rates in certain countries.
We recognized a non-cash impairment loss of $620 million in SG&A in the first quarter of 2019 related to the three reporting units noted above that are contained within our International segment. We determined the factors contributing to the impairment loss were the result of circumstances that arose during the first quarter of 2019.
We recognized a $286 million impairment loss in our EMEA East reporting unit within our International segment. In the first quarter of 2019, we reorganized our reporting units to combine Russia, Poland, Middle East, and Distributors operations into the EMEA East reporting unit as a result of changing our management structure. Following this reorganization, we established a new management team in the region at the beginning of 2019 that developed a new five-year operating plan for the region, which established a revised downward outlook for net sales, margin, and cash flows in response to lower expectations for margin and revenue growth opportunities in the region. As a result of this planning process, management revised its expectations downward in relation to the anticipated long-term impact of white space growth opportunities in Middle East and Africa and the impact of discounter store growth in Russia. Additionally, there were declines in forecasted foreign exchange rates in the region. After the impairment, the goodwill carrying amount of the EMEA East reporting unit was approximately $144 million.
We recognized a $205 million impairment loss in our Brazil reporting unit within our International segment. During the first quarter, we observed lower than expected performance in launches of new products coupled with the de-listing of certain existing products as well as higher costs due to changes in our sourcing approach to support revenue growth plans. We developed a new five-year operating plan for the region in the first quarter of 2019, which produced a revised outlook for net sales and margins in contemplation of these events and after considering their potential long-term impacts. Additionally, there were declines in forecasted foreign exchange rates in the region. The impairment of the Brazil reporting unit represents all of the goodwill of that reporting unit.

We recognized a $129 million impairment loss in our Latin America Exports reporting unit within our International segment. In the first quarter of 2019, we reorganized our reporting units to combine Puerto Rico and our Other Latin America Exports business with Costa Rica, Panama, Colombia, Argentina, and Andinos operations (which were part of the previously fully impaired Other Latin America reporting unit and thus had previously been identified as having a fair value less than carrying amount) into the Latin America Exports reporting unit as a result of changing our management structure. We developed a new five-year operating plan for the region in the first quarter of 2019, which produced a revised downward outlook for net sales and margins and adjusted cash flow forecasts to reflect lower expectations in the market, higher costs associated with changes in our sourcing approach, and increased investments in the business to support growth in these emerging markets. After the impairment, the goodwill carrying amount of the Latin America Exports reporting unit was approximately $297 million.
We performed our 2019 annual impairment test as of March 31, 2019, which is the first day of our second quarter in 2019 (this was performed concurrently with the preparation of the first and second quarter 2019 financial statements due to the delay in the filing of our Annual Report on Form 10-K for the year ended December 29, 2018). We utilized the discounted cash flow method under the income approach to estimate the fair value of our reporting units. Through the performance of the 2019 annual impairment test, we identified an impairment related to the U.S. Refrigerated reporting unit. This impairment was primarily due to an increase in the discount rate assumption used for the fair value estimation. The increase in the discount rate was applied to reflect a market participants’ perceived risk in the valuation implied by the sustained reduction in our stock price and, hence, market capitalization (which decreased approximately 25% from December 29, 2018 to the March 31, 2019 annual impairment test date and sustained this decline through June 29, 2019). Since this valuation assumption change was made in connection with the annual impairment test in the second quarter of 2019 and was not indicative of events or conditions that would have constituted a triggering event during the first quarter of 2019, we recorded a non-cash impairment loss of $118 million in SG&A in the second quarter of 2019 within our United States segment. The goodwill carrying amount of this reporting unit was $7.0 billion after the impairment.
The goodwill carrying amounts associated with an additional six reporting units, which each had excess fair value over its carrying amount of 10% or less based on the results of our 2019 annual impairment assessment, were $18.6 billion for U.S. Grocery, $3.9 billion for U.S. Foodservice, $2.1 billion for Canada Retail, $370 million for Australia and New Zealand, $368 million for Canada Foodservice, and $83 million for Northeast Asia as of the annual impairment test date. The goodwill carrying amount associated with one additional reporting unit, which had excess fair value over its carrying amount between 10-20%, was $593 million for Continental Europe as of the annual impairment test date. The aggregate goodwill carrying amount of reporting units with fair value over carrying amount between 20-50% was $2.4 billion as of the annual impairment test date, and there were no reporting units with fair value over carrying amount in excess of 50%.
In the fourth quarter of 2019, in connection with the preparation of our year-end financial statements, we determined that it was more likely than not that the fair values of three of our 19 reporting units (Australia and New Zealand, Latin America Exports, and Northeast Asia) were below their carrying amounts. The factors that led to this determination included: (i) the completion of our fourth quarter 2019 results, which were below management’s expectations in these regions due to higher supply chain costs and reduced revenue growth; and (ii) new management of these reporting units coupled with the development and approval of our 2020 annual operating plan, which established revised expectations and priorities for the coming years in response to current market factors, such as lower revenue growth and margin expectations.
We recognized a non-cash impairment loss of $453 million in SG&A in the fourth quarter of 2019 related to two of the reporting units noted above that are contained within our International segment. We determined the factors contributing to the impairment loss were the result of circumstances described below that arose during the fourth quarter of 2019.
We recognized a $357 million non-cash impairment loss in our Australia and New Zealand reporting unit within our International segment. During the fourth quarter, we observed lower than expected revenue and profitability driven by increased operational costs, portfolio rationalization projects, declines in sales categories within Australia and New Zealand, and reduced market share realization for specific categories in New Zealand. Additionally, we established a new management team in the region that developed a 2020 annual operating plan, which set lower expectations for revenue growth and profit margins in the coming years in response to current market factors. The impairment of the Australia and New Zealand reporting unit represents all of the goodwill of that reporting unit.
We recognized a $96 million non-cash impairment loss in our Latin America Exports reporting unit within our International segment. During the fourth quarter, we observed lower than expected revenue and profitability due to higher supply chain costs along with less favorable expansion into new channels and loss of certain significant customers. Additionally, we established a new management team in the region that developed a 2020 annual operating plan, which set lower expectations for revenue growth and profit margins in the coming years in response to current market factors. After the impairment, the goodwill carrying amount of the Latin America Exports reporting unit was approximately $195 million.

We concluded that an impairment charge was not required for our Northeast Asia reporting unit since declines in expectations for 2020, which were partially offset by lower discount rates, were not substantial enough to cause the fair value of the reporting unit to be below its carrying amount. The goodwill carrying amount of the Northeast Asia reporting unit is approximately $83 million and the fair value is between 10-20% over carrying amount.
The decline in forecasted cash flows of Australia and New Zealand, Latin America Exports, and Northeast Asia were all partially offset by lower market driven discount rates that limited the declines in fair value. Should market interest rates increase in future periods, the likelihood for further impairment will rise.
During the third quarter of 2019, certain organizational changes were announced that will impact our future internal reporting and reportable segments. As a result of these changes, which are effective in the first quarter of 2020, we combined our EMEA, Latin America, and APAC zones to form the International zone. The International zone is a reportable segment along with the United States and Canada in 2020. We also moved our Puerto Rico business from the Latin America zone to the United States zone in 2020 to consolidate and streamline the management of our product categories and supply chain. As a result of the transition, we expect to perform impairment testing immediately before and after reorganizing our reporting unit structure. When we perform the transition impairment test associated with the reorganization in the first quarter of 2020, we anticipate that a substantial portion of the remaining goodwill carrying amounts for the Latin America Exports and Northeast Asia reporting units (with carrying amounts of $195 million and $83 million, respectively) may be subject to additional impairments.
As a result of our 2018 annual impairment test, we recognized a non-cash impairment loss of $133 million in SG&A related to our Australia and New Zealand reporting unit within our International segment in the second quarter of 2018. This impairment loss was primarily due to margin declines in the region.
For the fourth quarter of 2018, in connection with the preparation of our year-end financial statements, we assessed the changes in circumstances that occurred during the quarter to determine if it was more likely than not that the fair values of any reporting units were below their carrying amounts. As we determined that it was more likely than not that the fair values of seven reporting units were below their carrying amounts, we performed an interim impairment test on these reporting units as of December 29, 2018. As a result of our interim test, we recognized a non-cash impairment loss of $6.9 billion in SG&A related to five reporting units, including U.S. Refrigerated, Canada Retail, Southeast Asia, Northeast Asia, and Other Latin America. The other two reporting units we tested were determined to not be impaired. See Note 10, Goodwill and Intangible Assets, in our Annual Report on Form 10-K for the year ended December 29, 2018 for additional information on these impairment losses.
Accumulated impairment losses to goodwill were $8.2 billion at December 28, 2019.
Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax rates, discount rates, growth rates, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, including as a result of updates to our global five-year operating plan, then one or more of our reporting units might become impaired in the future. We are currently actively reviewing the enterprise strategy for the Company. As part of this strategic review, we expect to develop updates to the five-year operating plan in 2020, which could impact the allocation of investments among reporting units and impact growth expectations and fair value estimates. Additionally, as a result of this strategic review process, we could decide to divest certain non-strategic assets. As a result, the ongoing development of the enterprise strategy and underlying detailed business plans could lead to the impairment of one or more of our reporting units in the future.
Our reporting units that were impaired in 2018 and 2019 were written down to their respective fair values resulting in zero excess fair value over carrying amount as of the applicable impairment test dates. Accordingly, these and other individual reporting units that have 20% or less excess fair value over carrying amount as of their latest 2019 impairment testing date have a heightened risk of future impairments if any assumptions, estimates, or market factors change in the future. Although the remaining reporting units have more than 20% excess fair value over carrying amount as of their latest 2019 impairment testing date, these amounts are also associated with the 2013 Heinz acquisition and the 2015 Merger and are recorded on the balance sheet at their estimated acquisition date fair values. Therefore, if any estimates, market factors, or assumptions, including those related to our enterprise strategy or business plans, change in the future, these amounts are also susceptible to impairments.

Indefinite-lived intangible assets:
Changes in the carrying amount of indefinite-lived intangible assets, which primarily consisted of trademarks, were (in millions):

Balance at December 29, 2018	$43,966
Impairment losses	(687)
Reclassified to assets held for sale	(9)
Translation adjustments	130
Balance at December 28, 2019	$43,400
At December 28, 2019 and December 29, 2018, indefinite-lived intangible assets excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information on amounts held for sale.
Our indefinite-lived intangible asset balance primarily consists of a number of individual brands, which had an aggregate carrying amount of $43.4 billion as of December 28, 2019. We test our brands for impairment annually as of the first day of our second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a brand is less than its carrying amount.
We performed our 2019 annual impairment test as of March 31, 2019, which is the first day of our second quarter in 2019. As a result of our 2019 annual impairment test, we recognized a non-cash impairment loss of $474 million in SG&A in the second quarter of 2019 primarily related to six brands (Miracle Whip, Velveeta, Lunchables, Maxwell House, Philadelphia, and Cool Whip). This impairment loss was recorded in our United States segment, consistent with the ownership of the trademarks. The impairment for these brands was largely due to an increase in the discount rate assumptions used for the fair value estimations. The increase in the discount rate was applied to reflect a market participants’ perceived risk in the valuation implied by the sustained reduction in our stock price and, hence, market capitalization (which decreased approximately 25% from December 29, 2018 to the March 31, 2019 annual impairment test date and sustained this decline through June 29, 2019).
For Miracle Whip and Maxwell House, the reduction in fair value was also driven by lower expectations of near and long-term net sales growth that were adjusted in the second quarter of 2019 due to anticipated trends in consumer preferences. For Lunchables, the reduction in fair value was also due to lower forecasted net sales and royalty rate assumptions associated with lower profit margin expectations driven by pricing actions at certain customers. For Velveeta, Philadelphia, and Cool Whip, no assumption changes other than the discount rate had a meaningful impact on the estimated fair value of brands. Since these valuation assumption changes were made in connection with the annual impairment test in the second quarter of 2019 and were not indicative of events or conditions that would have constituted a triggering event during the first quarter of 2019, we recorded the non-cash impairment loss in the second quarter of 2019. These brands had an aggregate carrying value of $13.5 billion prior to this impairment and $13.0 billion after impairment.
The aggregate carrying amount associated with an additional three brands (Kraft, Planters, and ABC), which each had excess fair value over its carrying amount of 10% or less, was $13.4 billion as of the annual impairment test date. The aggregate carrying amount of an additional three brands (Oscar Mayer, Jet Puffed, and Quero), which each had fair value over its carrying amount of between 10-20%, was $3.6 billion as of the annual impairment test date. The aggregate carrying amount of brands with fair value over carrying amount between 20-50% was $4.2 billion, and the aggregate carrying amount of brands with fair value over carrying amount in excess of 50% was $9.3 billion as of the annual impairment test date.
In the fourth quarter of 2019, in connection with the preparation of our year-end financial statements, we determined that it was more likely than not that the fair values of two of our brands, Maxwell House and Wattie’s, were below their carrying amounts. The factors that led us to the determination to test for impairment were the same fourth quarter considerations outlined in the goodwill impairment discussion above. As we determined that it was more likely than not that the fair values of these two brands were below their carrying amounts, we performed an interim impairment test on these brands as of December 28, 2019.
We recognized a non-cash impairment loss of $213 million in SG&A in our United States segment, consistent with the ownership of the Maxwell House trademark. The reduction in fair value of the Maxwell House trademark was driven by expectations of near-term net sales and profitability declines outlined in the 2020 annual operating plan in response to consumer shifts from mainstream coffee brands to premium coffee brands. These shifts in expectations were partially offset by declines in market driven discount rates observed in the fourth quarter of 2019. Should market interest rates increase in future periods, the likelihood for further impairment will increase. We determined the factors contributing to the impairment loss were the result of circumstances that arose during the fourth quarter of 2019. This brand had a carrying value of approximately $823 million after the recorded impairment.

The Wattie’s brand was determined to not be impaired. The carrying amount of the Wattie’s brand is approximately $94 million and the fair value is between 10-20% over the carrying amount.
As a result of our 2018 annual impairment test, we recognized a non-cash impairment loss of $101 million in SG&A in the second quarter of 2018. This impairment loss was due to net sales and margin declines related to the Quero brand in Brazil. The impairment loss was recorded in our International segment, consistent with the ownership of the trademark.
In the third quarter of 2018, we recognized a non-cash impairment loss of $215 million in SG&A related to the Smart Ones brand. This impairment loss was primarily due to reduced future investment expectations and continued sales declines in the third quarter of 2018. This impairment loss was recorded in our United States segment, consistent with the ownership of the trademark. We transferred the remaining carrying value of Smart Ones to definite-lived intangible assets.
For the fourth quarter of 2018, in connection with the preparation of our year-end financial statements, we assessed the changes in circumstances that occurred during the quarter to determine if it was more likely than not that the fair values of any brands were below their carrying amounts. As we determined that it was more likely than not that the fair values of six brands were below their carrying amounts, we performed an interim impairment test on these brands as of December 29, 2018. As a result of our interim test, we recognized a non-cash impairment loss of $8.6 billion in SG&A related to five brands, including three that were valued using the excess earnings method (Kraft, Oscar Mayer, and Philadelphia) and two that were valued using the relief from royalty method (Velveeta and ABC). The other brand we tested was determined to not be impaired. The impairment losses for Kraft, Oscar Mayer, Philadelphia, and Velveeta were recorded in our United States segment, and the ABC impairment loss was recorded in our International segment, consistent with the ownership of each trademark. See Note 10, Goodwill and Intangible Assets, in our Annual Report on Form 10-K for the year ended December 29, 2018 for additional information on these impairment losses.
As a result of our 2017 annual impairment testing, we recognized a non-cash impairment loss of $49 million in SG&A in the second quarter of 2017. This loss was due to continued declines in nutritional beverages in India. The loss was recorded in our International segment as the related trademark is owned by an Italian subsidiary.
Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual brands requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax considerations, discount rates, growth rates, royalty rates, contributory asset charges, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, including as a result of updates to our global five-year operating plan, then one or more of our brands might become impaired in the future. We are currently actively reviewing the enterprise strategy for the Company. As part of this strategic review, we expect to develop updates to the five-year operating plan in 2020, which could impact the allocation of investments among brands and impact growth expectations and fair value estimates. Additionally, as a result of this strategic review process, we could decide to divest certain non-strategic assets. As a result, the ongoing development of the enterprise strategy and underlying detailed business plans could lead to the impairment of one or more of our brands in the future.
Our brands that were impaired in 2018 and 2019 were written down to their respective fair values resulting in zero excess fair value over carrying amount as of the applicable impairment test dates. Accordingly, these and other individual brands that have 20% or less excess fair value over carrying amount as of their latest 2019 impairment testing date have a heightened risk of future impairments if any assumptions, estimates, or market factors change in the future. Although the remaining brands have more than 20% excess fair value over carrying amount as of their latest 2019 impairment testing date, these amounts are also associated with the 2013 Heinz acquisition and the 2015 Merger and are recorded on the balance sheet at their estimated acquisition date fair values. Therefore, if any estimates, market factors, or assumptions, including those related to our enterprise strategy or business plans, change in the future, these amounts are also susceptible to impairments.

Definite-lived intangible assets:
Definite-lived intangible assets were (in millions):

	December 28, 2019			December 29, 2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trademarks	$2,443	$(469)	$1,974	$2,474	$(402)	$2,072
Customer-related assets	4,113	(845)	3,268	4,097	(681)	3,416
Other	14	(4)	10	18	(4)	14
	$6,570	$(1,318)	$5,252	$6,589	$(1,087)	$5,502
Amortization expense for definite-lived intangible assets was $286 million in 2019, $290 million in 2018, and $278 million in 2017. Aside from amortization expense, the changes in definite-lived intangible assets from December 29, 2018 to December 28, 2019 primarily reflect additions of $66 million related to purchase accounting for Primal Nutrition, impairment losses of $15 million, and foreign currency. At December 28, 2019 and December 29, 2018, definite-lived intangible assets excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information related to our acquisition of Primal Nutrition, as well as amounts held for sale.
We estimate that amortization expense related to definite-lived intangible assets will be approximately $277 million in 2020 and approximately $277 million in each of the four years thereafter.
Note 10. Income Taxes
U.S. Tax Reform:
On December 22, 2017, U.S. Tax Reform legislation was enacted by the federal government. The legislation significantly changed U.S. tax laws by, among other things, lowering the federal corporate tax rate from 35.0% to 21.0%, effective January 1, 2018 and imposing a one-time toll charge on deemed repatriated earnings of foreign subsidiaries as of December 30, 2017. In addition, there were many new provisions, including changes to bonus depreciation, revised deductions for executive compensation and interest expense, a tax on global intangible low-taxed income (“GILTI”), the base erosion anti-abuse tax (“BEAT”), and a deduction for foreign-derived intangible income (“FDII”). While the corporate tax rate reduction was effective January 1, 2018, we accounted for this anticipated rate change in 2017, the period of enactment.
Staff Accounting Bulletin No. 118 issued by the Securities and Exchange Commission (the “SEC”) in December 2017 provided us with up to one year to finalize accounting for the impacts of U.S. Tax Reform and allowed for provisional estimates when actual amounts could not be determined. As of December 30, 2017, we had made estimates of our deferred income tax benefit related to the corporate rate change, the toll charge, certain components of the revaluation of deferred tax assets and liabilities, including depreciation and executive compensation, and a change in our indefinite reinvestment assertion. In connection with U.S. Tax Reform, we reassessed our international investment assertion and no longer consider the historic earnings of our foreign subsidiaries as of December 30, 2017 to be indefinitely reinvested. We made an estimate of local country withholding taxes that would be owed when our historic earnings are distributed. Additionally, we elected to account for the tax on GILTI as a period cost and thus did not adjust any of the deferred tax assets and liabilities of our foreign subsidiaries for U.S. Tax Reform.
As of December 29, 2018, we had finalized our accounting for U.S. Tax Reform. The final impact (the majority of which was recorded in 2017, the period of enactment) was a net tax benefit of approximately $7.1 billion, including a deferred tax benefit of approximately $7.5 billion related to the corporate rate change, partially offset by tax expense of $224 million related to the toll charge and $120 million for other tax expenses, including the deferred tax liability recorded for changing our indefinite reinvestment assertion.
As of December 28, 2019, we have recorded a deferred tax liability of $20 million on approximately $300 million of historic earnings related to local withholding taxes that will be owed when this cash is distributed. As of December 29, 2018, we had recorded a deferred tax liability of $78 million on $1.2 billion of historic earnings. The decreases in our deferred tax liability and historic earnings are primarily due to repatriation. Related to these distributions, we reduced our historic earnings by approximately $700 million and recorded tax expenses of approximately $40 million and reduced the deferred tax liability accordingly. Additionally, we reduced our historic earnings by approximately $110 million following the ratification of the U.S. tax treaty with Spain which eliminated withholding tax on Spanish distributions and resulted in a tax benefit of approximately $11 million and a corresponding decrease in our deferred tax liability. Finally, we reduced our historic earnings by approximately $30 million related to a held for sale business in our International segment, which resulted in a tax benefit of approximately $6 million.

Subsequent to January 1, 2018, we consider the unremitted earnings of certain international subsidiaries that impose local country taxes on dividends to be indefinitely reinvested. For those undistributed earnings considered to be indefinitely reinvested, our intent is to reinvest these funds in our international operations, and our current plans do not demonstrate a need to repatriate the accumulated earnings to fund our U.S. cash requirements. The amount of unrecognized deferred tax liabilities for local country withholding taxes that would be owed related to our 2018 and 2019 earnings of certain international subsidiaries is approximately $70 million.
Provision for/(Benefit from) Income Taxes:
Income/(loss) before income taxes and the provision for/(benefit from) income taxes, consisted of the following (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Income/(loss) before income taxes:
United States	$796	$(10,305)	$3,811
International	1,865	(1,016)	1,639
Total	$2,661	$(11,321)	$5,450

Provision for/(benefit from) income taxes:
Current:
U.S. federal	$466	$444	$765
U.S. state and local	116	134	(47)
International	439	322	295
	1,021	900	1,013
Deferred:
U.S. federal	(209)	(1,843)	(6,590)
U.S. state and local	(7)	(121)	97
International	(77)	(3)	(2)
	(293)	(1,967)	(6,495)
Total provision for/(benefit from) income taxes	$728	$(1,067)	$(5,482)
In the first quarter of 2017, we prospectively adopted ASU 2016-09. We now record tax benefits related to the exercise of stock options and other equity instruments within our tax provision, rather than within equity. Accordingly, we recognized a tax benefit in our statements of income of $12 million in 2019, $12 million in 2018, and $22 million in 2017 related to tax benefits upon the exercise of stock options and other equity instruments.
Effective Tax Rate:
The effective tax rate on income/(loss) before income taxes differed from the U.S. federal statutory tax rate for the following reasons:

	December 28, 2019	December 29, 2018	December 30, 2017
U.S. federal statutory tax rate	21.0%	21.0%	35.0%
Tax on income of foreign subsidiaries	(7.5)%	3.4%	(4.8)%
Domestic manufacturing deduction	—%	—%	(1.5)%
U.S. state and local income taxes, net of federal tax benefit	1.1%	1.6%	1.1%
Audit settlements and changes in uncertain tax positions	1.3%	(0.3)%	(0.2)%
U.S. Tax Reform discrete income tax benefit	—%	0.5%	(129.0)%
Global intangible low-taxed income	1.8%	(0.5)%	—%
Goodwill impairment	9.3%	(15.1)%	—%
Wind-up of non-U.S. pension plans	—%	(0.4)%	—%
Losses/(gains) related to acquisitions and divestitures	1.0%	0.1%	—%
Movement of valuation allowance reserves	1.3%	—%	—%
Other	(1.9)%	(0.9)%	(1.2)%
Effective tax rate	27.4%	9.4%	(100.6)%

The provision for income taxes consists of provisions for federal, state, and foreign income taxes. We operate in an international environment; accordingly, the consolidated effective tax rate is a composite rate reflecting the earnings in various locations and the applicable tax rates. Additionally, the calculation of the percentage point impact of U.S. Tax Reform, goodwill impairment, and other items on the effective tax rate shown in the table above are affected by income/(loss) before income taxes. Fluctuations in the amount of income generated across locations around the world could impact comparability of reconciling items between periods. Additionally, small movements in tax rates due to a change in tax law or a change in tax rates that causes us to revalue our deferred tax balances produces volatility in our effective tax rate.
The 2019 effective tax rate was higher primarily driven by lower non-deductible goodwill impairments, partially offset by a more favorable geographic mix of pre-tax income in various non-U.S. jurisdictions and a decrease in unfavorable rate reconciling items. Current year unfavorable impacts primarily related to non-deductible goodwill impairments, the impact of the federal tax on GILTI, an increase in uncertain tax position reserves, the establishment of certain state valuation allowance reserves, and the tax impacts from the Heinz India and Canada Natural Cheese Transactions. These impacts were partially offset by the reversal of certain withholding tax obligations and changes in estimates of certain 2018 U.S. income and deductions. In the prior year, we had an unfavorable impact from rate reconciling items, primarily related to non-deductible goodwill impairments, the revaluation of our deferred tax balances due to changes in state tax laws, non-deductible currency devaluation losses, and the wind-up of non-U.S. pension plans, which were partially offset by changes in estimates of certain 2017 U.S. income and deductions.
The 2018 effective tax rate was lower, primarily due to a decrease in the U.S. federal statutory rate, non-deductible items (including goodwill impairments, nonmonetary currency devaluation losses, and the wind-up of non-U.S. pension plans), the impact of the federal tax on GILTI, and the revaluation of our deferred tax balances due to changes in state tax laws following U.S. Tax Reform, which were partially offset by the benefit from intangible asset impairment losses in the fourth quarter of 2018. See Note 9, Goodwill and Intangible Assets, for additional information related to our impairment losses in the fourth quarter of 2018.
The tax provision for the 2017 tax year benefited from U.S. Tax Reform enacted on December 22, 2017. The related income tax benefit of 129.0% in 2017 primarily reflects adjustments to our deferred tax positions for the lower federal income tax rate, partially offset by our provision for the one-time toll charge.
Deferred Income Tax Assets and Liabilities:
The tax effects of temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities consisted of the following (in millions):

	December 28, 2019	December 29, 2018
Deferred income tax liabilities:
Intangible assets, net	$11,230	$11,571
Property, plant and equipment, net	773	735
Other	252	410
Deferred income tax liabilities	12,255	12,716
Deferred income tax assets:
Benefit plans	(112)	(172)
Other	(474)	(470)
Deferred income tax assets	(586)	(642)
Valuation allowance	112	81
Net deferred income tax liabilities	$11,781	$12,155
At December 28, 2019 and December 29, 2018, deferred income tax liabilities excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information.
The decrease in deferred tax liabilities from December 29, 2018 to December 28, 2019 was primarily driven by intangible asset impairment losses recorded in 2019. See Note 9, Goodwill and Intangible Assets, for additional information.
At December 28, 2019, foreign operating loss carryforwards totaled $364 million. Of that amount, $35 million expire between 2020 and 2039; the other $329 million do not expire. We have recorded $104 million of deferred tax assets related to these foreign operating loss carryforwards. Deferred tax assets of $73 million have been recorded for U.S. state and local operating loss carryforwards. These losses expire between 2020 and 2039.

Uncertain Tax Positions:
At December 28, 2019, our unrecognized tax benefits for uncertain tax positions were $406 million. If we had recognized all of these benefits, the impact on our effective tax rate would have been $369 million. It is reasonably possible that our unrecognized tax benefits will decrease by as much as $24 million in the next 12 months primarily due to the progression of federal, state, and foreign audits in process. Our unrecognized tax benefits for uncertain tax positions are included in income taxes payable and other non-current liabilities on our consolidated balance sheets.
The changes in our unrecognized tax benefits were (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Balance at the beginning of the period	$387	$408	$389
Increases for tax positions of prior years	28	9	2
Decreases for tax positions of prior years	(39)	(81)	(35)
Increases based on tax positions related to the current year	60	74	135
Decreases due to settlements with taxing authorities	(20)	(3)	(59)
Decreases due to lapse of statute of limitations	(10)	(10)	(24)
Reclassified to liabilities held for sale	—	(10)	—
Balance at the end of the period	$406	$387	$408
Our unrecognized tax benefits increased during 2019 mainly as a result of a net increase for tax positions related to the current and prior years in the U.S. and certain state and foreign jurisdictions which were partially offset by decreases related to audit settlements with federal, state, and foreign taxing authorities and statute of limitations expirations. Our unrecognized tax benefits decreased during 2018 mainly as a result of audit settlements with federal, state, and foreign taxing authorities and statute of limitations expirations.
We include interest and penalties related to uncertain tax positions in our tax provision. Our provision for/(benefit from) income taxes included a $5 million expense in 2018 and a $24 million benefit in 2017 related to interest and penalties. The expense related to interest and penalties in 2019 was insignificant. Accrued interest and penalties were $62 million as of December 28, 2019 and December 29, 2018.
Other Income Tax Matters:
In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, Italy, the Netherlands, the United Kingdom, and the United States. As of December 28, 2019, we have substantially concluded all national income tax matters through 2016 for the Netherlands, through 2015 for the United States, through 2014 for Australia, through 2012 for the United Kingdom, and through 2011 for Canada and Italy. We have substantially concluded all state income tax matters through 2007.
Note 11. Employees’ Stock Incentive Plans
We grant equity awards, including stock options, restricted stock units (“RSUs”), and performance share units (“PSUs”), to select employees to provide long-term performance incentives to our employees.
Stock Plans
We had activity related to equity awards from the following plans in 2019, 2018, and 2017:
2016 Omnibus Incentive Plan:
In April 2016, our Board of Directors approved the 2016 Omnibus Incentive Plan (“2016 Omnibus Plan”), which authorized grants of options, stock appreciation rights, RSUs, deferred stock, performance awards, investment rights, other stock-based awards, and cash-based awards. This plan authorizes the issuance of up to 18 million shares of our common stock. Equity awards granted under the 2016 Omnibus Plan prior to 2019 generally have a five-year cliff vest period. Equity awards granted under the 2016 Omnibus Plan in 2019 include three-year and five-year cliff vest periods as well as awards that become exercisable in annual installments over three to four years beginning on the second anniversary of the original grant date. Non-qualified stock options have a maximum exercise term of 10 years. Equity awards granted under the 2016 Omnibus Plan since inception include non-qualified stock options, RSUs, and PSUs.

2013 Omnibus Incentive Plan:
Prior to approval of the 2016 Omnibus Plan, we issued non-qualified stock options to select employees under the 2013 Omnibus Incentive Plan (“2013 Omnibus Plan”). As a result of the 2015 Merger, each outstanding Heinz stock option was converted into 0.443332 of a Kraft Heinz stock option. Following this conversion, the 2013 Omnibus Plan authorized the issuance of up to 17,555,947 shares of our common stock. Non-qualified stock options awarded under the 2013 Omnibus Plan have a five-year cliff vest period and a maximum exercise term of 10 years. These non-qualified stock options will continue to vest and become exercisable in accordance with the terms and conditions of the 2013 Omnibus Plan and the relevant award agreements.
Kraft 2012 Performance Incentive Plan:
Prior to the 2015 Merger, Kraft issued equity-based awards, including stock options and RSUs, under its 2012 Performance Incentive Plan. As a result of the 2015 Merger, each outstanding Kraft stock option was converted into an option to purchase a number of shares of our common stock based upon an option adjustment ratio, and each outstanding Kraft RSU was converted into one Kraft Heinz RSU. These Kraft Heinz equity awards will continue to vest and become exercisable in accordance with the terms and conditions that were applicable immediately prior to the completion of the 2015 Merger. These options generally become exercisable in three annual installments beginning on the first anniversary of the original grant date, and have a maximum exercise term of 10 years. RSUs generally cliff vest on the third anniversary of the original grant date. In accordance with the terms of the 2012 Performance Incentive Plan, vesting generally accelerates for holders of Kraft awards who are terminated without cause within 2 years of the 2015 Merger Date.
In addition, prior to the 2015 Merger, Kraft issued performance-based, long-term incentive awards (“Performance Shares”), which vested based on varying performance, market, and service conditions. In connection with the 2015 Merger, all outstanding Performance Shares were converted into cash awards, payable in two installments: (i) a 2015 pro-rata payment based upon the portion of the Performance Share cycle completed prior to the 2015 Merger and (ii) the remaining value of the award to be paid on the earlier of the first anniversary of the closing of the 2015 Merger and a participant's termination without cause.
Stock Options
We use the Black-Scholes model to estimate the fair value of stock option grants. Our weighted average Black-Scholes fair value assumptions were:

	December 28, 2019	December 29, 2018	December 30, 2017
Risk-free interest rate	1.46%	2.75%	2.25%
Expected term	6.5 years	7.5 years	7.5 years
Expected volatility	31.2%	21.3%	19.6%
Expected dividend yield	5.3%	3.6%	2.8%
Weighted average grant date fair value per share	$4.11	$10.26	$14.24
The risk-free interest rate represented the constant maturity U.S. Treasury rate in effect at the grant date, with a remaining term equal to the expected life of the options. The expected life is the period over which our employees are expected to hold their options. Due to the lack of historical data, we calculated expected life using the weighted average vesting period and the contractual term of the options. In 2019 and 2018, we estimated volatility using a blended volatility approach of term-matched historical volatility from our daily stock prices and weighted average implied volatility. In 2017, we estimated volatility using a blended approach of implied volatility and peer volatility. We calculated peer volatility as the average of the term-matched, leverage-adjusted historical volatilities of Colgate-Palmolive Co., The Coca-Cola Company, Mondelēz International, Altria Group, Inc., PepsiCo, Inc., and Unilever plc. We estimated the expected dividend yield using the quarterly dividend divided by the three-month average stock price, annualized and continuously compounded.

Our stock option activity and related information was:

	Number of Stock Options	Weighted Average Exercise Price (per share)	Aggregate Intrinsic Value (in millions)	Average Remaining Contractual Term
Outstanding at December 29, 2018	18,259,965	$44.64
Granted	1,880,648	25.41
Forfeited	(1,771,653)	66.89
Exercised	(730,460)	23.81
Outstanding at December 28, 2019	17,638,500	41.22	$42	4 years
Exercisable at December 28, 2019	11,539,568	33.89	51	3 years
The aggregate intrinsic value of stock options exercised during the period was $10 million in 2019, $67 million in 2018, and $124 million in 2017.
Cash received from options exercised was $17 million in 2019, $56 million in 2018, and $66 million in 2017. The tax benefit realized from stock options exercised was $18 million in 2019, $23 million in 2018, and $44 million in 2017.
Our unvested stock options and related information was:

	Number of Stock Options	Weighted Average Grant Date Fair Value (per share)
Unvested options at December 29, 2018	7,767,917	$10.16
Granted	1,880,648	4.11
Vested	(2,140,396)	7.12
Forfeited	(1,409,237)	11.51
Unvested options at December 28, 2019	6,098,932	9.04
Restricted Stock Units
RSUs represent a right to receive one share or the value of one share upon the terms and conditions set forth in the plan and the applicable award agreement.
We used the stock price on the grant date to estimate the fair value of our RSUs. Certain of our RSUs are not dividend-eligible. We discounted the fair value of these RSUs based on the dividend yield. Dividend yield was estimated using the quarterly dividend divided by the three-month average stock price, annualized and continuously compounded. The grant date fair value of RSUs is amortized to expense over the vesting period.
The weighted average grant date fair value per share of our RSUs granted during the year was $25.77 in 2019, $58.59 in 2018, and $91.25 in 2017. Our expected dividend yield was 5.39% in 2019 and 3.31% in 2018. All RSUs granted in 2017 were dividend-eligible.
Our RSU activity and related information was:

	Number of Units	Weighted Average Grant Date Fair Value (per share)
Outstanding at December 29, 2018	2,338,958	$68.49
Granted	8,091,999	25.77
Forfeited	(959,485)	50.16
Vested	(75,563)	76.38
Outstanding at December 28, 2019	9,395,909	33.51
The aggregate fair value of RSUs that vested during the period was $2 million in 2019, $9 million in 2018, and $12 million in 2017.

Performance Share Units
PSUs represent a right to receive one share or the value of one share upon the terms and conditions set forth in the plan and the applicable award agreement and are subject to achievement or satisfaction of performance or market conditions specified by the Compensation Committee of our Board of Directors.
For our PSUs that are tied to performance conditions, we used the stock price on the grant date to estimate the fair value. The PSUs are not dividend-eligible; therefore, we discounted the fair value of the PSUs based on the dividend yield. Dividend yield was estimated using the quarterly dividend divided by the three-month average stock price, annualized and continuously compounded. The grant date fair value of PSUs is amortized to expense on a straight-line basis over the requisite service period for each separately vesting portion of the awards. We adjust the expense based on the likelihood of future achievement of performance metrics.
In 2019, in addition to the performance-based PSUs granted, we granted PSUs to our Chief Executive Officer that are tied to market-based conditions. The grant date fair value of these PSUs was determined based on a Monte Carlo simulation model. A discount was applied to the Monte Carlo valuation to reflect the lack of marketability during a mandatory post-vest holding period of three years. The related compensation expense is recognized regardless of whether the market condition is satisfied, provided that the requisite service has been provided. The number of PSUs that ultimately vest is based on achievement of the market-based components.
The weighted average grant date fair value per share of our PSUs granted during the year was $25.31 in 2019, $56.31 in 2018, and $79.85 in 2017. Our expected dividend yield was 5.39% in 2019, 3.31% in 2018, and 2.73% in 2017.
Our PSU activity and related information was:

	Number of Units	Weighted Average Grant Date Fair Value (per share)
Outstanding at December 29, 2018	3,252,056	$59.24
Granted	4,832,626	25.31
Forfeited	(1,271,023)	54.67
Outstanding at December 28, 2019	6,813,659	36.03
Total Equity Awards
Equity award compensation cost and the related tax benefit was (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Pre-tax compensation cost	$46	$33	$46
Related tax benefit	(9)	(7)	(14)
After-tax compensation cost	$37	$26	$32
Unrecognized compensation cost related to unvested equity awards was $365 million at December 28, 2019 and is expected to be recognized over a weighted average period of three years.
Note 12. Postemployment Benefits
We maintain various retirement plans for the majority of our employees. Current defined benefit pension plans are provided primarily for certain domestic union and foreign employees. Local statutory requirements govern many of these plans. The pension benefits of our unionized workers are in accordance with the applicable collective bargaining agreement covering their employment. Defined contribution plans are provided for certain domestic unionized, non-union hourly, and salaried employees as well as certain employees in foreign locations.
We provide health care and other postretirement benefits to certain of our eligible retired employees and their eligible dependents. Certain of our U.S. and Canadian employees may become eligible for such benefits. We may modify plan provisions or terminate plans at our discretion. The postretirement benefits of our unionized workers are in accordance with the applicable collective bargaining agreement covering their employment.
We remeasure our postemployment benefit plans at least annually.

We capitalize a portion of net pension and postretirement cost/(benefit) into inventory based on our production activities. Beginning January 1, 2018, only the service cost component of net pension and postretirement cost/(benefit) is capitalized into inventory. As part of the adoption of ASU 2017-07 in the first quarter of 2018, we recognized a one-time favorable credit of $42 million within cost of products sold related to amounts that were previously capitalized into inventory. Included in this credit was $28 million related to prior service credits that were previously capitalized to inventory.
Pension Plans
In 2018, we settled our Canadian salaried and Canadian hourly defined benefit pension plans, which resulted in settlement charges of $162 million for the year ended December 29, 2018. Additionally, the settlement of these plans impacted the projected benefit obligation, accumulated benefit obligation, fair value of plan assets, and service costs associated with our non-U.S. pension plans.
Obligations and Funded Status:
The projected benefit obligations, fair value of plan assets, and funded status of our pension plans were (in millions):

	U.S. Plans		Non-U.S. Plans
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Benefit obligation at beginning of year	$4,060	$4,719	$1,930	$3,464
Service cost	7	10	17	19
Interest cost	163	158	51	67
Benefits paid	(331)	(191)	(122)	(126)
Actuarial losses/(gains)	602	(447)	252	(118)
Plan amendments	—	1	—	14
Currency	—	—	59	(175)
Settlements	—	(190)	—	(1,221)
Curtailments	—	—	—	(1)
Special/contractual termination benefits	—	—	4	7
Other	—	—	(4)	—
Benefit obligation at end of year	4,501	4,060	2,187	1,930
Fair value of plan assets at beginning of year	4,219	4,785	2,689	4,156
Actual return on plan assets	947	(185)	177	49
Employer contributions	—	—	19	57
Benefits paid	(331)	(191)	(122)	(126)
Currency	—	—	78	(221)
Settlements	—	(190)	—	(1,221)
Other	—	—	—	(5)
Fair value of plan assets at end of year	4,835	4,219	2,841	2,689
Net pension liability/(asset) recognized at end of year	$(334)	$(159)	$(654)	$(759)
The accumulated benefit obligation, which represents benefits earned to the measurement date, was $4.5 billion at December 28, 2019 and $4.1 billion at December 29, 2018 for the U.S. pension plans. The accumulated benefit obligation for the non-U.S. pension plans was $2.1 billion at December 28, 2019 and $1.7 billion at December 29, 2018.
The combined U.S. and non-U.S. pension plans resulted in net pension assets of $988 million at December 28, 2019 and $918 million at December 29, 2018. We recognized these amounts on our consolidated balance sheets as follows (in millions):

	December 28, 2019	December 29, 2018
Other non-current assets	$1,081	$999
Other current liabilities	(4)	(4)
Accrued postemployment costs	(89)	(77)
Net pension asset/(liability) recognized	$988	$918

For certain of our U.S. and non-U.S. plans that were underfunded based on accumulated benefit obligations in excess of plan assets, the projected benefit obligations, accumulated benefit obligations, and the fair value of plan assets were (in millions):

	U.S. Plans		Non-U.S. Plans
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Projected benefit obligation	$—	$—	$162	$146
Accumulated benefit obligation	—	—	156	139
Fair value of plan assets	—	—	70	65
All of our U.S. plans were overfunded based on plan assets in excess of accumulated benefit obligations as of December 28, 2019 and December 29, 2018.
For certain of our U.S. and non-U.S. plans that were underfunded based on projected benefit obligations in excess of plan assets, the projected benefit obligations, accumulated benefit obligations, and the fair value of plan assets were (in millions):

	U.S. Plans		Non-U.S. Plans
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Projected benefit obligation	$—	$—	$162	$148
Accumulated benefit obligation	—	—	156	141
Fair value of plan assets	—	—	70	67
All of our U.S. plans were overfunded based on plan assets in excess of projected benefit obligations as of December 28, 2019 and December 29, 2018.
We used the following weighted average assumptions to determine our projected benefit obligations under the pension plans:

	U.S. Plans		Non-U.S. Plans
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Discount rate	3.4%	4.4%	2.0%	2.9%
Rate of compensation increase	4.1%	4.1%	3.7%	3.9%
Discount rates for our U.S. and non-U.S. plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the plans.
Components of Net Pension Cost/(Benefit):
Net pension cost/(benefit) consisted of the following (in millions):

	U.S. Plans			Non-U.S. Plans
	December 28, 2019	December 29, 2018	December 30, 2017	December 28, 2019	December 29, 2018	December 30, 2017
Service cost	$7	$10	$11	$17	$19	$19
Interest cost	163	158	178	51	67	66
Expected return on plan assets	(229)	(247)	(262)	(143)	(175)	(180)
Amortization of unrecognized losses/(gains)	—	—	—	1	2	1
Settlements	—	(4)	2	1	158	—
Curtailments	—	—	—	—	(1)	—
Special/contractual termination benefits	—	—	19	4	7	9
Other	—	—	2	—	—	(15)
Net pension cost/(benefit)	$(59)	$(83)	$(50)	$(69)	$77	$(100)
We present all non-service cost components of net pension cost/(benefit) within other expense/(income) on our consolidated statements of income.

We used the following weighted average assumptions to determine our net pension costs for the years ended:

	U.S. Plans			Non-U.S. Plans
	December 28, 2019	December 29, 2018	December 30, 2017	December 28, 2019	December 29, 2018	December 30, 2017
Discount rate - Service cost	4.6%	3.8%	4.2%	3.3%	3.0%	3.2%
Discount rate - Interest cost	4.1%	3.6%	3.6%	2.6%	2.9%	2.1%
Expected rate of return on plan assets	5.7%	5.5%	5.7%	5.4%	4.5%	4.8%
Rate of compensation increase	4.1%	4.1%	4.1%	3.9%	3.9%	4.0%
Discount rates for our U.S. and non-U.S. plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the plans. We determine our expected rate of return on plan assets from the plan assets' historical long-term investment performance, target asset allocation, and estimates of future long-term returns by asset class.
Plan Assets:
The underlying basis of the investment strategy of our defined benefit plans is to ensure that pension funds are available to meet the plans’ benefit obligations when they are due. Our investment objectives include: investing plan assets in a high-quality, diversified manner in order to maintain the security of the funds; achieving an optimal return on plan assets within specified risk tolerances; and investing according to local regulations and requirements specific to each country in which a defined benefit plan operates. The investment strategy expects equity investments to yield a higher return over the long term than fixed-income securities, while fixed-income securities are expected to provide certain matching characteristics to the plans’ benefit payment cash flow requirements. Our investment policy specifies the type of investment vehicles appropriate for the applicable plan, asset allocation guidelines, criteria for the selection of investment managers, procedures to monitor overall investment performance as well as investment manager performance. It also provides guidelines enabling the applicable plan fiduciaries to fulfill their responsibilities.
Our weighted average asset allocations were:

	U.S. Plans		Non-U.S. Plans
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Fixed-income securities	83%	84%	43%	45%
Equity securities	15%	14%	39%	34%
Cash and cash equivalents	2%	2%	14%	16%
Real estate	—%	—%	2%	3%
Certain insurance contracts	—%	—%	2%	2%
Total	100%	100%	100%	100%
Our pension investment strategy for U.S. plans is designed to align our pension assets with our projected benefit obligation to reduce volatility by targeting an investment of approximately 85% of our U.S. plan assets in fixed-income securities and approximately 15% in return-seeking assets, primarily equity securities.
For pension plans outside the United States, our investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country. In aggregate, the long-term asset allocation targets of our non-U.S. plans are broadly characterized as a mix of approximately 78% fixed-income securities and annuity contracts, and approximately 22% in return-seeking assets, primarily equity securities and real estate.

The fair value of pension plan assets at December 28, 2019 was determined using the following fair value measurements (in millions):

Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Corporate bonds and other fixed-income securities	$3,642	$—	$3,639	$3
Government bonds	358	358	—	—
Total fixed-income securities	4,000	358	3,639	3
Equity securities	775	775	—	—
Cash and cash equivalents	414	413	1	—
Real estate	45	—	—	45
Certain insurance contracts	49	—	—	49
Fair value excluding investments measured at net asset value	5,283	1,546	3,640	97
Investments measured at net asset value(a)	2,393
Total plan assets at fair value	$7,676
(a)    Amount includes cash collateral of $226 million associated with our securities lending program, which is reflected as an asset, and a corresponding securities lending payable of $226 million, which is reflected as a liability. The net impact on total plan assets at fair value is zero.
The fair value of pension plan assets at December 29, 2018 was determined using the following fair value measurements (in millions):

Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Corporate bonds and other fixed-income securities	$3,089	$—	$3,089	$—
Government bonds	366	366	—	—
Total fixed-income securities	3,455	366	3,089	—
Equity securities	665	665	—	—
Cash and cash equivalents	422	419	3	—
Real estate	79	—	—	79
Certain insurance contracts	53	—	—	53
Fair value excluding investments measured at net asset value	4,674	1,450	3,092	132
Investments measured at net asset value(a)	2,234
Total plan assets at fair value	$6,908
(a)    Amount includes cash collateral of $269 million associated with our securities lending program, which is reflected as an asset, and a corresponding securities lending payable of $269 million, which is reflected as a liability. The net impact on total plan assets at fair value is zero.
The following section describes the valuation methodologies used to measure the fair value of pension plan assets, including an indication of the level in the fair value hierarchy in which each type of asset is generally classified.
Corporate Bonds and Other Fixed-Income Securities. These securities consist of publicly traded U.S. and non-U.S. fixed interest obligations (principally corporate bonds). Such investments are valued through consultation and evaluation with brokers in the institutional market using quoted prices and other observable market data. As such, these securities are included in Level 2. A limited number of these securities are in default and included in Level 3.
Government Bonds. These securities consist of direct investments in publicly traded U.S. fixed interest obligations (principally debentures). Such investments are valued using quoted prices in active markets. These securities are included in Level 1.
Equity Securities. These securities consist of direct investments in the stock of publicly traded companies. Such investments are valued based on the closing price reported in an active market on which the individual securities are traded. As such, the direct investments are classified as Level 1.

Cash and Cash Equivalents. This consists of direct cash holdings and institutional short-term investment vehicles. Direct cash holdings are valued based on cost, which approximates fair value and are classified as Level 1. Certain institutional short-term investment vehicles are valued daily and are classified as Level 1. Other cash equivalents that are not traded on an active exchange, such as bank deposits, are classified as Level 2.
Real Estate. These holdings consist of real estate investments and are generally classified as Level 3.
Certain Insurance Contracts. This category consists of group annuity contracts that have been purchased to cover a portion of the plan members and have been classified as Level 3.
Investments Measured at Net Asset Value. This category consists of pooled funds, short-term investments and partnership/corporate feeder interests.
•Pooled funds. The fair values of participation units held in collective trusts are based on their net asset values, as reported by the managers of the collective trusts and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy. Investments in the collective trusts can be redeemed on each business day based upon the applicable net asset value per unit. Investments in the international large/mid cap equity collective trust can be redeemed on the last business day of each month and at least one business day during the month.
The mutual fund investments are not traded on an exchange, and a majority of these funds are held in a separate account managed by a fixed income manager. The fair values of these investments are based on their net asset values, as reported by the managers and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy. The objective of the account is to provide superior return with reasonable risk, where performance is expected to exceed Barclays Long U.S. Credit Index. Investments in this account can be redeemed with a written notice to the investment manager.
•Short-term investments. Short-term investments largely consist of a money market fund, the fair value of which is based on the net asset value reported by the manager of the fund and supported by the unit prices of actual purchase and sale transactions. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy. The money market fund is designed to provide safety of principal, daily liquidity, and a competitive yield by investing in high quality money market instruments. The investment objective of the money market fund is to provide the highest possible level of current income while still maintaining liquidity and preserving capital.
•Partnership/corporate feeder interests. Fair value estimates of the equity partnership are based on their net asset values, as reported by the manager of the partnership. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy. Investments in the equity partnership may be redeemed once per month upon 10 days’ prior written notice to the General Partner, subject to the discretion of the General Partner. The investment objective of the equity partnership is to seek capital appreciation by investing primarily in equity securities.
The fair values of the corporate feeder are based upon the net asset values of the equity master fund in which it invests. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy. Investments in the corporate feeder can be redeemed quarterly with at least 90 days’ notice. The investment objective of the corporate feeder is to generate long-term returns by investing in large, liquid equity securities with attractive fundamentals.
Changes in our Level 3 plan assets for the year ended December 28, 2019 included (in millions):

Asset Category	December 29, 2018	Additions	Net Realized Gain/(Loss)	Net Unrealized Gain/(Loss)	Net Purchases, Issuances and Settlements	Transfers Into/(Out of) Level 3	December 28, 2019
Real estate	$79	$—	$2	$2	$(38)	$—	$45
Corporate bonds and other fixed-income securities	—	—	—	—	—	3	3
Certain insurance contracts	53	—	—	1	(5)	—	49
Total Level 3 investments	$132	$—	$2	$3	$(43)	$3	$97

Changes in our Level 3 plan assets for the year ended December 29, 2018 included (in millions):

Asset Category	December 30, 2017	Additions	Net Realized Gain/(Loss)	Net Unrealized Gain/(Loss)	Net Purchases, Issuances and Settlements	Transfers Into/(Out of) Level 3	December 29, 2018
Real estate	$262	$—	$49	$(7)	$(210)	$(15)	$79
Certain insurance contracts	983	—	(82)	(3)	(845)	—	53
Total Level 3 investments	$1,245	$—	$(33)	$(10)	$(1,055)	$(15)	$132
Net purchases, issuances and settlements of $845 million principally related to insurance contract settlements in Canada in connection with the wind-up of our Canadian salaried and hourly defined benefit pension plans.
Employer Contributions:
In 2019, we contributed $19 million to our non-U.S. pension plans. We did not contribute to our U.S. pension plans. We estimate that 2020 pension contributions will be approximately $19 million to our non-U.S. pension plans. We do not plan to make contributions to our U.S. pension plans in 2020. Our actual contributions and plans may change due to many factors, including changes in tax, employee benefit, or other laws and regulations, tax deductibility, significant differences between expected and actual pension asset performance or interest rates, or other factors.
Future Benefit Payments:
The estimated future benefit payments from our pension plans at December 28, 2019 were (in millions):

	U.S. Plans	Non-U.S. Plans
2020	$343	$75
2021	340	75
2022	331	80
2023	323	79
2024	314	80
2025-2029	1,364	438
Postretirement Plans
Obligations and Funded Status:
The accumulated benefit obligation, fair value of plan assets, and funded status of our postretirement benefit plans were (in millions):

	December 28, 2019	December 29, 2018
Benefit obligation at beginning of year	$1,294	$1,553
Service cost	6	8
Interest cost	46	45
Benefits paid	(129)	(136)
Actuarial losses/(gains)	94	(142)
Plan amendments	(1)	(21)
Currency	6	(13)
Curtailments	(3)	—
Benefit obligation at end of year	1,313	1,294
Fair value of plan assets at beginning of year	1,044	1,188
Actual return on plan assets	187	(26)
Employer contributions	13	19
Benefits paid	(130)	(137)
Fair value of plan assets at end of year	1,114	1,044
Net postretirement benefit liability/(asset) recognized at end of year	$199	$250

We recognized the net postretirement benefit asset/(liability) on our consolidated balance sheets as follows (in millions):

	December 28, 2019	December 29, 2018
Other current liabilities	$(15)	$(14)
Accrued postemployment costs	(184)	(236)
Net postretirement benefit asset/(liability) recognized	$(199)	$(250)
All of our postretirement benefit plans were underfunded based on accumulated postretirement benefit obligations in excess of plan assets. The accumulated benefit obligations and the fair value of plan assets were (in millions):

	December 28, 2019	December 29, 2018
Accumulated benefit obligation	$1,313	$1,294
Fair value of plan assets	1,114	1,044
We used the following weighted average assumptions to determine our postretirement benefit obligations:

	December 28, 2019	December 29, 2018
Discount rate	3.1%	4.2%
Health care cost trend rate assumed for next year	6.5%	6.7%
Ultimate trend rate	4.9%	4.9%
Discount rates for our plans were developed from a model portfolio of high-quality, fixed-income debt instruments with durations that match the expected future cash flows of the plans. Our expected health care cost trend rate is based on historical costs and our expectation for health care cost trend rates going forward.
The year that the health care cost trend rate reaches the ultimate trend rate varies by plan and ranges between 2020 and 2030 as of December 28, 2019.
Assumed health care costs trend rates have a significant impact on the amounts reported for the postretirement benefit plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects, increase/(decrease) in cost and obligation, as of December 28, 2019 (in millions):

	One-Percentage-Point
	Increase	(Decrease)
Effect on annual service and interest cost	$3	$(2)
Effect on postretirement benefit obligation	55	(47)
Components of Net Postretirement Cost/(Benefit):
Net postretirement cost/(benefit) consisted of the following (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Service cost	$6	$8	$10
Interest cost	46	45	49
Expected return on plan assets	(53)	(50)	—
Amortization of prior service costs/(credits)	(306)	(311)	(328)
Amortization of unrecognized losses/(gains)	(8)	—	—
Curtailments	(5)	—	(177)
Net postretirement cost/(benefit)	$(320)	$(308)	$(446)
We present all non-service cost components of net postretirement cost/(benefit) within other expense/(income) on our consolidated statements of income.
The amortization of prior service credits was primarily driven by plan amendments in 2015 and 2016. We estimate that amortization of prior service credits will be approximately $123 million in 2020, $8 million in 2021, $6 million in 2022, $6 million in 2023, and $2 million in 2024.

In 2017, we remeasured certain of our postretirement plans and recognized a curtailment gain of $177 million. The curtailment was triggered by the number of cumulative headcount reductions after the closure of certain U.S. factories during the year. The resulting gain is attributed to accelerating a portion of the previously deferred actuarial gains and prior service credits. The headcount reductions and factory closures were part of our Integration Program. See Note 5, Restructuring Activities, for additional information.
We used the following weighted average assumptions to determine our net postretirement benefit plans cost for the years ended:

	December 28, 2019	December 29, 2018	December 30, 2017
Discount rate - Service cost	4.2%	3.6%	4.0%
Discount rate - Interest cost	3.8%	3.0%	3.0%
Expected rate of return on plan assets	5.4%	4.4%	—%
Health care cost trend rate	6.5%	6.7%	6.3%
Discount rates for our plans were developed from a model portfolio of high-quality, fixed-income debt instruments with durations that match the expected future cash flows of the plans. We determine our expected rate of return on plan assets from the plan assets' target asset allocation and estimates of future long-term returns by asset class. Our expected health care cost trend rate is based on historical costs and our expectation for health care cost trend rates going forward.
Plan Assets:
In December 2017, we made a cash contribution of approximately $1.2 billion to pre-fund a portion of our U.S. postretirement plan benefits following enactment of U.S. Tax Reform on December 22, 2017. The underlying basis of the investment strategy of our U.S. postretirement plans is to ensure that funds are available to meet the plans’ benefit obligations when they are due by investing plan assets in a high-quality, diversified manner in order to maintain the security of the funds. The investment strategy expects equity investments to yield a higher return over the long term than fixed-income securities, while fixed-income securities are expected to provide certain matching characteristics to the plans’ benefit payment cash flow requirements.
Our weighted average asset allocations were:

	December 28, 2019	December 29, 2018
Fixed-income securities	65%	65%
Equity securities	31%	27%
Cash and cash equivalents	4%	8%
Our postretirement benefit plan investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country. Our investment strategy is designed to align our postretirement benefit plan assets with our postretirement benefit obligation to reduce volatility. In aggregate, our long-term asset allocation targets are broadly characterized as a mix of approximately 70% in fixed-income securities and approximately 30% in return-seeking assets, primarily equity securities.
The fair value of postretirement benefit plan assets at December 28, 2019 was determined using the following fair value measurements (in millions):

Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Government bonds	$33	$33	$—	$—
Corporate bonds and other fixed-income securities	592	—	592	—
Total fixed-income securities	625	33	592	—
Equity securities	188	188	—	—
Fair value excluding investments measured at net asset value	813	221	592	—
Investments measured at net asset value	301
Total plan assets at fair value	$1,114

The fair value of postretirement benefit plan assets at December 29, 2018 was determined using the following fair value measurements (in millions):

Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Government bonds	$26	$26	$—	$—
Corporate bonds and other fixed-income securities	567	—	567	—
Total fixed-income securities	593	26	567	—
Equity securities	146	146	—	—
Fair value excluding investments measured at net asset value	739	172	567	—
Investments measured at net asset value	305
Total plan assets at fair value	$1,044
The following section describes the valuation methodologies used to measure the fair value of postretirement benefit plan assets, including an indication of the level in the fair value hierarchy in which each type of asset is generally classified.
Corporate Bonds and Other Fixed-Income Securities. These securities consist of publicly traded U.S. and non-U.S. fixed interest obligations (principally corporate bonds an tax-exempt municipal bonds). Such investments are valued through consultation and evaluation with brokers in the institutional market using quoted prices and other observable market data. As such, these securities are included in Level 2.
Government Bonds. These securities consist of direct investments in publicly traded U.S. fixed interest obligations (principally debentures). Such investments are valued using quoted prices in active markets. These securities are included in Level 1.
Equity Securities. These securities consist of direct investments in the stock of publicly traded companies. Such investments are valued based on the closing price reported in an active market on which the individual securities are traded. As such, the direct investments are classified as Level 1.
Investments Measured at Net Asset Value. This category consists of pooled funds and short-term investments.
•Pooled funds. The fair values of participation units held in collective trusts are based on their net asset values, as reported by the managers of the collective trusts and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy. Investments in the collective trusts can be redeemed on each business day based upon the applicable net asset value per unit. Investments in the international large/mid cap equity collective trust can be redeemed on the last business day of each month and at least one business day during the month.
The mutual fund investments are not traded on an exchange. The fair values of the mutual fund investments that are not traded on an exchange are based on their net asset values, as reported by the managers and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy.
•Short-term investments. Short-term investments largely consist of a money market fund, the fair value of which is based on the net asset value reported by the manager of the fund and supported by the unit prices of actual purchase and sale transactions. The fair value of these investments measured at net asset value is excluded from the fair value hierarchy. The money market fund is designed to provide safety of principal, daily liquidity, and a competitive yield by investing in high quality money market instruments. The investment objective of the money market fund is to provide the highest possible level of current income while still maintaining liquidity and preserving capital.
Employer Contributions:
In 2019, we contributed $12 million to our postretirement benefit plans. We estimate that 2020 postretirement benefit plan contributions will be approximately $15 million. Our actual contributions and plans may change due to many factors, including changes in tax, employee benefit, or other laws and regulations, tax deductibility, significant differences between expected and actual postretirement plan asset performance or interest rates, or other factors.

Future Benefit Payments:
Our estimated future benefit payments for our postretirement plans at December 28, 2019 were (in millions):

2020	$125
2021	114
2022	114
2023	107
2024	101
2025-2029	413
Other Plans
We sponsor and contribute to employee savings plans that cover eligible salaried, non-union, and union employees. Our contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $88 million in 2019, $85 million in 2018, and $78 million in 2017.
Accumulated Other Comprehensive Income/(Losses)
Our accumulated other comprehensive income/(losses) pension and postretirement benefit plans balances, before tax, consisted of the following (in millions):

	Pension Benefits		Postretirement Benefits		Total
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net actuarial gain/(loss)	$74	$175	$209	$177	$283	$352
Prior service credit/(cost)	(14)	(14)	153	458	139	444
	$60	$161	$362	$635	$422	$796
The net postemployment benefits recognized in other comprehensive income/(loss), consisted of the following (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Net postemployment benefit gains/(losses) arising during the period:
Net actuarial gains/(losses) arising during the period - Pension Benefits	$(103)	$8	$45
Net actuarial gains/(losses) arising during the period - Postretirement Benefits	41	66	71
Prior service credits/(costs) arising during the period - Pension Benefits	—	(15)	1
Prior service credits/(costs) arising during the period - Postretirement Benefits	1	21	24
	(61)	80	141
Tax benefit/(expense)	(5)	(19)	(55)
	$(66)	$61	$86

Reclassification of net postemployment benefit losses/(gains) to net income/(loss):
Amortization of unrecognized losses/(gains) - Pension Benefits	$1	$2	$1
Amortization of unrecognized losses/(gains) - Postretirement Benefits	(8)	—	—
Amortization of prior service costs/(credits) - Postretirement Benefits	(306)	(311)	(328)
Net settlement and curtailment losses/(gains) - Pension Benefits	1	153	2
Net settlement and curtailment losses/(gains) - Postretirement Benefits	(1)	—	(177)
Other losses/(gains) on postemployment benefits	1	—	—
	(312)	(156)	(502)
Tax (benefit)/expense	78	38	193
	$(234)	$(118)	$(309)
As of December 28, 2019, we expect to amortize $123 million of postretirement benefit plans prior service credits from accumulated other comprehensive income/(losses) into net postretirement benefit plans costs/(benefits) during 2020. We do not expect to amortize any other significant postemployment benefit losses/(gains) into net pension or net postretirement benefit plan costs/(benefits) during 2020.

Note 13. Financial Instruments
We maintain a policy of requiring that all significant, non-exchange traded derivative contracts be governed by an International Swaps and Derivatives Association master agreement, and these master agreements and their schedules contain certain obligations regarding the delivery of certain financial information upon demand.
Derivative Volume:
The notional values of our outstanding derivative instruments were (in millions):

	Notional Amount
	December 28, 2019	December 29, 2018
Commodity contracts	$475	$478
Foreign exchange contracts	3,045	3,263
Cross-currency contracts	4,035	10,146

The decrease in our derivative volume for cross-currency contracts was primarily driven by the settlement of Canadian dollar and British pound sterling cross-currency swaps in the fourth quarter of 2019.
Fair Value of Derivative Instruments:
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values and the levels within the fair value hierarchy of derivative instruments recorded on the consolidated balance sheets were (in millions):

	December 28, 2019
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)		Significant Other Observable Inputs (Level 2)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Derivatives designated as hedging instruments:
Foreign exchange contracts(a)	$—	$—	$7	$20	$7	$20
Cross-currency contracts(b)	—	—	200	88	200	88
Derivatives not designated as hedging instruments:
Commodity contracts(c)	42	6	—	2	42	8
Foreign exchange contracts(a)	—	—	6	3	6	3
Total fair value	$42	$6	$213	$113	$255	$119
(a)    At December 28, 2019, the fair value of our derivative assets was recorded in other current assets ($12 million) and other non-current assets ($1 million), and the fair value of our derivative liabilities was recorded in other current liabilities.
(b)    At December 28, 2019, the fair value of our derivative assets was recorded in other non-current assets and the fair value of our derivative liabilities was recorded in other non-current liabilities.
(c)     At December 28, 2019, the fair value of our derivative assets was recorded in other current assets and the fair value of derivative liabilities was recorded in other current liabilities.

	December 29, 2018
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)		Significant Other Observable Inputs (Level 2)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Derivatives designated as hedging instruments:
Foreign exchange contracts(a)	$—	$—	$51	$26	$51	$26
Cross-currency contracts(b)	—	—	139	3	139	3
Derivatives not designated as hedging instruments:
Commodity contracts(a)	5	27	—	2	5	29
Foreign exchange contracts(a)	—	—	5	42	5	42
Cross-currency contracts(b)	—	—	557	119	557	119
Total fair value	$5	$27	$752	$192	$757	$219
(a)    The fair value of derivative assets was recorded in other current assets and the fair value of derivative liabilities was recorded in other current liabilities.
(b)    The fair value of derivative assets was recorded in other current assets ($557 million) and other non-current assets ($139 million), and the fair value of derivative liabilities was recorded within other current liabilities ($119 million) and other non-current liabilities ($3 million).
Our derivative financial instruments are subject to master netting arrangements that allow for the offset of assets and liabilities in the event of default or early termination of the contract. We elect to record the gross assets and liabilities of our derivative financial instruments on the consolidated balance sheets. If the derivative financial instruments had been netted on the consolidated balance sheets, the asset and liability positions each would have been reduced by $108 million at December 28, 2019 and $124 million at December 29, 2018. At December 28, 2019, we had collected collateral of $25 million related to commodity derivative margin requirements. This was included in other current liabilities on our consolidated balance sheet at December 28, 2019. At December 29, 2018, collateral of $32 million was posted related to commodity derivative margin requirements. This was included in prepaid expenses on our consolidated balance sheet at December 29, 2018.
Level 1 financial assets and liabilities consist of commodity future and options contracts and are valued using quoted prices in active markets for identical assets and liabilities.
Level 2 financial assets and liabilities consist of commodity swaps, foreign exchange forwards, options, and swaps, and cross-currency swaps. Commodity swaps are valued using an income approach based on the observable market commodity index prices less the contract rate multiplied by the notional amount. Foreign exchange forwards and swaps are valued using an income approach based on observable market forward rates less the contract rate multiplied by the notional amount. Foreign exchange options are valued using an income approach based on a Black-Scholes-Merton formula. This formula uses present value techniques and reflects the time value and intrinsic value based on observable market rates. Cross-currency swaps are valued based on observable market spot and swap rates.
We did not have any Level 3 financial assets or liabilities in any period presented.
Our calculation of the fair value of financial instruments takes into consideration the risk of nonperformance, including counterparty credit risk.
Net Investment Hedging:
At December 28, 2019, we had the following items designated as net investment hedges:
•Non-derivative foreign denominated debt with principal amounts of €2,550 million and £400 million;
•Cross-currency contracts with notional amounts of £1.0 billion ($1.4 billion), C$2.1 billion ($1.6 billion), and ¥9.6 billion ($85 million); and
•Foreign exchange contracts denominated in Chinese renminbi with an aggregate notional amount of $162 million.
We periodically use non-derivative instruments such as non-U.S. dollar financing transactions or non-U.S. dollar assets or liabilities, including intercompany loans, to hedge the exposure of changes in underlying foreign currency denominated subsidiary net assets, and they are designated as net investment hedges. At December 28, 2019, we had a euro intercompany loan with aggregate notional amount of $76 million.
The component of the gains and losses on our net investment in these designated foreign operations, driven by changes in foreign exchange rates, are economically offset by fair value movements on the effective portion of our cross-currency contracts and foreign exchange contracts and remeasurements of our foreign denominated debt.

Interest Rate Hedging:
From time to time we have had derivatives designated as interest rate hedges, including interest rate swaps. We no longer have any outstanding interest rate swaps. We continue to amortize the realized hedge losses that were deferred into accumulated other comprehensive income/(losses) into interest expense through the original maturity of the related long-term debt instruments.
Cash Flow Hedge Coverage:
At December 28, 2019, we had entered into foreign exchange contracts designated as cash flow hedges for periods not exceeding the next 25 months and into cross-currency contracts designated as cash flow hedges for periods not exceeding the next four years.
Deferred Hedging Gains and Losses on Cash Flow Hedges:
Based on our valuation at December 28, 2019 and assuming market rates remain constant through contract maturities, we expect transfers to net income/(loss) of unrealized gains on cross-currency cash flow hedges and unrealized losses on interest rate cash flow hedges during the next 12 months to be insignificant. Additionally, we expect transfers to net income/(loss) of unrealized losses on foreign currency cash flow hedges during the next 12 months to be approximately $12 million.
Concentration of Credit Risk:
Counterparties to our foreign exchange derivatives consist of major international financial institutions. We continually monitor our positions and the credit ratings of the counterparties involved and, by policy, limit the amount of our credit exposure to any one party. While we may be exposed to potential losses due to the credit risk of non-performance by these counterparties, losses are not anticipated. We closely monitor the credit risk associated with our counterparties and customers and to date have not experienced material losses.
Economic Hedging:
We enter into certain derivative contracts not designated as hedging instruments in accordance with our risk management strategy which have an economic impact of largely mitigating commodity price risk and foreign currency exposures. Gains and losses are recorded in net income/(loss) as a component of cost of products sold for our commodity contracts and other expense/(income) for our cross currency and foreign exchange contracts.
Divestiture Hedging:
We entered into foreign exchange derivative contracts to economically hedge the foreign currency exposure related to the Heinz India Transaction. In 2018, the related derivative losses were $20 million, including $17 million recorded within other expense/(income) and $3 million recorded within interest expense. These derivative contracts settled in the first quarter of 2019 resulting in a gain of $5 million, including a gain of $6 million recorded within other expense/(income) and a loss of $1 million recorded within interest expense. These losses are classified as other losses/(gains) related to acquisitions and divestitures. Additionally, we entered into foreign exchange contracts which were designated as net investment hedges related to our investment in Heinz India. Related to these net investment hedges, we had unrealized hedge losses of $10 million as of December 29, 2018, which were recognized in accumulated other comprehensive income/(losses). In 2019, these net investment hedges settled at a loss of $6 million. This loss was subsequently reclassified from accumulated other comprehensive income/(losses) to other expense/(income) in the consolidated statement of income in the first quarter of 2019 when the Heinz India Transaction closed. These losses are classified as losses/(gains) on the sale of a business. See Note 4, Acquisitions and Divestitures, for additional information related to the Heinz India Transaction.

Derivative Impact on the Statements of Comprehensive Income:
The following table presents the pre-tax amounts of derivative gains/(losses) deferred into accumulated other comprehensive income/(losses) and the income statement line item that will be affected when reclassified to net income/(loss) (in millions):

Accumulated Other Comprehensive Income/(Losses) Component	Gains/(Losses) Recognized in Other Comprehensive Income/(Losses) Related to Derivatives Designated as Hedging Instruments			Location of Gains/(Losses) When Reclassified to Net Income/(Loss)
	December 28, 2019	December 29, 2018	December 30, 2017
Cash flow hedges:
Foreign exchange contracts	$—	$—	$1	Net sales
Foreign exchange contracts	(36)	64	(42)	Cost of products sold
Foreign exchange contracts (excluded component)	2	(2)	—	Cost of products sold
Foreign exchange contracts	(23)	56	(82)	Other expense/(income)
Foreign exchange contracts (excluded component)	—	3	—	Other expense/(income)
Cross-currency contracts	43	(4)	—	Other expense/(income)
Cross-currency contracts (excluded component)	28	1	—	Other expense/(income)
Net investment hedges:
Foreign exchange contracts	13	(11)	(23)	Other expense/(income)
Foreign exchange contracts (excluded component)	(1)	(3)	—	Interest expense
Cross-currency contracts	(67)	214	(184)	Other expense/(income)
Cross-currency contracts (excluded component)	30	13	—	Interest expense
Total gains/(losses) recognized in statements of comprehensive income	$(11)	$331	$(330)
Derivative Impact on the Statements of Income:
The following tables present the pre-tax amounts of derivative gains/(losses) reclassified from accumulated other comprehensive income/(losses) to net income/(loss) and the affected income statement line items (in millions):

	December 28, 2019			December 29, 2018
	Cost of products sold	Interest expense	Other expense/ (income)	Cost of products sold	Interest expense	Other expense/ (income)
Total amounts presented in the consolidated statements of income in which the following effects were recorded	$16,830	$1,361	$(952)	$17,347	$1,284	$(168)

Gains/(losses) related to derivatives designated as hedging instruments:
Cash flow hedges:
Foreign exchange contracts	$23	$—	$(22)	$(2)	$—	$56
Foreign exchange contracts (excluded component)	—	—	—	(2)	—	3
Interest rate contracts	—	(4)	—	—	(4)	—
Cross-currency contracts	—	—	23	—	—	(7)
Cross-currency contracts (excluded component)	—	—	28	—	—	1
Net investment hedges:
Foreign exchange contracts	—	—	(6)	—	—	—
Foreign exchange contracts (excluded component)	—	(1)	—	—	(3)	—
Cross-currency contracts (excluded component)	—	30	—	—	13	—
Gains/(losses) related to derivatives not designated as hedging instruments:
Commodity contracts	43	—	—	(44)	—	—
Foreign exchange contracts	—	—	(1)	—	—	(84)
Cross-currency contracts	—	—	11	—	—	4
Total gains/(losses) recognized in statements of income	$66	$25	$33	$(48)	$6	$(27)

	December 30, 2017
	Cost of products sold	Interest expense	Other expense/ (income)
Total amounts presented in the consolidated statements of income in which the following effects were recorded	$17,043	$1,234	$(627)

Gains/(losses) related to derivatives designated as hedging instruments:
Cash flow hedges:
Foreign exchange contracts	$—	$—	$(81)
Interest rate contracts	—	(4)	—
Gains/(losses) related to derivatives not designated as hedging instruments:
Commodity contracts	(37)	—	—
Foreign exchange contracts	—	—	54
Cross-currency contracts	—	—	(2)
Total gains/(losses) recognized in statements of income	$(37)	$(4)	$(29)
Non-Derivative Impact on Statements of Comprehensive Income:
Related to our non-derivative, foreign denominated debt instruments designated as net investment hedges, we recognized pre-tax gains of $52 million in 2019 and $174 million in 2018 and pre-tax losses of $425 million in 2017. These amounts were recognized in other comprehensive income/(loss).

Note 14. Accumulated Other Comprehensive Income/(Losses)
The components of, and changes in, accumulated other comprehensive income/(losses), net of tax, were as follows (in millions):

	Foreign Currency Translation Adjustments	Net Postemployment Benefit Plan Adjustments	Net Cash Flow Hedge Adjustments	Total
Balance as of December 31, 2016	$(2,413)	$772	$12	$(1,629)
Foreign currency translation adjustments	1,179	—	—	1,179
Net deferred gains/(losses) on net investment hedges	(353)	—	—	(353)
Net deferred gains/(losses) on cash flow hedges	—	—	(113)	(113)
Net deferred losses/(gains) on cash flow hedges reclassified to net income/(loss)	—	—	85	85
Net postemployment benefit gains/(losses) arising during the period	—	86	—	86
Net postemployment benefit losses/(gains) reclassified to net income/(loss)	—	(309)	—	(309)
Total other comprehensive income/(loss)	826	(223)	(28)	575
Balance as of December 30, 2017	(1,587)	549	(16)	(1,054)
Foreign currency translation adjustments	(1,173)	—	—	(1,173)
Net deferred gains/(losses) on net investment hedges	284	—	—	284
Amounts excluded from the effectiveness assessment of net investment hedges	7	—	—	7
Net deferred losses/(gains) on net investment hedges reclassified to net income/(loss)	(7)	—	—	(7)
Net deferred gains/(losses) on cash flow hedges	—	—	99	99
Amounts excluded from the effectiveness assessment of cash flow hedges	—	—	2	2
Net deferred losses/(gains) on cash flow hedges reclassified to net income/(loss)	—	—	(44)	(44)
Net postemployment benefit gains/(losses) arising during the period	—	61	—	61
Net postemployment benefit losses/(gains) reclassified to net income/(loss)	—	(118)	—	(118)
Total other comprehensive income/(loss)	(889)	(57)	57	(889)
Balance as of December 29, 2018	(2,476)	492	41	(1,943)
Foreign currency translation adjustments	239	—	—	239
Net deferred gains/(losses) on net investment hedges	1	—	—	1
Amounts excluded from the effectiveness assessment of net investment hedges	22	—	—	22
Net deferred losses/(gains) on net investment hedges reclassified to net income/(loss)	(16)	—	—	(16)
Net deferred gains/(losses) on cash flow hedges	—	—	(10)	(10)
Amounts excluded from the effectiveness assessment of cash flow hedges	—	—	29	29
Net deferred losses/(gains) on cash flow hedges reclassified to net income/(loss)	—	—	(41)	(41)
Net postemployment benefit gains/(losses) arising during the period	—	(69)	—	(69)
Net postemployment benefit losses/(gains) reclassified to net income/(loss)	—	(234)	—	(234)
Cumulative effect of accounting standards adopted in the period(a)	—	114	22	136
Total other comprehensive income/(loss)	246	(189)	—	57
Balance at December 28, 2019	$(2,230)	$303	$41	$(1,886)
(a)    In the first quarter of 2019, we adopted ASU 2018-02 related to reclassifying tax effects stranded in accumulated other comprehensive income/(losses). See Note 3, New Accounting Standards, for additional information.

Reclassification of net postemployment benefit losses/(gains) included amounts reclassified to net income and amounts reclassified into inventory (consistent with our capitalization policy).
The gross amount and related tax benefit/(expense) recorded in, and associated with, each component of other comprehensive income/(loss) were as follows (in millions):

	December 28, 2019			December 29, 2018			December 30, 2017
	Before Tax Amount	Tax	Net of Tax Amount	Before Tax Amount	Tax	Net of Tax Amount	Before Tax Amount	Tax	Net of Tax Amount
Foreign currency translation adjustments	$239	$—	$239	$(1,173)	$—	$(1,173)	$1,179	$—	$1,179
Net deferred gains/(losses) on net investment hedges	(2)	3	1	377	(93)	284	(632)	279	(353)
Amounts excluded from the effectiveness assessment of net investment hedges	29	(7)	22	10	(3)	7	—	—	—
Net deferred losses/(gains) on net investment hedges reclassified to net income/(loss)	(23)	7	(16)	(10)	3	(7)	—	—	—
Net deferred gains/(losses) on cash flow hedges	(16)	6	(10)	116	(17)	99	(123)	10	(113)
Amounts excluded from the effectiveness assessment of cash flow hedges	30	(1)	29	2	—	2	—	—	—
Net deferred losses/(gains) on cash flow hedges reclassified to net income/(loss)	(48)	7	(41)	(45)	1	(44)	85	—	85
Net actuarial gains/(losses) arising during the period	(65)	(5)	(70)	74	(16)	58	116	(47)	69
Prior service credits/(costs) arising during the period	1	—	1	6	(3)	3	25	(8)	17
Net postemployment benefit losses/(gains) reclassified to net income/(loss)	(312)	78	(234)	(156)	38	(118)	(502)	193	(309)

The amounts reclassified from accumulated other comprehensive income/(losses) were as follows (in millions):

Accumulated Other Comprehensive Income/(Losses) Component	Reclassified from Accumulated Other Comprehensive Income/(Losses) to Net Income/(Loss)			Affected Line Item in the Statements of Income
	December 28, 2019	December 29, 2018	December 30, 2017
Losses/(gains) on net investment hedges:
Foreign exchange contracts(a)	$6	$—	$—	Other expense/(income)
Foreign exchange contracts(b)	1	3	—	Interest expense
Cross-currency contracts(b)	(30)	(13)	—	Interest expense
Losses/(gains) on cash flow hedges:
Foreign exchange contracts(c)	(23)	4	—	Cost of products sold
Foreign exchange contracts(c)	22	(59)	81	Other expense/(income)
Cross-currency contracts(b)	(51)	6	—	Other expense/(income)
Interest rate contracts(d)	4	4	4	Interest expense
Losses/(gains) on hedges before income taxes	(71)	(55)	85
Losses/(gains) on hedges, income taxes	14	4	—
Losses/(gains) on hedges	$(57)	$(51)	$85

Losses/(gains) on postemployment benefits:
Amortization of unrecognized losses/(gains)(e)	$(7)	$2	$1
Amortization of prior service costs/(credits)(e)	(306)	(311)	(328)
Settlement and curtailment losses/(gains)(e)	—	153	(175)
Other losses/(gains) on postemployment benefits	1	—	—
Losses/(gains) on postemployment benefits before income taxes	(312)	(156)	(502)
Losses/(gains) on postemployment benefits, income taxes	78	38	193
Losses/(gains) on postemployment benefits	$(234)	$(118)	$(309)
(a)    Represents the reclassification of hedge losses/(gains) resulting from the complete or substantially complete liquidation of our investment in the underlying foreign operations.
(b)    Represents recognition of the excluded component in net income/(loss).
(c)    Includes amortization of the excluded component and the effective portion of the related hedges.
(d)    Represents amortization of realized hedge losses that were deferred into accumulated other comprehensive income/(losses) through the maturity of the related long-term debt instruments.
(e)     These components are included in the computation of net periodic postemployment benefit costs. See Note 12, Postemployment Benefits, for additional information.
In this note we have excluded activity and balances related to noncontrolling interest due to its insignificance. This activity was primarily related to foreign currency translation adjustments.
Note 15. Venezuela - Foreign Currency and Inflation
We have a subsidiary in Venezuela that manufactures and sells a variety of products, primarily in the condiments and sauces and infant and nutrition categories. We apply highly inflationary accounting to the results of our Venezuelan subsidiary and include these results in our consolidated financial statements. Under highly inflationary accounting, the functional currency of our Venezuelan subsidiary is the U.S. dollar (the reporting currency of Kraft Heinz), although the majority of its transactions are in Venezuelan bolivars. As a result, we must revalue the results of our Venezuelan subsidiary to U.S. dollars.
As of December 28, 2019, companies and individuals are allowed to use an auction-based system at private and public banks to obtain foreign currency. This is the only foreign currency exchange mechanism legally available to us for converting Venezuelan bolivars to U.S. dollars. Published daily by the Banco Central de Venezuela, the exchange rate (“BCV Rate”) is calculated as the weighted average rate of participating banking institutions with active exchange operations. We believe the BCV Rate is the most appropriate legally available rate at which to translate the results of our Venezuelan subsidiary. Therefore, we revalue the income statement using the weighted average BCV Rates, and we revalue the bolivar-denominated monetary assets and liabilities at the period-end BCV Rate. The resulting revaluation gains and losses are recorded in current net income/(loss), rather than accumulated other comprehensive income/(losses). These gains and losses are classified within other expense/(income) as nonmonetary currency devaluation on our consolidated statements of income.

The BCV Rate at December 28, 2019 was BsS45,874.81 per U.S. dollar compared to BsS638.18 at December 29, 2018. The weighted average rate was BsS13,955.68 for 2019, BsS25.06 for 2018, and BsS0.02 for 2017. Remeasurements of the bolivar-denominated monetary assets and liabilities and operating results of our Venezuelan subsidiary at BCV Rates resulted in nonmonetary currency devaluation losses of $10 million in 2019, $146 million in 2018, and $36 million in 2017. These losses were recorded in other expense/(income) in the consolidated statements of income.
Our Venezuelan subsidiary obtains U.S. dollars through private and public bank auctions, royalty payments, and exports. These U.S. dollars are primarily used for purchases of tomato paste and spare parts for manufacturing, as well as a limited amount of other operating costs. As of December 28, 2019, our Venezuelan subsidiary had sufficient U.S. dollars to fund these operational needs in the foreseeable future. However, further deterioration of the economic environment or regulation changes could jeopardize our export business.
In addition to the bank auctions described above, there is an unofficial market for obtaining U.S. dollars with Venezuelan bolivars. The exact exchange rate is widely debated but is generally accepted to be substantially higher than the latest published BCV Rate. We have not transacted at any unofficial market rates and have no plans to transact at unofficial market rates in the foreseeable future.
Our results of operations in Venezuela reflect a controlled subsidiary. However, the continuing economic uncertainty, strict labor laws, and evolving government controls over imports, prices, currency exchange, and payments present a challenging operating environment. Increased restrictions imposed by the Venezuelan government along with further deterioration of the economic environment could impact our ability to control our Venezuelan operations and could lead us to deconsolidate our Venezuelan subsidiary in the future.
Note 16. Financing Arrangements
We enter into various structured payable and product financing arrangements to facilitate supply from our vendors. Balance sheet classification is based on the nature of the arrangements. For certain arrangements, we have concluded that our obligations to our suppliers, including amounts due and scheduled payment terms, are impacted by their participation in the program and therefore we classify amounts outstanding within other current liabilities on our consolidated balance sheets. We had approximately $253 million at December 28, 2019 and approximately $267 million at December 29, 2018 on our consolidated balance sheets related to these arrangements.
We have utilized accounts receivable securitization and factoring programs (the “Programs”) globally for our working capital needs and to provide efficient liquidity. During 2018, we had Programs in place in various countries across the globe. In the second quarter of 2018, we unwound our U.S. securitization program, which represented the majority of our Programs, using proceeds from the issuance of long-term debt in June 2018. As of December 29, 2018, we had unwound all of our Programs. As a result, there were no related amounts on our consolidated balance sheets at December 28, 2019 or December 29, 2018.

We operated the Programs such that we generally utilized the majority of the available aggregate cash consideration limits. We accounted for transfers of receivables pursuant to the Programs as a sale and removed them from our consolidated balance sheets. Under the Programs, we generally received cash consideration up to a certain limit and recorded a non-cash exchange for sold receivables for the remainder of the purchase price. We maintained a “beneficial interest,” or a right to collect cash, in the sold receivables. Cash receipts from the payments on sold receivables (which are cash receipts on the underlying trade receivables that have already been securitized in these Programs) were classified as investing activities and presented as cash receipts on sold receivables on our consolidated statements of cash flows.
Note 17. Commitments and Contingencies
Legal Proceedings
We are involved in legal proceedings, claims, and governmental inquiries, inspections, or investigations (“Legal Matters”) arising in the ordinary course of our business. While we cannot predict with certainty the results of Legal Matters in which we are currently involved or may in the future be involved, we do not expect that the ultimate costs to resolve the Legal Matters that are currently pending will have a material adverse effect on our financial condition, results of operations, or cash flows.

Class Actions and Stockholder Derivative Actions:
We and certain of our current and former officers and directors are currently defendants in three securities class action lawsuits filed in February, March, and April 2019. The first filed action, Hedick v. The Kraft Heinz Company, was filed on February 24, 2019 against the Company and three of its officers (the “Hedick Action”). The second filed action, Iron Workers District Council (Philadelphia and Vicinity) Retirement and Pension Plan v. The Kraft Heinz Company, was filed on March 15, 2019 against, among others, the Company and six of its current and former officers (the “Iron Workers Action”). The third filed action, Timber Hill LLC v. The Kraft Heinz Company, was filed on April 25, 2019 against, among others, the Company and seven of its current and former officers and directors (the “Timber Hill Action”). All of these securities class action lawsuits were filed in the United States District Court for the Northern District of Illinois. Another securities class action lawsuit, Walling v. Kraft Heinz Company, was filed on February 26, 2019 in the United States District Court for the Western District of Pennsylvania against, among others, the Company and six of its current and former officers (the “Walling Action”). Plaintiff in the Walling Action filed a notice of voluntary dismissal of his complaint, without prejudice, on April 26, 2019.
On October 8, 2019, the court entered an order consolidating these lawsuits into one proceeding and appointing lead plaintiffs and lead plaintiffs’ counsel. Lead plaintiffs, Union Asset Management Holding AG and Sjunde AP-Fonden, filed a consolidated amended complaint on January 6, 2020, adding 3G Capital, Inc. and several of its subsidiaries and affiliates (the “3G Entities”) as party defendants. The consolidated amended complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, based on allegedly materially false or misleading statements and omissions in public statements, press releases, investor presentations, earnings calls, and SEC filings regarding the Company’s business, financial results, and internal controls, and further alleges the 3G Entities engaged in insider trading and misappropriated the Company’s material, non-public information. The plaintiffs seek damages in an unspecified amount, attorneys’ fees and other relief.
In addition, our Employee Benefits Administration Board and certain of our current and former officers and employees are currently defendants in one class action lawsuit, Osborne v. Employee Benefits Administration Board of Kraft Heinz, which was filed on March 19, 2019 in the United States District Court for the Western District of Pennsylvania. Plaintiffs in the lawsuit purport to represent a class of current and former employees who were participants in and beneficiaries of various retirement plans which were co-invested in a commingled investment fund known as the Kraft Foods Savings Plan Master Trust (the “Master Trust”) during the period of May 4, 2017 through February 21, 2019. An amended complaint was filed on June 28, 2019. The amended complaint alleges violations of Section 502 of the Employee Retirement Income Security Act (“ERISA”) based on alleged breaches of obligations as fiduciaries subject to ERISA by allowing the Master Trust to continue investing in our common stock, and alleges additional breaches of fiduciary duties by current and former officers for their purported failure to monitor Master Trust fiduciaries. The plaintiffs seek damages in an unspecified amount, attorneys’ fees, and other relief.
Certain of our current and former officers and directors, among others, were also named as defendants in three stockholder derivative actions pending in the United States District Court for the Western District of Pennsylvania: Vladimir Gusinsky Revocable Trust v. Hees filed on May 8, 2019, Silverman v. Behring filed on May 15, 2019, and Green v. Behring filed on May 23, 2019, with the Company named as a nominal defendant. On June 14, 2019, plaintiffs in two other stockholder derivative actions, DeFabiis v. Hees and Kailas v. Hees, which were filed on April 16, 2019 and May 13, 2019, respectively, in the United States District Court for the Western District of Pennsylvania, filed notices of voluntary dismissal of their complaints, without prejudice. The three remaining lawsuits were consolidated, styled as In re Kraft Heinz Shareholder Derivative Litigation, and a consolidated amended complaint was filed on July 31, 2019. The consolidated amended complaint asserts claims under the common law and statutory law of Delaware for alleged breaches of fiduciary duties, unjust enrichment, and contribution for alleged violations of Sections 10(b) and 21D of the Exchange Act and Rule 10b-5 promulgated thereunder, based on allegedly materially false or misleading statements and omissions in public statements and SEC filings, and for implementing cost cutting measures that allegedly damaged the company. The plaintiffs seek damages in an unspecific amount, attorneys’ fees, and other relief.
The two plaintiffs who voluntarily dismissed their derivative lawsuits against certain of the Company’s current and former officers and directors subsequently filed new derivative actions in the Delaware Court of Chancery against the 3G Entities, with the Company named as a nominal defendant. The first action, DeFabiis v 3G Capital, Inc., was filed on June 14, 2019, and the second action, Kailas v. 3G Capital, Inc., was filed on October 9, 2019. The complaints allege that the defendant 3G Entities were controlling shareholders who owed fiduciary duties to the Company, and that they breached those duties by allegedly engaging in insider trading and misappropriating the Company’s material, non-public information. The complaints seek relief against the 3G Entities in the form of disgorgement of all profits obtained from alleged insider trading plus an award of attorneys’ fees and costs.

Six additional derivative lawsuits, Mary Nell Legg Family Trust v. 3G Capital Inc., General Retirement System of the City of Detroit v. Abel, Gilbert v. Behring, Erste Asset Management GMBH v. 3G Capital, Inc., Hill v. Abel, and Police & Fire Retirement System of the City of Detroit v. Hees, were filed on October 29, 2019, December 11, 2019, January 14, 2020, January 21, 2020, January 31, 2020, and February 7, 2020, respectively, in the Delaware Court of Chancery against certain of the Company’s current and former officers and directors, in addition to the 3G Entities, with the Company named as a nominal defendant. The complaints allege that the defendant 3G Entities were controlling shareholders who owed fiduciary duties to the Company, and that they breached those duties by allegedly engaging in insider trading and misappropriating the Company’s material, non-public information. The complaints allege the remaining defendants breached their fiduciary duties to the Company by purportedly making materially misleading statements and omissions regarding the Company’s financial performance and the impairment of its goodwill and intangible assets, and by purportedly approving or allowing the 3G Entities’ alleged insider trading. The complaints seek relief against the defendants in the form of damages, disgorgement of all profits obtained from the alleged insider trading, and an award of attorneys’ fees and costs.
We intend to vigorously defend against these lawsuits; however, we cannot reasonably estimate the potential range of loss, if any, due to the early stage of these proceedings.
United States Government Investigations:
As previously disclosed on February 21, 2019, we received a subpoena in October 2018 from the SEC related to our procurement area, specifically the accounting policies, procedures, and internal controls related to our procurement function, including, but not limited to, agreements, side agreements, and changes or modifications to agreements with our suppliers. Following the receipt of this subpoena, we, together with external counsel and forensic accountants, and subsequently, under the oversight of the Audit Committee, conducted an internal investigation into our procurement area and related matters. The SEC has issued additional subpoenas seeking information related to our financial reporting, internal controls, disclosures, our assessment of goodwill and intangible asset impairments, our communications with certain shareholders, and other procurement-related information and materials in connection with its investigation. The United States Attorney’s Office for the Northern District of Illinois (“USAO”) is also reviewing this matter. We cannot predict the eventual scope, duration or outcome of any potential SEC legal action or other action or whether it could have a material impact on our financial condition, results of operations, or cash flows. We have been responsive to the ongoing subpoenas and other document requests and will continue to cooperate fully with any governmental or regulatory inquiry or investigation.
Other Commitments and Contingencies
Purchase Obligations:
We have purchase obligations for materials, supplies, property, plant and equipment, and co-packing, storage, and distribution services based on projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology, and professional services.
As of December 28, 2019, our take-or-pay purchase obligations were as follows (in millions):

2020	$1,324
2021	590
2022	448
2023	306
2024	187
Thereafter	89
Total	$2,944
Redeemable Noncontrolling Interest:
We have a joint venture with a minority partner to manufacture, package, market, and distribute food products. We control operations and include this business in our consolidated results. Our minority partner has put options that, if it chooses to exercise, would require us to purchase portions of its equity interest at a future date. These put options will become exercisable beginning in 2025 (on the eighth anniversary of the product launch date) at a price to be determined at that time based upon an independent third party valuation. The minority partner’s put options are reflected on our consolidated balance sheets as a redeemable noncontrolling interest. We accrete the redeemable noncontrolling interest to its estimated redemption value over the term of the put options. At December 28, 2019, we estimate the redemption value to be insignificant.

Note 18. Debt
Borrowing Arrangements:
On July 6, 2015, together with Kraft Heinz Foods Company (“KHFC”), our 100% owned operating subsidiary, we entered into a credit agreement (as amended, the “Credit Agreement”), which provides for a $4.0 billion senior unsecured revolving credit facility (the “Senior Credit Facility”). In June 2018, we entered into an agreement that became effective on July 6, 2018 to extend the maturity date of our Senior Credit Facility from July 6, 2021 to July 6, 2023 and to establish a $400 million euro equivalent swing line facility, which is available under the $4.0 billion revolving credit facility limit for short-term loans denominated in euros on a same-day basis.
No amounts were drawn on our Senior Credit Facility at December 28, 2019, at December 29, 2018, or during the years ended December 28, 2019, December 29, 2018, and December 30, 2017.
The Senior Credit Facility includes a $1.0 billion sub-limit for borrowings in alternative currencies (i.e., euro, British pound sterling, Canadian dollars, or other lawful currencies readily available and freely transferable and convertible into U.S. dollars), as well as a letter of credit sub-facility of up to $300 million. Subject to certain conditions, we may increase the amount of revolving commitments and/or add additional tranches of term loans in a combined aggregate amount of up to $1.0 billion.
Any committed borrowings under the Senior Credit Facility bear interest at a variable annual rate based on LIBOR/EURIBOR/CDOR loans or an alternate base rate/Canadian prime rate, in each case subject to an applicable margin based upon the long-term senior unsecured, non-credit enhanced debt rating assigned to us. The borrowings under the Senior Credit Facility have interest rates based on, at our election, base rate, LIBOR, EURIBOR, CDOR, or Canadian prime rate plus a spread ranging from 87.5 to 175 basis points for LIBOR, EURIBOR, and CDOR loans, and 0 to 75 basis points for base rate or Canadian prime rate loans.
The Senior Credit Facility contains representations, warranties, and covenants that are typical for these types of facilities and could upon the occurrence of certain events of default restrict our ability to access our Senior Credit Facility. Our Senior Credit Facility requires us to maintain a minimum shareholders’ equity (excluding accumulated other comprehensive income/(losses)) of at least $35 billion. We were in compliance with this covenant as of December 28, 2019.
The obligations under the Credit Agreement are guaranteed by KHFC in the case of indebtedness and other liabilities of any subsidiary borrower and by Kraft Heinz in the case of indebtedness and other liabilities of any subsidiary borrower and KHFC.
In August 2017, we repaid $600 million aggregate principal amount of our previously outstanding senior unsecured loan facility (the “Term Loan Facility”). Accordingly, there were no amounts outstanding on the Term Loan Facility at December 28, 2019 or December 29, 2018.
We obtain funding through our U.S. and European commercial paper programs. We had no commercial paper outstanding at December 28, 2019 or at December 29, 2018. The maximum amount of commercial paper outstanding during the year ended December 28, 2019 was $200 million.

Long-Term Debt:
The following table summarizes our long-term debt obligations.

	Priority (a)	Maturity Dates	Interest Rates (b)	Carrying Values
				December 28, 2019	December 29, 2018
				(in millions)
U.S. dollar notes:
2025 Notes(c)	Senior Secured Notes	February 15, 2025	4.875%	$971	$1,193
Other U.S. dollar notes(d)(e)	Senior Notes	2020-2049	2.471% - 7.125%	24,127	25,551
Euro notes(d)	Senior Notes	2023-2028	1.500% - 2.250%	2,834	2,899
Canadian dollar notes(f)	Senior Notes	July 6, 2020	3.020%	382	586
British pound sterling notes:
2030 Notes(g)	Senior Secured Notes	February 18, 2030	6.250%	170	165
Other British pound sterling notes(d)	Senior Notes	July 1, 2027	4.125%	519	504
Other long-term debt	Various	2020-2035	0.500% - 5.500%	48	50
Finance lease obligations				187	199
Total long-term debt				29,238	31,147
Current portion of long-term debt				1,022	377
Long-term debt, excluding current portion				$28,216	$30,770
(a)    Priority of debt indicates the order which debt would be paid if all debt obligations were due on the same day. Senior secured debt takes priority over unsecured debt. Senior debt has greater seniority than subordinated debt.
(b)    Floating interest rates are stated as of December 28, 2019.
(c)    The 4.875% Second Lien Senior Secured Notes due February 15, 2025 (the “2025 Notes”) are senior in right of payment of existing and future unsecured and subordinated indebtedness. Kraft Heinz fully and unconditionally guarantees these notes.
(d)    Kraft Heinz fully and unconditionally guarantees these notes, which were issued by KHFC.
(e)    Includes current year issuances (the “2019 Notes”) described below.
(f)    Kraft Heinz fully and unconditionally guarantees these notes, which were issued by Kraft Heinz Canada ULC (formerly Kraft Canada Inc.).
(g)    The 6.250% Pound Sterling Senior Secured Notes due February 18, 2030 (the “2030 Notes”) were issued by H.J. Heinz Finance UK Plc. Kraft Heinz and KHFC fully and unconditionally guarantee the 2030 Notes. This guarantee is secured and senior in right of payment of existing and future unsecured and subordinated indebtedness. Kraft Heinz became guarantor of the 2030 Notes in connection with the 2015 Merger. The 2030 Notes were previously only guaranteed by KHFC.
Our long-term debt contains customary representations, covenants, and events of default. We were in compliance with all such covenants at December 28, 2019.
At December 29, 2018, our long-term debt excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information.
At December 28, 2019, aggregate principal maturities of our long-term debt excluding finance leases were (in millions):

2020	$995
2021	990
2022	2,073
2023	1,678
2024	617
Thereafter	22,460
Tender Offers:
On September 3, 2019, KHFC commenced an offer to purchase for cash any and all of its outstanding 5.375% senior notes due February 2020 (the “First Tender Offer”). The First Tender Offer expired on September 9, 2019 with a settlement date of September 10, 2019. Additionally, on September 11, 2019, KHFC commenced an offer to purchase for cash up to the maximum combined aggregate purchase price of $2.5 billion, excluding accrued and unpaid interest, of its outstanding 3.500% senior notes due June 2022, 3.500% senior notes due July 2022, 4.000% senior notes due June 2023, and 4.875% second lien senior secured notes due February 2025 (the “Second Tender Offer”) (collectively with the First Tender Offer, the “Tender Offers”). The Second Tender Offer settled on September 26, 2019.

The aggregate principal amounts of senior notes and second lien senior secured notes before and after the Tender Offers and the amounts validly tendered pursuant to the Tender Offers were (in millions):

	Aggregate Principal Amount Outstanding Before Tender Offers	Amount Validly Tendered	Aggregate Principal Amount Outstanding After Tender Offers
5.375% senior notes due February 2020	$900	$495	$405
3.500% senior notes due June 2022	2,000	881	1,119
3.500% senior notes due July 2022	1,000	554	446
4.000% senior notes due June 2023	1,600	762	838
4.875% second lien senior secured notes due February 2025	1,200	224	976
In connection with the Tender Offers, we recognized a loss on extinguishment of debt of $88 million. This loss primarily reflects the payment of early tender premiums and fees associated with the Tender Offers as well as the write-off of unamortized debt issuance costs, premiums, and discounts. We recognized this loss on extinguishment of debt within interest expense on the consolidated statement of income. The cash payments related to the debt extinguishment are classified as cash outflows from financing activities on the consolidated statement of cash flows. In 2019, debt prepayment and extinguishment costs per the consolidated statement of cash flows related to the Tender Offers were $91 million, which reflect the $88 million loss on extinguishment of debt adjusted for the non-cash write-off of unamortized premiums of $10 million, unamortized debt issuance costs of $5 million, and unamortized discounts of $2 million.
Debt Redemptions:
Concurrently with the commencement of the First Tender Offer, we issued a notice of redemption by Kraft Heinz Canada ULC, our 100% owned subsidiary, of all of Kraft Heinz Canada ULC’s outstanding 2.700% Canadian dollar senior notes due July 2020, of which 300 million Canadian dollar aggregate principal amount was outstanding, and a notice of partial redemption by KHFC of $800 million of KHFC’s 2.800% senior notes due July 2020, of which $1.5 billion aggregate principal amount was outstanding (the “First Debt Redemptions”). The effective date of the First Debt Redemptions was October 3, 2019.
Concurrently with the commencement of the Second Tender Offer, we issued a second notice of partial redemption providing for the redemption of $500 million aggregate principal amount of KHFC’s remaining 2.800% senior notes due July 2020 (the “Second Debt Redemption”) (collectively with the First Debt Redemptions, the “2019 Debt Redemptions”). The effective date of the Second Debt Redemption was October 11, 2019.
The aggregate principal amounts of senior notes before and after the 2019 Debt Redemptions were (in millions):

	Aggregate Principal Amount Outstanding Before Redemptions	Amount Redeemed	Aggregate Principal Amount Outstanding After Redemptions
2.700% Canadian dollar senior notes due July 2020	$300	$300	$—
2.800% senior notes due July 2020	$1,500	$1,300	$200
In connection with the 2019 Debt Redemptions we recognized a loss on extinguishment of debt of $10 million. This loss primarily reflects the payment of premiums and fees associated with the 2019 Debt Redemptions as well as the write-off of unamortized debt issuance costs. We recognized this loss on extinguishment of debt within interest expense on the consolidated statement of income. The cash payments related to the debt extinguishment are classified as cash outflows from financing activities on the consolidated statement of cash flows. In 2019, debt prepayment and extinguishment costs per the consolidated statement of cash flows related to the 2019 Debt Redemptions were $8 million, which reflect the $10 million loss on extinguishment of debt adjusted for the non-cash write-off of unamortized debt issuance costs of $2 million.
Debt Issuances:
In September 2019, KHFC issued $1.0 billion aggregate principal amount of 3.750% senior notes due April 2030, $500 million aggregate principal amount of 4.625% senior notes due October 2039, and $1.5 billion aggregate principal amount of 4.875% senior notes due October 2049 (collectively, the “2019 Notes”). The 2019 Notes are fully and unconditionally guaranteed by Kraft Heinz as to payment of principal, premium, and interest on a senior unsecured basis. We used the proceeds from the 2019 Notes to fund the Second Tender Offer and to pay fees and expenses in connection therewith and to fund the Second Debt Redemption. A tabular summary of the 2019 Notes is included below.

Aggregate Principal Amount
(in millions)
3.750% senior notes due April 2030	$1,000
4.625% senior notes due October 2039	500
4.875% senior notes due October 2049	1,500
Total senior notes issued	$3,000
In June 2018, KHFC issued $300 million aggregate principal amount of 3.375% senior notes due June 2021, $1.6 billion aggregate principal amount of 4.000% senior notes due June 2023, and $1.1 billion aggregate principal amount of 4.625% senior notes due January 2029 (collectively, the “2018 Notes”). The 2018 Notes are fully and unconditionally guaranteed by Kraft Heinz as to payment of principal, premium, and interest on a senior unsecured basis.
We used approximately $500 million of the proceeds from the 2018 Notes in connection with the wind-down of our U.S. securitization program in the second quarter of 2018. We also used proceeds from the 2018 Notes to refinance a portion of our commercial paper borrowings in the second quarter of 2018, to repay certain notes that matured in July and August 2018, and for other general corporate purposes.
In August 2017, KHFC issued $350 million aggregate principal amount of floating rate senior notes due 2019, $650 million aggregate principal amount of floating rate senior notes due 2021, and $500 million aggregate principal amount of floating rate senior notes due 2022 (collectively, the “2017 Notes”). The 2017 Notes are fully and unconditionally guaranteed by Kraft Heinz as to payment of principal, premium, and interest on a senior unsecured basis.
We used the net proceeds from the 2017 Notes primarily to repay all amounts outstanding under our $600 million Term Loan Facility together with accrued interest thereon, to refinance a portion of our commercial paper programs, and for other general corporate purposes.
Debt Issuance Costs:
Debt issuance costs are reflected as a direct deduction of our long-term debt balance on the consolidated balance sheets. We incurred debt issuance costs of $25 million in 2019 and $15 million in 2018. Debt issuance costs in 2017 were insignificant. Unamortized debt issuance costs were $119 million at December 28, 2019 and $115 million at December 29, 2018. Amortization of debt issuance costs was $15 million in 2019, $16 million in 2018, and $16 million in 2017.
Debt Premium:
Unamortized debt premiums are presented on the consolidated balance sheets as a direct addition to the carrying amount of debt. Unamortized debt premium, net, was $358 million at December 28, 2019 and $430 million at December 29, 2018. Amortization of our debt premium, net, was $34 million in 2019, $65 million in 2018, and $81 million in 2017.
Debt Repayments:
In August 2019, we repaid $350 million aggregate principal amount of senior notes that matured in the period.
In July and August 2018, we repaid $2.7 billion aggregate principal amount of senior notes that matured in the period. We funded these long-term debt repayments primarily with proceeds from the 2018 Notes issued in June 2018.
Additionally, in June 2017, we repaid $2.0 billion aggregate principal amount of senior notes that matured in the period. We funded these long-term debt repayments primarily with cash on hand and our commercial paper programs.
Fair Value of Debt:
At December 28, 2019, the aggregate fair value of our total debt was $31.1 billion as compared with a carrying value of $29.2 billion. At December 29, 2018, the aggregate fair value of our total debt was $30.1 billion as compared with a carrying value of $31.2 billion. Our short-term debt and commercial paper had carrying values that approximated their fair values at December 28, 2019 and December 29, 2018. We determined the fair value of our long-term debt using Level 2 inputs. Fair values are generally estimated based on quoted market prices for identical or similar instruments.

Subsequent Event:
We repaid approximately $405 million aggregate principal amount of senior notes on February 10, 2020.

Note 19. Leases
We have operating and finance leases, primarily for warehouse, production, and office facilities and equipment. Our lease contracts have remaining contractual lease terms of up to 14 years, some of which include options to extend the term by up to 10 years. We include renewal options that are reasonably certain to be exercised as part of the lease term. Additionally, some lease contracts include termination options. We do not expect to exercise the majority of our termination options and generally exclude such options when determining the term of our leases. See Note 2, Significant Accounting Policies, for our lease accounting policy.
The components of our lease costs were (in millions):

December 28, 2019
Operating lease costs	$191
Finance lease costs:
Amortization of right-of-use assets	27
Interest on lease liabilities	6
Short-term lease costs	13
Variable lease costs	1,270
Sublease income	(14)
Total lease costs	$1,493
Our variable lease costs primarily consist of inventory related costs, such as materials, labor, and overhead components in our manufacturing and distribution arrangements that also contain a fixed component related to an embedded lease. These variable lease costs are determined based on usage or output or may vary for other reasons such as changes in material prices, taxes, or insurance. Certain of our variable lease costs are based on fluctuating indices or rates. These leases are included in our ROU assets and lease liabilities based on the index or rate at the lease commencement date. The future variability in these indices and rates is unknown; therefore, it is excluded from our future minimum lease payments and is not a component of our ROU assets or lease liabilities.
Losses/(gains) on sale and leaseback transactions, net, were insignificant for 2019.
Supplemental balance sheet information related to our leases was (in millions, except lease term and discount rate):

	December 28, 2019
	Operating Leases	Finance Leases
Right-of-use assets	$542	$185
Lease liabilities (current)	147	28
Lease liabilities (non-current)	454	158

Weighted average remaining lease term	6 years	9 years
Weighted average discount rate	4.0%	3.4%

Operating lease ROU assets are included in other non-current assets and finance lease ROU assets are included in property, plant and equipment, net, on our consolidated balance sheets. The current portion of operating lease liabilities is included in other current liabilities, and the current portion of finance lease liabilities is included in the current portion of long-term debt on our consolidated balance sheets. The non-current portion of operating lease liabilities is included in other non-current liabilities, and the non-current portion of finance lease liabilities is included in long-term debt on our consolidated balance sheets. At December 28, 2019, operating lease ROU assets, the current portion of operating lease liabilities, and the non-current portion of operating lease liabilities excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information.

Cash flows arising from lease transactions were (in millions):

December 28, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash inflows/(outflows) from operating leases	$(196)
Operating cash inflows/(outflows) from finance leases	(6)
Financing cash inflows/(outflows) from finance leases	(28)
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	42
Finance leases	12
Future minimum lease payments for leases in effect at December 28, 2019 were (in millions):

	Operating Leases	Finance Leases
2020	$168	$33
2021	131	74
2022	96	22
2023	69	10
2024	53	7
Thereafter	167	80
Total future undiscounted lease payments	684	226
Less imputed interest	(83)	(40)
Total lease liability	$601	$186
Minimum rental commitments under non-cancelable operating leases in effect at December 29, 2018 under the previous lease standard, ASC 840, were (in millions):

2019	$185
2020	137
2021	105
2022	70
2023	49
Thereafter	148
Total	$694
At December 28, 2019, our operating and finance leases that had not yet commenced were insignificant.
Note 20. Capital Stock
Common Stock
Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of up to 5.0 billion shares of common stock.
Shares of common stock issued, in treasury, and outstanding were (in millions of shares):

	Shares Issued	Treasury Shares	Shares Outstanding
Balance at December 31, 2016	1,219	(2)	1,217
Exercise of stock options, issuance of other stock awards, and other	2	—	2
Balance at December 30, 2017	1,221	(2)	1,219
Exercise of stock options, issuance of other stock awards, and other	3	(2)	1
Balance at December 29, 2018	1,224	(4)	1,220
Exercise of stock options, issuance of other stock awards, and other	—	1	1
Balance at December 28, 2019	1,224	(3)	1,221

Note 21. Earnings Per Share
Our earnings per common share (“EPS”) were:

	December 28, 2019	December 29, 2018	December 30, 2017
	(in millions, except per share data)
Basic Earnings Per Common Share:
Net income/(loss) attributable to common shareholders	$1,935	$(10,192)	$10,941
Weighted average shares of common stock outstanding	1,221	1,219	1,218
Net earnings/(loss)	$1.59	$(8.36)	$8.98
Diluted Earnings Per Common Share:
Net income/(loss) attributable to common shareholders	$1,935	$(10,192)	$10,941
Weighted average shares of common stock outstanding	1,221	1,219	1,218
Effect of dilutive equity awards	3	—	10
Weighted average shares of common stock outstanding, including dilutive effect	1,224	1,219	1,228
Net earnings/(loss)	$1.58	$(8.36)	$8.91
We use the treasury stock method to calculate the dilutive effect of outstanding equity awards in the denominator for diluted EPS. We had net losses attributable to common shareholders in 2018. Therefore, we excluded the dilutive effects of equity awards in 2018 as their inclusion would have had an anti-dilutive effect on EPS. Anti-dilutive shares were 10 million in 2019, 13 million in 2018, and 2 million in 2017.
Note 22. Segment Reporting
Management evaluates segment performance based on several factors, including net sales and Segment Adjusted EBITDA. Segment Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding integration and restructuring expenses); in addition to these adjustments, we exclude, when they occur, the impacts of integration and restructuring expenses, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and equity award compensation expense (excluding integration and restructuring expenses). Segment Adjusted EBITDA is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations. Management uses Segment Adjusted EBITDA to evaluate segment performance and allocate resources.
Management does not use assets by segment to evaluate performance or allocate resources. Therefore, we do not disclose assets by segment.
Net sales by segment were (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Net sales:
United States	$17,844	$18,218	$18,324
International	5,251	5,877	5,575
Canada	1,882	2,173	2,177
Total net sales	$24,977	$26,268	$26,076

Segment Adjusted EBITDA was (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Segment Adjusted EBITDA:
United States	$4,829	$5,242	$5,898
International	1,004	1,335	1,238
Canada	487	608	636
General corporate expenses	(256)	(161)	(108)
Depreciation and amortization (excluding integration and restructuring expenses)	(985)	(919)	(907)
Integration and restructuring expenses	(102)	(297)	(583)
Deal costs	(19)	(23)	—
Unrealized gains/(losses) on commodity hedges	57	(21)	(19)
Impairment losses	(1,899)	(15,936)	(49)
Equity award compensation expense (excluding integration and restructuring expenses)	(46)	(33)	(49)
Operating income	3,070	(10,205)	6,057
Interest expense	1,361	1,284	1,234
Other expense/(income)	(952)	(168)	(627)
Income/(loss) before income taxes	$2,661	$(11,321)	$5,450

Total depreciation and amortization expense by segment was (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Depreciation and amortization expense:
United States	$609	$626	$658
International	231	221	197
Canada	35	39	48
General corporate expenses	119	97	128
Total depreciation and amortization expense	$994	$983	$1,031
Total capital expenditures by segment were (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Capital expenditures:
United States	$393	$388	$764
International	283	360	311
Canada	27	21	42
General corporate expenses	65	57	77
Total capital expenditures	$768	$826	$1,194

Net sales by product category were (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Condiments and sauces	$6,406	$6,752	$6,429
Cheese and dairy	4,890	5,287	5,409
Ambient foods	2,475	2,576	2,564
Meats and seafood	2,406	2,505	2,567
Frozen and chilled foods	2,371	2,548	2,578
Refreshment beverages	1,504	1,507	1,506
Coffee	1,271	1,438	1,422
Infant and nutrition	512	756	755
Desserts, toppings and baking	1,032	1,038	1,033
Nuts and salted snacks	966	967	970
Other	1,144	894	843
Total net sales	$24,977	$26,268	$26,076
Concentration of Risk:
Our largest customer, Walmart Inc., represented approximately 21% of our net sales in 2019, 2018, and 2017. All of our segments have sales to Walmart Inc.
Geographic Financial Information:
We had significant sales in the United States, Canada, and the United Kingdom. Our net sales by geography were (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Net sales:
United States	$17,844	$18,218	$18,324
Canada	1,882	2,173	2,177
United Kingdom	1,007	1,071	1,018
Other	4,244	4,806	4,557
Total net sales	$24,977	$26,268	$26,076
We had significant long-lived assets in the United States. Long-lived assets are comprised of property, plant and equipment, net of related accumulated depreciation. Our long-lived assets by geography were (in millions):

	December 28, 2019	December 29, 2018
Long-lived assets:
United States	$5,004	$5,103
Other	2,051	1,975
Total long-lived assets	$7,055	$7,078
At December 28, 2019 and December 29, 2018, long-lived assets by geography excluded amounts classified as held for sale. See Note 4, Acquisitions and Divestitures, for additional information.

Note 23. Other Financial Data
Consolidated Statements of Income Information
Other expense/(income)
Other expense/(income) consists of the following (in millions):

	December 28, 2019	December 29, 2018	December 30, 2017
Amortization of prior service costs/(credits)	$(306)	$(311)	$(328)
Net pension and postretirement non-service cost/(benefit)(a)	(172)	(40)	(308)
Loss/(gain) on sale of business	(420)	15	—
Interest income	(36)	(35)	(43)
Foreign exchange loss/(gain)	10	166	13
Other miscellaneous expense/(income)	(28)	37	39
Other expense/(income)	$(952)	$(168)	$(627)
(a)    Excludes amortization of prior service costs/(credits).
We present all non-service cost components of net pension cost/(benefit) and net postretirement cost/(benefit) within other expense/(income) on our consolidated statements of income. See Note 12, Postemployment Benefits, for additional information on these components, including any curtailments and settlements, as well as information on our prior service credit amortization. See Note 4, Acquisitions and Divestitures, for additional information related to our loss/(gain) on sale of business. See Note 15, Venezuela - Foreign Currency and Inflation, for information related to our nonmonetary currency devaluation losses. See Note 13, Financial Instruments, for information related to our derivative impacts.
Other expense/(income) was $952 million of income in 2019 compared to $168 million of income in 2018. This increase was primarily driven by a $420 million net gain on sales of businesses in 2019 compared to a $15 million loss on sale of business in 2018, a $162 million non-cash settlement charge in the prior year related to the wind-up of our Canadian salaried and Canadian hourly defined benefit pension plans, and a $136 million decrease in nonmonetary currency devaluation losses related to our Venezuelan operations as compared to the prior year period. The increase also reflects a $28 million gain related to the excluded component on our cross-currency contracts designated as cash flow hedges as compared to the prior period gain of $1 million.
Other expense/(income) was $168 million of income in 2018 compared to $627 million of income in 2017. This decrease was primarily due to a $162 million non-cash settlement charge in 2018 related to the wind-up of our Canadian salaried and Canadian hourly defined benefit pension plans compared to a $177 million non-cash curtailment gain from postretirement plan remeasurements in 2017. This decrease was also driven by a $110 million increase in nonmonetary currency devaluation losses related to our Venezuelan operations. There was also a $15 million loss on sale of business in 2018.
Note 24. Quarterly Financial Data (Unaudited)
Our quarterly financial data for 2019 and 2018 is summarized as follows:

	2019 Quarters
	Fourth	Third	Second	First
	(in millions, except per share data)
Net sales	$6,536	$6,076	$6,406	$5,959
Gross profit	2,107	1,947	2,082	2,011
Net income/(loss)	183	898	448	404
Net income/(loss) attributable to common shareholders	182	899	449	405
Per share data applicable to common shareholders:
Basic earnings/(loss)	0.15	0.74	0.37	0.33
Diluted earnings/(loss)	0.15	0.74	0.37	0.33

	2018 Quarters
	Fourth	Third	Second	First
	(in millions, except per share data)
Net sales	$6,891	$6,383	$6,690	$6,304
Gross profit	2,216	2,094	2,347	2,264
Net income/(loss)	(12,628)	618	753	1,003
Net income/(loss) attributable to common shareholders	(12,568)	619	754	1,003
Per share data applicable to common shareholders:
Basic earnings/(loss)	(10.30)	0.51	0.62	0.82
Diluted earnings/(loss)	(10.30)	0.50	0.62	0.82
Note 25. Supplemental Guarantor Information
Kraft Heinz fully and unconditionally guarantees the notes issued by our 100% owned operating subsidiary, Kraft Heinz Foods Company. See Note 18, Debt, for additional descriptions of these guarantees. None of our other subsidiaries guarantee such notes.
Set forth below are the condensed consolidating financial statements presenting the results of operations, financial position, and cash flows of Kraft Heinz (as parent guarantor), Kraft Heinz Foods Company (as subsidiary issuer of the notes), and the non-guarantor subsidiaries on a combined basis and eliminations necessary to arrive at the total reported information on a consolidated basis. This condensed consolidating financial information has been prepared and presented pursuant to the SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered.” This information is not intended to present the financial position, results of operations, and cash flows of the individual companies or groups of companies in accordance with U.S. GAAP. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the parent guarantor, subsidiary issuer, and the non-guarantor subsidiaries.

The Kraft Heinz Company
Condensed Consolidating Statements of Income
For the Year Ended December 28, 2019
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$16,852	$8,588	$(463)	$24,977
Cost of products sold	—	11,042	6,251	(463)	16,830
Gross profit	—	5,810	2,337	—	8,147
Selling, general and administrative expenses, excluding impairment losses	—	798	2,380	—	3,178
Goodwill impairment losses	—	—	1,197	—	1,197
Intangible asset impairment losses	—	—	702	—	702
Selling, general and administrative expenses	—	798	4,279	—	5,077
Intercompany service fees and other recharges	—	3,377	(3,377)	—	—
Operating income/(loss)	—	1,635	1,435	—	3,070
Interest expense	—	1,283	78	—	1,361
Other expense/(income)	—	(128)	(824)	—	(952)
Income/(loss) before income taxes	—	480	2,181	—	2,661
Provision for/(benefit from) income taxes	—	1	727	—	728
Equity in earnings/(losses) of subsidiaries	1,935	1,456	—	(3,391)	—
Net income/(loss)	1,935	1,935	1,454	(3,391)	1,933
Net income/(loss) attributable to noncontrolling interest	—	—	(2)	—	(2)
Net income/(loss) excluding noncontrolling interest	$1,935	$1,935	$1,456	$(3,391)	$1,935

Comprehensive income/(loss) excluding noncontrolling interest	$1,856	$1,856	$1,379	$(3,235)	$1,856

The Kraft Heinz Company
Condensed Consolidating Statements of Income
For the Year Ended December 29, 2018
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$17,317	$9,481	$(530)	$26,268
Cost of products sold	—	11,290	6,587	(530)	17,347
Gross profit	—	6,027	2,894	—	8,921
Selling, general and administrative expenses, excluding impairment losses	—	803	2,387	—	3,190
Goodwill impairment losses	—	—	7,008	—	7,008
Intangible asset impairment losses	—	—	8,928	—	8,928
Selling, general and administrative expenses	—	803	18,323	—	19,126
Intercompany service fees and other recharges	—	3,865	(3,865)	—	—
Operating income/(loss)	—	1,359	(11,564)	—	(10,205)
Interest expense	—	1,212	72	—	1,284
Other expense/(income)	—	(359)	191	—	(168)
Income/(loss) before income taxes	—	506	(11,827)	—	(11,321)
Provision for/(benefit from) income taxes	—	112	(1,179)	—	(1,067)
Equity in earnings/(losses) of subsidiaries	(10,192)	(10,586)	—	20,778	—
Net income/(loss)	(10,192)	(10,192)	(10,648)	20,778	(10,254)
Net income/(loss) attributable to noncontrolling interest	—	—	(62)	—	(62)
Net income/(loss) excluding noncontrolling interest	$(10,192)	$(10,192)	$(10,586)	$20,778	$(10,192)

Comprehensive income/(loss) excluding noncontrolling interest	$(11,081)	$(11,081)	$(11,550)	$22,631	$(11,081)

The Kraft Heinz Company
Condensed Consolidating Statements of Income
For the Year Ended December 30, 2017
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$17,397	$9,247	$(568)	$26,076
Cost of products sold	—	11,147	6,464	(568)	17,043
Gross profit	—	6,250	2,783	—	9,033
Selling, general and administrative expenses, excluding impairment losses	—	695	2,232	—	2,927
Goodwill impairment losses	—	—	—	—	—
Intangible asset impairment losses	—	—	49	—	49
Selling, general and administrative expenses	—	695	2,281	—	2,976
Intercompany service fees and other recharges	—	4,307	(4,307)	—	—
Operating income/(loss)	—	1,248	4,809	—	6,057
Interest expense	—	1,189	45	—	1,234
Other expense/(income)	—	(535)	(92)	—	(627)
Income/(loss) before income taxes	—	594	4,856	—	5,450
Provision for/(benefit from) income taxes	—	(243)	(5,239)	—	(5,482)
Equity in earnings/(losses) of subsidiaries	10,941	10,104	—	(21,045)	—
Net income/(loss)	10,941	10,941	10,095	(21,045)	10,932
Net income/(loss) attributable to noncontrolling interest	—	—	(9)	—	(9)
Net income/(loss) excluding noncontrolling interest	$10,941	$10,941	$10,104	$(21,045)	$10,941

Comprehensive income/(loss) excluding noncontrolling interest	$11,516	$11,516	$7,711	$(19,227)	$11,516

The Kraft Heinz Company
Condensed Consolidating Balance Sheets
As of December 28, 2019
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$1,404	$875	$—	$2,279
Trade receivables, net	—	836	1,137	—	1,973
Receivables due from affiliates	—	633	793	(1,426)	—
Income taxes receivable	—	714	160	(701)	173
Inventories	—	1,832	889	—	2,721
Short-term lending due from affiliates	—	1,399	4,645	(6,044)	—
Prepaid expenses	—	193	191	—	384
Other current assets	—	269	176	—	445
Assets held for sale	—	13	109	—	122
Total current assets	—	7,293	8,975	(8,171)	8,097
Property, plant and equipment, net	—	4,420	2,635	—	7,055
Goodwill	—	11,066	24,480	—	35,546
Investments in subsidiaries	51,623	66,492	—	(118,115)	—
Intangible assets, net	—	2,860	45,792	—	48,652
Long-term lending due from affiliates	—	207	2,000	(2,207)	—
Other non-current assets	—	850	1,250	—	2,100
TOTAL ASSETS	$51,623	$93,188	$85,132	$(128,493)	$101,450
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$—	$5	$1	$—	$6
Current portion of long-term debt	—	626	396	—	1,022
Short-term lending due to affiliates	—	4,645	1,399	(6,044)	—
Trade payables	—	2,445	1,558	—	4,003
Payables due to affiliates	—	793	633	(1,426)	—
Accrued marketing	—	249	398	—	647
Interest payable	—	372	12	—	384
Other current liabilities	—	266	2,239	(701)	1,804
Liabilities held for sale	—	—	9	—	9
Total current liabilities	—	9,401	6,645	(8,171)	7,875
Long-term debt	—	27,912	304	—	28,216
Long-term borrowings due to affiliates	—	2,000	207	(2,207)	—
Deferred income taxes	—	1,307	10,571	—	11,878
Accrued postemployment costs	—	34	239	—	273
Other non-current liabilities	—	911	548	—	1,459
TOTAL LIABILITIES	—	41,565	18,514	(10,378)	49,701
Redeemable noncontrolling interest	—	—	—	—	—
Total shareholders’ equity	51,623	51,623	66,492	(118,115)	51,623
Noncontrolling interest	—	—	126	—	126
TOTAL EQUITY	51,623	51,623	66,618	(118,115)	51,749
TOTAL LIABILITIES AND EQUITY	$51,623	$93,188	$85,132	$(128,493)	$101,450

The Kraft Heinz Company
Condensed Consolidating Balance Sheets
As of December 29, 2018
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$202	$928	$—	$1,130
Trade receivables, net	—	933	1,196	—	2,129
Receivables due from affiliates	—	870	341	(1,211)	—
Income taxes receivable	—	701	9	(558)	152
Inventories	—	1,783	884	—	2,667
Short-term lending due from affiliates	—	1,787	3,753	(5,540)	—
Prepaid expenses	—	198	202	—	400
Other current assets	—	776	445	—	1,221
Assets held for sale	—	75	1,301	—	1,376
Total current assets	—	7,325	9,059	(7,309)	9,075
Property, plant and equipment, net	—	4,524	2,554	—	7,078
Goodwill	—	11,067	25,436	—	36,503
Investments in subsidiaries	51,657	67,867	—	(119,524)	—
Intangible assets, net	—	3,010	46,458	—	49,468
Long-term lending due from affiliates	—	—	2,000	(2,000)	—
Other non-current assets	—	316	1,021	—	1,337
TOTAL ASSETS	$51,657	$94,109	$86,528	$(128,833)	$103,461
LIABILITIES AND EQUITY
Commercial paper and other short-term debt	$—	$—	$21	$—	$21
Current portion of long-term debt	—	363	14	—	377
Short-term lending due to affiliates	—	3,753	1,787	(5,540)	—
Trade payables	—	2,563	1,590	—	4,153
Payables due to affiliates	—	341	870	(1,211)	—
Accrued marketing	—	282	440	—	722
Interest payable	—	394	14	—	408
Other current liabilities	—	888	1,437	(558)	1,767
Liabilities held for sale	—	—	55	—	55
Total current liabilities	—	8,584	6,228	(7,309)	7,503
Long-term debt	—	29,872	898	—	30,770
Long-term borrowings due to affiliates	—	2,000	12	(2,012)	—
Deferred income taxes	—	1,314	10,888	—	12,202
Accrued postemployment costs	—	89	217	—	306
Other non-current liabilities	—	593	309	—	902
TOTAL LIABILITIES	—	42,452	18,552	(9,321)	51,683
Redeemable noncontrolling interest	—	—	3	—	3
Total shareholders’ equity	51,657	51,657	67,855	(119,512)	51,657
Noncontrolling interest	—	—	118	—	118
TOTAL EQUITY	51,657	51,657	67,973	(119,512)	51,775
TOTAL LIABILITIES AND EQUITY	$51,657	$94,109	$86,528	$(128,833)	$103,461

The Kraft Heinz Company
Condensed Consolidating Statements of Cash Flows
For the Year Ended December 28, 2019
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by/(used for) operating activities	$1,953	$3,308	$244	$(1,953)	$3,552
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	—	(365)	(403)	—	(768)
Payments to acquire business, net of cash acquired	—	(199)	—	—	(199)
Net proceeds from/(payments on) intercompany lending activities	—	2,248	723	(2,971)	—
Additional investments in subsidiaries	(20)	(51)	—	71	—
Proceeds from net investment hedges	—	604	(14)	—	590
Proceeds from sale of business, net of cash disposed	—	—	1,875	—	1,875
Other investing activities, net	—	52	(39)	—	13
Net cash provided by/(used for) investing activities	(20)	2,289	2,142	(2,900)	1,511
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long-term debt	—	(4,568)	(227)	—	(4,795)
Proceeds from issuance of long-term debt	—	2,969	(2)	—	2,967
Debt prepayment and extinguishment costs	—	(99)	—	—	(99)
Proceeds from issuance of commercial paper	—	557	—	—	557
Repayments of commercial paper	—	(557)	—	—	(557)
Net proceeds from/(payments on) intercompany borrowing activities	—	(723)	(2,248)	2,971	—
Dividends paid	(1,953)	(1,953)	—	1,953	(1,953)
Other intercompany capital stock transactions	—	20	51	(71)	—
Other financing activities, net	20	(41)	(12)	—	(33)
Net cash provided by/(used for) financing activities	(1,933)	(4,395)	(2,438)	4,853	(3,913)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	—	—	(6)	—	(6)
Cash, cash equivalents, and restricted cash:
Net increase/(decrease)	—	1,202	(58)	—	1,144
Balance at beginning of period	—	202	934	—	1,136
Balance at end of period	$—	$1,404	$876	$—	$2,280

The Kraft Heinz Company
Condensed Consolidating Statements of Cash Flows
For the Year Ended December 29, 2018
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by/(used for) operating activities	$3,183	$1,928	$656	$(3,193)	$2,574
CASH FLOWS FROM INVESTING ACTIVITIES
Cash receipts on sold receivables	—	—	1,296	—	1,296
Capital expenditures	—	(339)	(487)	—	(826)
Payments to acquire business, net of cash acquired	—	(245)	(3)	—	(248)
Net proceeds from/(payments on) intercompany lending activities	—	1,626	206	(1,832)	—
Additional investments in subsidiaries	—	(41)	—	41	—
Proceeds from net investment hedges	—	24	—	—	24
Return of capital	7	—	—	(7)	—
Proceeds from sale of business, net of cash disposed	—	—	18	—	18
Other investing activities, net	—	7	17	—	24
Net cash provided by/(used for) investing activities	7	1,032	1,047	(1,798)	288
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long-term debt	—	(2,550)	(163)	—	(2,713)
Proceeds from issuance of long-term debt	—	2,990	—	—	2,990
Proceeds from issuance of commercial paper	—	2,784	—	—	2,784
Repayments of commercial paper	—	(3,213)	—	—	(3,213)
Net proceeds from/(payments on) intercompany borrowing activities	—	(206)	(1,626)	1,832	—
Dividends paid	(3,183)	(3,183)	(10)	3,193	(3,183)
Other intercompany capital stock transactions	—	(7)	41	(34)	—
Other financing activities, net	(7)	(17)	(4)	—	(28)
Net cash provided by/(used for) financing activities	(3,190)	(3,402)	(1,762)	4,991	(3,363)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	—	—	(132)	—	(132)
Cash, cash equivalents, and restricted cash:
Net increase/(decrease)	—	(442)	(191)	—	(633)
Balance at beginning of period	—	644	1,125	—	1,769
Balance at end of period	$—	$202	$934	$—	$1,136

The Kraft Heinz Company
Condensed Consolidating Statements of Cash Flows
For the Year Ended December 30, 2017
(in millions)

	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by/(used for) operating activities	$2,888	$1,497	$(996)	$(2,888)	$501
CASH FLOWS FROM INVESTING ACTIVITIES
Cash receipts on sold receivables	—	—	2,286	—	2,286
Capital expenditures	—	(757)	(437)	—	(1,194)
Net proceeds from/(payments on) intercompany lending activities	—	641	(542)	(99)	—
Additional investments in subsidiaries	(21)	—	—	21	—
Proceeds from net investment hedges	—	6	—	—	6
Other investing activities, net	—	56	23	—	79
Net cash provided by/(used for) investing activities	(21)	(54)	1,330	(78)	1,177
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long-term debt	—	(2,628)	(13)	—	(2,641)
Proceeds from issuance of long-term debt	—	1,496	—	—	1,496
Proceeds from issuance of commercial paper	—	6,043	—	—	6,043
Repayments of commercial paper	—	(6,249)	—	—	(6,249)
Net proceeds from/(payments on) intercompany borrowing activities	—	542	(641)	99	—
Dividends paid-common stock	(2,888)	(2,888)	—	2,888	(2,888)
Other intercompany capital stock transactions	—	21	—	(21)	—
Other financing activities, net	21	(5)	2	—	18
Net cash provided by/(used for) financing activities	(2,867)	(3,668)	(652)	2,966	(4,221)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	—	—	57	—	57
Cash, cash equivalents, and restricted cash:
Net increase/(decrease)	—	(2,225)	(261)	—	(2,486)
Balance at beginning of period	—	2,869	1,386	—	4,255
Balance at end of period	$—	$644	$1,125	$—	$1,769

The following tables provide a reconciliation of cash and cash equivalents, as reported on our condensed consolidating balance sheets, to cash, cash equivalents, and restricted cash, as reported on our condensed consolidating statements of cash flows (in millions):

	December 28, 2019
	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$1,404	$875	$—	$2,279
Restricted cash included in other current assets	—	—	1	—	1
Restricted cash included in other non-current assets	—	—	—	—	—
Cash, cash equivalents, and restricted cash	$—	$1,404	$876	$—	$2,280

	December 29, 2018
	Parent Guarantor	Subsidiary Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$202	$928	$—	$1,130
Restricted cash included in other current assets	—	—	1	—	1
Restricted cash included in other non-current assets	—	—	5	—	5
Cash, cash equivalents, and restricted cash	$—	$202	$934	$—	$1,136